As filed with the Securities and Exchange Commission on April 6, 2005
Registration No. 333-122145

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

COMMERCIAL NET LEASE REALTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	6798	56-1431377
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

450 South Orange Avenue, Suite 900

Orlando, Florida 32801
Telephone: (407) 265-7348
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kevin B. Habicht

Chief Financial Officer
Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801
Telephone: (407) 265-7348

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Jeffrey B. Grill Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington D.C. 20037-1128 (202) 663-8000	Arthur F. Owens Dickinson, Mackaman, Tyler & Hagen, P.C. 1600 Hub Tower, 699 Walnut Street Des Moines, IA 50309 (515) 246-4515

        Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NATIONAL PROPERTIES CORPORATION

4500 Merle Hay Road
Des Moines, Iowa 50310

NOTICE OF SPECIAL MEETING TO BE HELD ON

                        , 2005

To the Shareholders of National Properties Corporation:

      We will hold a special meeting of shareholders on                      , 2005,       a.m., local time, at 4500 Merle Hay Road, Des Moines, Iowa, for the following purposes:

1. to approve an Agreement and Plan of Merger, dated as of January 14, 2005, pursuant to which National Properties Corporation, an Iowa corporation, will merge with and into NAPE Acquisition, Inc., a Maryland corporation and a wholly owned direct subsidiary of Commercial Net Lease Realty, Inc., a Maryland corporation; and

2. to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      The proposal is more fully described in the accompanying proxy statement-prospectus and appendices that are part of this notice.

      During the special meeting, management of National Properties Corporation will make a presentation concerning the merger. A discussion period is planned so that shareholders will have an opportunity to ask questions and make comments. Representatives of Commercial Net Lease Realty will be present at the special meeting and will be available to respond to appropriate questions.

      The board of directors has fixed the close of business on                         , 2005 as the record date for the determination of shareholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Only shareholders of record as of                       , 2005 will be entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A list of shareholders of record as of                       , 2005 will be available for inspection at our offices at 4500 Merle Hay Road, Des Moines, Iowa 50310 at least ten days prior to the special meeting.

      National Properties Corporation’s board of directors and management welcome your attendance at the special meeting. Whether or not you plan to attend the special meeting, we request that you complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. Your proxy will not affect your right to vote in person if you attend the special meeting. You can revoke your proxy at the special meeting as described under the caption “THE SPECIAL MEETING — Proxies; Proxy Solicitation” on page 15 of the accompanying proxy statement-prospectus. Simply attending the special meeting, however, will not revoke your proxy. Failure to return a properly executed proxy card or to vote in person at the special meeting will have the same effect as a vote against the merger.

      We have concluded that under Division XIII, Part B of the Iowa Business Corporation Act you have the right to assert appraisal rights, and to receive the fair value in cash, for your shares, if you do not vote for the merger and fulfill certain other requirements specified in the Iowa Business Corporation Act. For your reference, a copy of Division XIII, Part B of the Iowa Business Corporation Act is attached as Appendix D to the accompanying proxy statement-prospectus.

NATIONAL PROPERTIES CORPORATION’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE
THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
ENCLOSED RETURN ENVELOPE.

Sincerely,

Kristine M. Fasano
Secretary

                    , 2005

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2005

NATIONAL PROPERTIES CORPORATION

PROPOSED MERGER — YOUR VOTE IS IMPORTANT

        The board of directors of National Properties Corporation, which we refer to as NAPE, has approved and adopted a merger agreement that provides for the merger of NAPE with and into NAPE Acquisition, Inc., a wholly owned direct subsidiary of Commercial Net Lease Realty, Inc., which we refer to as NNN. Pursuant to the terms of the merger agreement, the separate corporate existence of NAPE will terminate if the merger is consummated.

      We are furnishing this proxy statement-prospectus in connection with our solicitation of proxies for use at a special meeting of shareholders to be held on                      , 2005,       a.m., local time, at 4500 Merle Hay Road, Des Moines, Iowa 50310, and any adjournments or postponements of the special meeting. Iowa law requires NAPE to obtain shareholder approval of the merger by an affirmative vote of a majority of the outstanding shares of NAPE common stock entitled to vote on the merger.

      At the effective time of the merger, each issued and outstanding share of NAPE common stock will be converted into the right to receive four shares of common stock of NNN. Based on the price per share of NNN common stock immediately prior to the execution of the merger agreement on January 14, 2005, each share of NAPE common stock would be entitled to receive $76.28 of NNN common stock. The shares of NNN common stock to be issued in the merger will be listed on the New York Stock Exchange and will trade under the ticker symbol “NNN.” In addition, as a condition to NNN’s obligation to consummate the merger, NAPE must pay a dividend of $20.8 million to its shareholders, which represents approximately $50.84 per share of NAPE common stock.

      After careful consideration, NAPE’s board of directors has determined that the merger is in your best interest, and the board recommends on behalf of NAPE that you vote in favor of the merger.

      This proxy statement-prospectus provides you with detailed information about the proposed merger. You also can get information from publicly available documents filed by NAPE and NNN with the Securities and Exchange Commission.

       We encourage you to read this entire document carefully and in its entirety, including the section entitled “Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

Proxy statement-prospectus dated                    , 2005 and first mailed to shareholders on                     , 2005.

Page

COMPARISON OF STOCKHOLDER RIGHTS	46
RESTRICTIONS ON RESALES BY AFFILIATES	53
APPRAISAL RIGHTS	54
LEGAL MATTERS	56
EXPERTS	56
WHERE YOU CAN FIND MORE INFORMATION	56
SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETINGS	57
OTHER MATTERS	58
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	58
Appendix A — Agreement and Plan of Merger
Appendix B — Shareholders’ Agreement and Irrevocable Proxy
Appendix C — Fairness Opinion of Houlihan Lokey Howard & Zukin
Appendix D — Division XIII, Part B of the Iowa Business Corporation Act

      The Annual Report on Form 10-K for the year ended December 31, 2004 for NAPE is being delivered separately with this proxy statement-prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	WHAT AM I VOTING ON?

A.	You are being asked to vote on the adoption of a merger agreement among NNN, NAPE Acquisition, Inc., a wholly owned direct subsidiary of NNN, NAPE and Raymond Di Paglia, as a result of which NAPE will merge into NAPE Acquisition, the separate corporate existence of NAPE will cease, and NAPE Acquisition will be the surviving corporation.

Q.	WHAT WILL I RECEIVE IN THE MERGER FOR MY SHARES?

A.	For each of your shares of NAPE common stock you will receive four (4) shares of NNN common stock. On January 14, 2005, the business day immediately preceding the public announcement of the execution of the merger agreement, the closing sales price of shares of NNN common stock on the New York Stock Exchange (“NYSE”) was $19.07. On November 22, 2004, the last day on which NAPE common stock was traded on the OTC Bulletin Board (“OTCBB”) prior to the public announcement of the execution of the merger agreement, the closing sales price of shares of NAPE common stock was $58.50. On April 5, 2005, the closing sales price of shares of NNN common stock on the NYSE was $18.57. On April 5, 2005, the closing sales price of shares of NAPE common stock on the OTCBB was $118.00. If all other conditions to the merger are met or waived, NAPE must also pay a dividend of $20.8 million to its shareholders, which represents approximately $50.84 per share of NAPE common stock. See “THE MERGER AGREEMENT — Conversion of Securities” (p. 29).

Q.	WHY IS NAPE PROPOSING TO MERGE WITH NAPE ACQUISITION, INC.? HOW WILL I BENEFIT?

A.	NAPE’s ability to increase its share price and its cash dividend is limited by its inability to generate sufficient funds from its net lease real estate business, its inability to obtain equity capital on reasonable terms, if at all, and its small market capitalization. In contrast to the financial constraints faced by NAPE, following the merger, NAPE believes NNN is in the position to provide growth opportunities to NAPE’s shareholders. NNN will have over 30 times the total assets and greater diversification of assets than NAPE. In addition, NNN has investment-grade, unsecured debt ratings of “BBB-” by Standard & Poor’s, “Baa3” by Moody’s and “BBB-” by Fitch. Finally, the historical dividend yield for NNN common stock has been significantly higher than the historical dividend yield for NAPE common stock. As a result, NAPE believes you will have a greater opportunity for growth in the value of your investment and a significantly higher dividend.

Q.	WHAT NEGATIVE FACTORS DID NAPE CONSIDER WHEN DETERMINING WHETHER TO MERGE?

A.	NAPE’s board of directors identified and considered various negative factors in reaching its determination to approve the merger. Of the utmost concern to the board was the possibility that the merger consideration NAPE shareholders will receive could be reduced if the value of NNN common stock falls prior to the consummation of the merger. In addition, the board reflected on the time and effort that would be required by NAPE’s management to effect the merger as well as the costs that NAPE will incur if the merger is not consummated.

Q.	WHAT DID THE BOARD OF DIRECTORS DO TO MAKE SURE THAT THE MERGER CONSIDERATION I WILL RECEIVE IS FAIR TO ME?

A.	NAPE’s board of directors has received and relied upon an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., hereinafter referred to as Houlihan Lokey Howard & Zukin, in connection with its evaluation of the consideration to be received pursuant to the merger. Houlihan Lokey Howard & Zukin’s opinion is not a recommendation as to how any holder of NAPE common stock should vote with respect to the merger. We urge you to read the Houlihan Lokey Howard & Zukin opinion in its entirety, a copy of which is attached as Appendix C to this proxy statement-prospectus. Following receipt of the opinion, NAPE’s board of directors concluded that the merger with NNN is advisable and in the best interests of NAPE and its shareholders and has unanimously recommended approval of the merger to the shareholders. See “THE MERGER — Opinion of NAPE’s Financial Advisor” (p. 21) and “THE MERGER — NAPE’s Reasons for the Merger” (p. 19).

Q.	WILL I RECEIVE FUTURE DIVIDENDS WITH RESPECT TO THE SHARES OF NNN COMMON STOCK I RECEIVE IN THE MERGER?

A.	Yes. Historically, NNN has paid regular quarterly dividends to its stockholders. In addition, over the past 15 consecutive years, NNN has paid increasing dividends to stockholders. In order to maintain NNN’s status as a REIT, NNN must, among other things, distribute at least 90% of its taxable income to its stockholders on an annual basis. The NNN common stock presently pays an annualized dividend of $1.30 per share, compared to NAPE’s annual dividend of $.18 per share.

Q.	WHAT ARE THE FEDERAL TAX CONSEQUENCES OF THE MERGER?

A.	The merger has been structured to qualify as a “reorganization” for federal income tax purposes, which means you will not recognize any gain or loss upon the exchange of your NAPE common stock for the shares of NNN common stock you receive in the merger. See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” (p. 35).

Q.	CAN I SELL NNN COMMON STOCK RECEIVED IN THE MERGER IMMEDIATELY?

A.	Yes. The NNN common stock to be issued to NAPE shareholders in consideration of the merger will be listed on the NYSE. Unless you are an affiliate of NAPE, meaning that you control, are controlled by, or are under common control with NAPE, you will be able to sell all or a portion of your NNN common stock that you receive in the merger immediately following completion of the merger. If you are an affiliate of NAPE, you may be subject to restriction on the sale of your NNN common stock. If you think you may fall within this restriction, you should consult with your legal advisor. See “RESTRICTIONS ON RESALES BY AFFILIATES” (p. 53).

Q.	ARE THERE ANY CONDITIONS TO CLOSING THE MERGER?

A.	Yes. In addition to approval by NAPE’s shareholders, the merger agreement contains customary and transaction-specific conditions to closing the merger. See “THE MERGER AGREEMENT — Conditions to the Merger” (p. 33).

Q.	WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A.	Approval of the plan of merger will require that a quorum be present and that the votes cast for the plan of merger exceed the votes cast against the plan of merger. A quorum will consist of 208,567 shares of NAPE common stock. Holders of approximately 53% of the outstanding NAPE common stock are obligated to vote in favor of the merger pursuant to a shareholders’ agreement. However, if a majority of the shareholders at the meeting who are not bound by the shareholders’ agreement do not approve the merger, NNN may terminate the merger agreement. See “THE SPECIAL MEETING — Vote Required” (p. 16).

Q.	HOW DO I VOTE?

A.	Complete and sign the enclosed proxy card and return it in the enclosed envelope or vote in person at the special meeting. We urge you to vote to assure the representation of your shares at the special meeting. See “THE SPECIAL MEETING — Proxies; Proxy Solicitation” (p. 15).

Q.	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A.	Yes. You can change your vote prior to the taking of the vote at the special meeting by:

- delivering to NAPE’s secretary a written revocation of a previously delivered proxy bearing a later date than the proxy;

- executing, dating and delivering to NAPE’s secretary a subsequently dated proxy; or

- attending the special meeting and voting in person.

Simply attending the special meeting will not revoke your proxy. For a more complete description of voting procedures, see “THE SPECIAL MEETING — Proxies; Proxy Solicitation” (p. 15).

Q.	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A.	No. Unless you provide instructions to your broker on how to vote, your broker will not vote your shares for you. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker to vote in favor of the merger will have no effect on the vote for or against the merger. See “THE SPECIAL MEETING — Effect of Abstentions and Broker Non-Votes” (p. 16).

Q.	CAN I VOTE MY SHARES IN PERSON?

A.	Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card. See “THE SPECIAL MEETING — Proxies; Proxy Solicitations” (p. 15).

Q.	HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A.	If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in favor of the merger. See “THE SPECIAL MEETING — Proxies; Proxy Solicitation” (p. 15).

Q.	ARE THERE ANY RISKS IN THE MERGER OF WHICH I SHOULD BE AWARE?

A.	Yes. There are certain risks to NAPE shareholders in connection with the merger, which will result in NAPE shareholders exchanging their investment in NAPE for an investment in NNN. See “RISK FACTORS” (p. 7).

Q.	SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A.	No. You should not send in your share certificates until you receive written notice that the merger has been completed, together with a transmittal letter and written instructions on how to exchange your share certificates. You will receive your NNN common stock promptly after the exchange agent receives from you a properly completed letter of transmittal, together with your share certificate. See “THE MERGER AGREEMENT — Exchange of Share Certificates” (p. 29).

Q.	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A.	We are working to complete the merger as quickly as possible. We hope to complete the merger no later than the second quarter of 2005.

Q.	WHAT DO I NEED TO DO NOW?

A.	Mail your completed and signed proxy card in the enclosed return envelope, as soon as possible, so that your vote concerning approval of the merger will be counted at the special meeting.

Q.	WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A.	You can vote against the merger by indicating a vote “against” the merger on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the special meeting. Failure to submit a proxy or to vote at the special meeting will have no effect on the vote for or against the merger. Under Iowa law, you also have the right to assert appraisal rights, and to receive the fair value in cash, of your shares if you do not vote for the merger and fulfill certain other requirements under Iowa law. See “APPRAISAL RIGHTS” (p. 54).

Q.	WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A.	NAPE does not expect any other matters to be voted on at the special meeting.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you would like additional copies of this document, or have any questions about the merger, you should contact:

Kristine M. Fasano

4500 Merle Hay Road
Des Moines, Iowa 50310
(515) 278-1132

v

SUMMARY

      This summary highlights selected information presented in this proxy statement-prospectus and may not contain all of the information that is important to you. To understand more fully the merger proposal to be voted on at the special meeting, and for a more complete description of the legal terms of the merger and merger agreement, you should carefully read this entire proxy statement-prospectus and the documents to which it refers. See “Where You Can Find More Information.” (p. 56). A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus.

The Parties to Merger

Commercial Net Lease Realty, Inc.

      NNN is a fully integrated real estate investment trust for federal income tax purposes (“REIT”) formed in 1984. The term “NNN” includes, unless otherwise noted, NNN and its majority owned and controlled subsidiaries. These subsidiaries include the wholly owned qualified REIT subsidiaries of NNN, as well as the taxable REIT subsidiary Commercial Net Lease Realty Services, Inc. and its majority owned and controlled subsidiaries (collectively, “Services”). NNN’s operations are divided into two primary business segments: real estate held for investment and real estate held for sale. The real estate held for investment is operated through NNN and its wholly owned qualified REIT subsidiaries. NNN directly, and indirectly through investment interests, acquires, owns, invests in, manages and develops primarily single-tenant retail and office properties that are generally leased to established tenants under long-term commercial net leases. The real estate held for sale is operated through Services. Services acquires and develops real estate directly and indirectly through investment interests primarily for the purpose of selling the real estate to purchasers who are looking for replacement like-kind exchange property or to other purchasers with different investment objectives. See “THE COMPANIES — NNN’s Business” (p. 45).

      NNN’s strategy is to invest primarily in single-tenant retail properties which typically are located along high-traffic commercial corridors near areas of commercial and residential density. NNN’s management believes that these types of properties, when leased to high-quality tenants primarily pursuant to triple-net leases, provide attractive opportunities for a stable current return and the potential for capital appreciation. NNN’s management believes that all of NNN’s properties are adequately insured with the type and amount of coverage that is commercially reasonable for the properties. In NNN management’s view, these types of properties also provide NNN with flexibility in use and tenant selection when the properties are re-let.

      NNN holds its properties until it determines that the sale of the properties is advantageous in view of NNN’s investment objectives. In deciding whether to sell properties, NNN considers factors such as potential capital appreciation, net cash flow, potential use of sale proceeds and federal income tax considerations.

      As of December 31, 2004, NNN owned 362 investment properties, located in 38 states and leased to established tenants, including Academy, Barnes & Noble, Best Buy, Borders, CVS, Eckerd, OfficeMax, The Sports Authority and the United States of America. Approximately 97 percent of the gross leasable area of NNN’s portfolio of properties held for investment was leased at December 31, 2004. NNN’s address and phone number are:

Commercial Net Lease Realty, Inc.
450 S. Orange Avenue
Suite 900
Orlando, Florida 32801
(407) 265-7348

NAPE Acquisition, Inc.

      NAPE Acquisition is a newly incorporated Maryland corporation and a wholly owned direct subsidiary of NNN. It was formed in connection with the merger. After the merger, it will remain a wholly owned direct subsidiary of NNN. NAPE Acquisition’s address and phone number are:

NAPE Acquisition, Inc.
450 S. Orange Avenue
Suite 900
Orlando, Florida 32801
(407) 265-7348

National Properties Corporation

      NAPE, an Iowa corporation, is a lessor of commercial real estate to tenants under net lease arrangements. NAPE invests in properties that are fully leased to a single tenant, which is responsible for payment of real estate taxes, insurance, utilities and repairs. Under such circumstances, NAPE has limited management responsibilities for such properties once they are constructed and leased. In most cases, properties are constructed by the tenant and conveyed to NAPE under a sale and leaseback arrangement. NAPE currently owns properties located in 12 states primarily in the Midwest and South. NAPE’s address and phone number are:

National Properties Corporation
4500 Merle Hay Road
Des Moines, Iowa 50310
(515) 278-1132

Raymond Di Paglia

      Raymond Di Paglia, through his and his spouse’s ownership of shares of NAPE common stock as well as the shares of NAPE common stock owned by his family’s trust, of which he is the sole trustee, is the controlling shareholder of NAPE, and its President and Chief Executive Officer. Mr. Di Paglia’s address and phone number are:

4500 Merle Hay Road
Des Moines, Iowa 50310
(515) 278-1132

Merger Description

      The Merger Structure. The merger agreement provides that NAPE will be merged with and into NAPE Acquisition. The merger will become effective when articles of merger have been filed with, and accepted by, the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, and by the Secretary of the State of Iowa in accordance with the Iowa Business Corporation Act or at a subsequent time as NNN and NAPE may agree and specify in the articles of merger. At that time, NAPE will be merged with and into NAPE Acquisition, NAPE Acquisition will be the surviving corporation in the merger, and NAPE will cease to exist as a separate entity. NAPE expects the merger to become effective as soon as practicable after the approval of the merger by NAPE’s shareholders and the satisfaction or waiver of all other conditions to the merger. See “THE MERGER AGREEMENT” (p. 29).

      What You Will Receive in the Merger. At the effective time of the merger, each issued and outstanding share of NAPE common stock will be converted into the right to receive four (4) shares of NNN common stock. It is a condition to closing of the merger that the NNN common stock to be issued to NAPE shareholders in the merger be listed on the NYSE. In addition, as a condition to NNN’s obligation to consummate the merger, NAPE must pay a dividend of $20.8 million to its shareholders, which represents approximately $50.84 per share of NAPE common stock. It is expected that this dividend will only be paid if all other conditions to the merger have been satisfied or waived. As a result, the dividend will be paid immediately prior to the closing of the merger.

YOU SHOULD NOT SEND IN YOUR NAPE COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

      Recommendation of the Board of Directors. NAPE’s board of directors unanimously approved the merger and the merger agreement, determining them to be advisable and in the best interests of NAPE and its shareholders, and unanimously recommends that you vote “FOR” the proposal to approve the merger. See “SPECIAL MEETING — Recommendation of the Board of Directors” (p. 15).

      Background and Reasons for the Merger. In making the determination to approve the merger, NAPE’s board of directors considered various factors, including those described under the heading “THE MERGER — NAPE’s Reasons for the Merger” (p. 19).

      Opinion of Financial Advisor to the Board of Directors. In connection with the merger, NAPE’s board of directors received an opinion from Houlihan Lokey Howard & Zukin, its financial advisor, that, as of the date of the merger agreement, the merger consideration, taking into account the special pre-closing dividend, to be received by NAPE’s public shareholders was fair to NAPE’s public shareholders from a financial point of view. Houlihan Lokey Howard & Zukin’s written opinion, dated January 14, 2005, is attached to this proxy statement-prospectus as Appendix C. Houlihan Lokey Howard & Zukin provided its opinion for the information and assistance of NAPE’s board of directors in connection with its evaluation of the consideration to be received pursuant to the merger. Houlihan Lokey Howard & Zukin’s opinion is not a recommendation as to how any holder of NAPE common stock should vote with respect to the merger. We encourage you to carefully read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey Howard & Zukin in providing its opinion. See “THE MERGER — Opinion of NAPE’s Financial Advisor” (p. 21).

      Appraisal Rights. Under Iowa law, you have the right to assert appraisal rights, and to receive the fair value in cash, for your NAPE common stock, provided that you do not vote in favor of the merger and you fulfill the other requirements of Iowa law. See “APPRAISAL RIGHTS” (p. 54).

Special Meeting and Voting

      The Special Meeting. The special meeting of the shareholders will be held on                     , 2005 at       a.m. at 4500 Merle Hay Road, Des Moines, Iowa. At the special meeting, NAPE’s shareholders will be asked to consider and vote upon a proposal to approve the merger. See “THE SPECIAL MEETING” (p. 14).

      Record Date and Voting Power. NAPE’s board of directors has fixed the close of business on                     , 2005 as the record date for determining shareholders entitled to vote at the special meeting. As of the record date, 409,133 shares of NAPE common stock were outstanding and held by approximately                     shareholders of record. NAPE has no other class of voting securities outstanding. Shareholders of record on the record date will be entitled to one vote for each share of NAPE common stock they hold, to vote on the proposal to approve the merger and any other matter that may properly come before the meeting and any adjournment or postponement of the meeting. See “THE SPECIAL MEETING” (p. 14).

      Quorum and Vote Required. Iowa law requires the presence, in person or by duly executed proxy, of shares representing at least a majority of the votes entitled to be cast at the special meeting in order to constitute a quorum, and it requires that the plan of merger be approved by NAPE shareholders at a meeting at which a quorum exists. NNN has entered into a shareholders’ agreement with the holders of approximately 53% of the outstanding NAPE common stock whereby such holders are obligated to vote in favor of the merger. However, NNN may terminate the merger agreement if a majority of the shareholders at the meeting who are not bound by the shareholders’ agreement do not approve the merger. Failure to return your proxy or direct your broker or nominee how to vote your proxy will have no effect on the vote for or against the merger. See “THE SPECIAL MEETING — Proxies; Proxy Solicitation” (p. 15).

      Proxies, Voting and Revocation. Shares represented at the special meeting by properly executed proxies received prior to or at the special meeting and not revoked will be voted at the special meeting, and at any adjournments or postponements of the special meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, except for broker non-votes, the shares represented by that proxy will be voted “FOR” the approval of the merger. Proxies are being solicited on behalf of NAPE’s board of directors.

      A proxy may be revoked by the person who executed it at, or before, the special meeting by:

•	delivering to NAPE’s secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy;

•	duly executing, dating and delivering to NAPE’s secretary a subsequently dated proxy; or

•	attending the meeting and voting in person.

      Attendance at the special meeting will not, by itself, constitute revocation of a proxy. See “THE SPECIAL MEETING — Proxies; Proxy Solicitation” (p. 15).

      NAPE will bear the cost of solicitation of proxies and reimburse brokerage houses, fiduciaries, nominees and others for out-of-pocket expenses in forwarding proxy materials to beneficial owners of NAPE common stock held in their names.

      Broker Votes. Shares held in the name of your broker or a nominee, or in “street name,” will not be voted by your broker or nominee unless you provide instructions on how to vote. Your broker or nominee will provide directions regarding how to instruct your broker or nominee to vote your shares. Without your instructions, your shares will not be voted, which will have no effect on the vote for or against the merger.

      If you hold your shares in a brokerage account, your brokerage firm may also provide you with the ability to vote electronically, including voting by internet and/or telephone. Instructions for these voting methods, if they are being made available to you, are included on the ballot that accompanies this proxy statement-prospectus.

Selected Merger Agreement Provisions

      Conditions to the Merger. Each party’s obligation to complete the merger depends upon the satisfaction or waiver of certain conditions, including the following:

•	approval of the merger by NAPE’s shareholders;

•	absence of governmental actions having the effect of making the merger illegal or otherwise prohibiting the merger; and

•	listing on the NYSE of the NNN common stock to be issued to NAPE’s shareholders.

      NNN’s obligation to consummate the merger also depends upon the satisfaction or waiver of a number of additional conditions, including the following:

•	the material correctness of the representations and warranties made by NAPE in the merger agreement and the material performance by NAPE of its obligations under the merger agreement;

•	receipt by NNN of an opinion of its counsel that the merger will be treated as a tax-free reorganization for federal income tax purposes;

•	receipt by NNN of a letter from NNN’s tax advisors confirming NAPE’s earnings and profits for all taxable years through the date of the closing of the merger;

•	NAPE’s payment of a dividend to its shareholders in the amount of $20.8 million, which represents approximately $50.84 per share of NAPE common stock; and

•	receipt by NNN of tenant estoppel certificates from tenants representing at least 95% of NAPE’s annualized rental revenues as of September 30, 2004.

      NAPE’s obligation to consummate the merger also depends upon the satisfaction or waiver of a number of additional conditions, including the following:

•	the material correctness of the representations and warranties made by NNN in the merger agreement and the material performance by NNN of its obligations under the merger agreement;

•	receipt by NAPE of an opinion of its counsel that the merger will be treated as a tax-free reorganization for federal income tax purposes; and

•	the fairness opinion of Houlihan Lokey Howard & Zukin shall not have been withdrawn, modified or revoked.

For a more detailed description of the conditions to the merger, see “THE MERGER AGREEMENT — Conditions to the Merger.” (p. 33).

      Termination of the Merger Agreement. NAPE and NNN may, by mutual written consent, terminate the merger agreement without completing the merger. The merger agreement may also be terminated:

      By either NAPE or NNN:

•	if the merger is not completed by July 31, 2005, provided that the right to terminate for this reason shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	if any final, nonappealable order of any governmental entity or court is in effect that prevents the completion of the merger; or

•	if it is not in material breach of its obligations under the merger agreement and if any of the representations and warranties of the other party are materially untrue or inaccurate or the other party has breached (and such breach has not either been cured or waived) any of its covenants or agreements in the merger agreement so that any of the other party’s conditions to complete the merger would not be satisfied.

      By NNN:

•	if the merger is not approved by a majority of the NAPE shareholders who are not bound by the shareholders’ agreement;

•	if NAPE’s board of directors approves or recommends, or proposes to approve or recommend, an acquisition proposal other than the merger, withdraws or modifies its recommendation or approval of the merger or causes NAPE to enter into any letter of intent or agreement for a competing acquisition proposal;

•	if (i) any person (other than NNN or an affiliate of NNN) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of NAPE or (ii) a tender or exchange offer for NAPE is commenced and, within 10 business days thereof, NAPE’s board of directors fails to recommend rejection of the tender offer or exchange offer; or

•	if any of the shareholders of NAPE that is a party to the shareholders’ agreement has breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger as contemplated in the merger agreement.

For a more detailed description relating to termination of the merger agreement, see “THE MERGER AGREEMENT—Termination” (p. 35).

Financing, Accounting and Tax Matters

      Financing. There are no financing contingencies to the completion of the merger. However, NNN’s obligation to complete the merger is conditioned on NAPE’s payment of a dividend to its shareholders in the amount of $20.8 million, which represents approximately $50.84 per share of NAPE common stock. NAPE intends to obtain financing to obtain a portion of the funds necessary to pay this dividend, which financing will be assumed by NAPE Acquisition following the merger. There can be no assurance that NAPE will be able to obtain this financing. It is expected that this dividend will only be paid if all other conditions to the merger have been satisfied or waived. As a result, the dividend will be paid immediately prior to the closing of the merger.

      Accounting. The merger will be accounted for under the “purchase” method of accounting in accordance with generally accepted accounting principles, referred to as GAAP. The aggregate consideration paid by NNN in connection with the merger will be allocated to NAPE’s assets and liabilities based on their fair values.

      Federal Income Tax Consequences. You will not recognize any gain or loss upon the exchange of your NAPE common stock for the shares of NNN common stock you receive in the merger. However, prior to the merger, you will receive your share of a dividend by NAPE to its shareholders of $20.8 million, which represents approximately $50.84 per share of NAPE common stock. This amount will be taxable to you as an ordinary dividend. See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” (p. 35).

RISK FACTORS

      The merger involves a certain degree of risk. Also, by voting in favor of the merger, NAPE’s shareholders will be choosing to invest in NNN’s common stock. An investment in NNN’s common stock involves a certain degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement-prospectus, NAPE’s shareholders should carefully consider the following risk factors in deciding whether to vote for the merger.

Risk Related to NNN’s Business

Loss of revenues from major tenants would reduce NNN’s cash flow.

      The United States of America (“USA”) accounted for approximately 15% of the annualized base rental income from NNN’s properties, or base rent, as of December 31, 2004. NNN’s next five largest tenants — CVS, Best Buy, OfficeMax, Barnes & Noble and Eckerd — accounted for an aggregate of approximately 23% of NNN’s base rent, as of December 31, 2004. The default, financial distress or bankruptcy of one or more of these tenants could cause additional vacancies among NNN’s properties. Vacancies reduce NNN’s revenues until it is able to re-lease the affected properties and could decrease the ultimate sale value of each such vacant property. Upon the expiration of the leases that are currently in place, NNN may not be able to re-lease a vacant property at a comparable lease rate or without incurring additional expenditures in connection with such re-leasing.

Vacant properties or bankrupt tenants could adversely affect NNN’s cash flow.

      As of December 31, 2004, NNN owned 11 vacant, unleased properties, which account for 2.6% of the total gross leasable area of its portfolio. NNN is actively marketing these properties for sale or re-lease but may not be able to sell or re-lease these properties on favorable terms or at all. The lost revenues and increased property expenses resulting from the rejection by any bankrupt tenant of any of their respective leases with NNN could have a material adverse affect on NNN’s liquidity if NNN is unable to re-lease the properties at comparable rental rates and in a timely manner.

Risks associated with NNN’s acquisition and ownership of two single-tenant office buildings in Arlington, Virginia.

      Risks related to the acquisition of property from a bankrupt estate. In August 2003, NNN acquired two office buildings originally owned and occupied by MCI WorldCom, Inc. located in an area in Arlington, Virginia, known as Pentagon City for a purchase price of $142.8 million. In addition to this purchase price, NNN is committed to fund additional amounts for building and tenant improvements, currently estimated to be $27.3 million ($23.8 million of which had been funded as of December 31, 2004) and other costs related to the lease. Because MCI WorldCom is in bankruptcy, the properties were sold by order of the U.S. Bankruptcy Court in the Southern District of New York for the benefit of the creditors of WorldCom, Inc.

      The purchase contract for these properties from bankruptcy did not contain many of the representations and warranties regarding the properties that are customarily obtained from private sellers, and NNN acquired the properties on an “as-is, where-is” basis from a bankrupt seller. As a result, NNN may have no recourse if there are pre-existing problems or conditions at the properties.

      Risks related to a U.S. Government lease. The Pentagon City buildings are leased in their entirety to the USA, initially to be used by the Transportation Security Administration (“TSA”), a federal agency. U.S. Government leases differ in many respects from leases with other commercial tenants and differ from the leases NNN has with other tenants, particularly tenants in its retail properties. For example, among other things, the lease with the USA for the Pentagon City properties provides that:

•	NNN cannot provide for acceleration of the government’s payment obligations under the lease even if the government does not make a payment when due or otherwise defaults under the lease;

•	NNN is required to maintain and repair the buildings in accordance with specific standards and criteria set forth in the lease;

•	In performing its maintenance and other obligations under the lease, NNN must comply with various federal statutes pertaining to government contracts;

•	The lease requires NNN to comply with certain statutes relating to, among other things, gratuities to government officials and contingent fees and kickbacks, equal opportunity, use of small businesses, a drug-free workplace, small disadvantaged business concerns and women-owned small businesses, and affirmative action for special disabled and Vietnam-era veterans and handicapped workers. If NNN fails to comply with such standards, the government may be entitled to terminate the lease or to seek offset against the lease payments;

•	In the event NNN fails to perform its obligations under the lease, the government may be entitled to offset from the lease payments the costs incurred by the government in performing such obligations or deduct from lease payments the value of the services not being performed; and

•	The government may substitute as a tenant any federal government agency or agencies at any time.

      NNN is required to pay a base amount of real estate taxes on the property each year. In addition, under the lease, NNN is required to perform certain building and tenant improvements, the cost of which may exceed NNN’s estimates. Also, NNN is required to pay for insurance. The presence of a U.S. Government tenant may increase insurance premiums in the future or may result in increased security costs.

      Unlike tenants under some of NNN’s other leases, the government is only required to pay increases in operating expenses in excess of a base year amount up to the amount of the annual increases in the consumer price index (“CPI”) cap, and NNN will be responsible for increases in operating expenses above the amount of the CPI increase.

      The lease for the entire property expires in 2014, which will increase the risk of re-leasing and could result in substantial costs to re-configure the buildings for a new tenant or tenants.

NNN may suffer a loss if a borrower defaults on a structured finance loan that is not secured by the underlying real estate assets of the borrower.

      NNN’s structured finance loans are secured by equity interests in the borrowing entities. As of December 31, 2004, the outstanding balance of these loans totaled $29,390,000. These loans are subject to the risk that the borrowing entities’ other lenders may have security interests in the real estate assets of the borrowing entities. In the event of a default on a structured finance loan, those lenders would have priority over NNN with respect to the proceeds of a sale of the underlying real estate assets of a borrowing entity. In addition, prior to a default by a borrower, NNN may lack control over the equity interests securing NNN’s loan or the underlying assets of the borrower, and, as a result, the value of the equity interests and the underlying assets may be reduced by acts or omissions of the owners or managers of the borrower’s assets.

NNN may suffer a loss in the event of a default or bankruptcy of a structured finance loan borrower.

      If a borrower defaults on NNN’s structured finance loan and does not have sufficient assets to satisfy the loan, NNN may suffer a loss of principal and interest. In the event of the bankruptcy of a borrower, NNN may not be able to recover against all of the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the balance due on the loan. In addition, certain of NNN’s loans may be subordinate to other debt of a borrower. If a borrower defaults on NNN’s loan or on debt senior to NNN’s loan, or in the event of the bankruptcy of a borrower, NNN’s loan will be satisfied only after the borrower’s senior creditors’

claims are satisfied. Where debt senior to NNN’s loans exists, the presence of intercreditor arrangements may limit NNN’s ability to amend loan documents, assign the loans, accept prepayments, exercise remedies and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy proceedings and litigation can significantly increase the time needed for NNN to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

Certain provisions of NNN’s structured finance loan agreements may be unenforceable.

      NNN’s rights and obligations with respect to its structured finance loans are governed by written loan agreements. A court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or a provision governing NNN’s security interest in the underlying collateral of a borrower. NNN could be adversely impacted if this were to happen with respect to a material asset or group of assets.

NNN’s failure to qualify as a real estate investment trust for federal income tax purposes could result in significant tax liability.

      NNN intends to operate in a manner that will allow it to continue to qualify as a real estate investment trust. NNN believes that it has been organized as, and its past and present operations qualify it as, a real estate investment trust. However, the IRS could successfully assert that it is not qualified as such. In addition, it may not remain qualified as a real estate investment trust in the future. This is because qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within NNN’s control.

      If NNN fails to qualify as a real estate investment trust, it will not be allowed a deduction for dividends to shareholders in computing taxable income and would become subject to federal income tax at regular corporate rates. In this event, it could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, NNN would also be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost its qualification.

Risk Related to the Merger

The exchange ratio in the merger agreement is fixed, and the trading price of NNN’s common stock to be issued as merger consideration may decrease prior to the completion of the merger.

      The merger agreement contains a fixed exchange ratio that provides a pre-determined quantity of NNN’s common stock in exchange for each share of NAPE common stock. This ratio was negotiated as of January 14, 2005, the date on which the merger agreement was signed. The merger agreement does not contain any terms that would cause the exchange ratio to be adjusted if the trading price of NNN common stock decrease prior to the time the merger is completed. As a result, the value of the merger consideration you receive in return for your NAPE common stock will decrease (as compared to the value of such consideration as of the date of executing the merger agreements) if the trading price of the NNN common stock you are to receive as merger consideration decreases prior to the consummation of the merger.

Two executive officers of NAPE have interests in the completion of the merger that may conflict with the interests of the NAPE shareholders.

      Two executive officers of NAPE have potential conflicts of interest in the merger. As a condition to closing of the merger, NNN requested that NAPE terminate the employment of all NAPE employees, including Mr. Di Paglia, the President and Chief Executive Officer of NAPE, and Ms. Fasano, the Vice President, Secretary and Treasurer of NAPE, and that Mr. Di Paglia and Ms. Fasano release NAPE from all claims for compensation in connection with the termination of their employment by NAPE. In addition, while Mr. Di Paglia and Ms. Fasano did not claim to be entitled to any broker’s, finder’s or other fees in connection with the transactions contemplated by the merger agreement, NNN requested a release from any claims related to such fees as a condition to closing. The release requires NAPE to pay $1,300,000 to Mr. Di Paglia and $200,000 to Ms. Fasano immediately prior to closing in return for the release of claims. If the merger is not consummated, then NAPE will not make either of these payments.

NNN cannot assure you it will continue to pay dividends at historical rates.

      NNN’s ability to continue to pay dividends on its common stock at historical rates or to increase its common stock dividend rate will depend on a number of factors, including, among others, the following:

•	NNN’s financial condition and results of future operations;

•	the performance of lease terms by tenants;

•	the terms of NNN’s loan covenants; and

•	NNN’s ability to acquire, finance and lease additional properties at attractive rates.

      If NNN does not maintain or increase the dividend rate on its common stock, the market price of its common stock could be adversely affected. NNN’s outstanding preferred stock has a fixed dividend rate, and, with respect to the right to the payment of dividends, its preferred stock ranks senior to its common stock. Any shares of preferred stock NNN may offer in the future may have similar provisions. In addition to being subject to payment in full of the dividends on NNN’s outstanding preferred stock, payment of dividends on NNN’s common stock also is subject to payment of interest on any debt securities NNN may offer, and may be subject to payment in full of the dividends on any preferred stock NNN may offer in the future.

NNN may face operational and strategic challenges that may prevent it from successfully integrating NAPE with NNN.

      The merger involves risks related to the integration and management of acquired properties and operations. The integration of NNN and NAPE will be a complex and time-consuming process and may disrupt NNN’s business if not completed in a timely and efficient manner. Following the merger, NNN must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices.

      NNN may encounter difficulties, costs and delays involved in integrating its operations with those of NAPE, including:

•	perceived adverse changes in business focus; and

•	the diversion of management’s attention from other ongoing business concerns.

      Further, the completion of the merger poses risks for the ongoing operations of NNN, including that:

•	following the merger, NNN may not achieve the expected cost savings and operating efficiencies; and

•	the NAPE property portfolio may not perform as well as NNN anticipates.

      If NNN fails to integrate NAPE successfully and/or fails to realize the intended benefits of the merger, the market price of NNN common stock could decline from its market price subsequent to the closing of the merger.

SUMMARY CONSOLIDATED HISTORICAL SELECTED FINANCIAL DATA

OF
COMMERCIAL NET LEASE REALTY, INC. AND SUBSIDIARIES

	For the Years Ended December 31,

	2004	2003	2002	2001	2000

	(dollars in thousands except for per share data)
Gross revenues(1)	$157,277	$124,248	$109,812	$85,554	$83,495
Earnings from continuing operations before cumulative effect of change in accounting principle	50,624	42,866	34,431	24,372	34,778
Net earnings	64,934	53,473	48,058	28,963	38,251
Total assets	1,300,048	1,213,778	958,300	1,010,009	769,295
Total debt	524,241	467,419	386,912	435,333	360,381
Total equity	756,998	730,754	549,141	564,640	393,901
Cash dividends paid to:
Common stockholders	66,272	55,473	51,178	38,637	37,760
Series A Preferred Stock stockholders	4,008	4,008	4,010	—	—
Series B Preferred Stock stockholders	1,675	502	—	—	—
Weighted average common shares:
Basic	51,312,434	43,108,213	40,383,405	31,539,857	30,387,371
Diluted	51,742,518	43,896,800	40,588,957	31,717,043	30,407,507
Per share information:
Earnings from continuing operations before cumulative effect of change in accounting principle:
Basic	0.87	0.89	0.75	0.77	1.14
Diluted	0.87	0.89	0.75	0.77	1.14
Net earnings:
Basic	1.15	1.140	1.090	0.920	1.260
Diluted	1.15	1.130	1.090	0.910	1.260
Dividends paid to:
Common stockholders	1.29	1.280	1.270	1.260	1.245
Series A Preferred Stock stockholders	2.25	2.250	2.250	—	—
Series B Preferred Stock stockholders	167.50	50.250	—	—	—
Other data:
Cash flows provided by (used in):
Operating activities	74,792	48,531	111,589	112,267	14,551
Investing activities	(58,955)	(251,186)	(15,142)	(2,700)	17,195
Financing activities	(19,225)	205,965	(101,654)	(8,878)	(28,929)
Funds from operations — diluted(2)	73,065	61,749	54,595	32,034	42,061

(1)	Gross revenues include revenues from NNN’s continuing and discontinued operations. The Financial Accounting Standards Board (“FASB”) issued Statement Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2004, 2003 and 2002 have been reclassified to earning from discontinued operations.

(2)	Funds From Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by the National

Association of Real Estate Investment Trusts and used by NNN as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of real estate held for investment, and NNN’s share of these items from NNN’s unconsolidated partnerships. FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of NNN’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. NNN’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

      The following reconciles FFO to their most directly comparable GAAP measure, net earnings available to common stockholders for the years ended December 31:

	For the Years Ended December 31,

	2004	2003	2002	2001	2000

Reconciliation of funds from operations:
Net earnings available to common stockholders — diluted	$59,251	$49,465	$44,048	$28,963	$38,251
Real estate depreciation and amortization
Continuing operations	15,459	11,290	9,259	7,051	7,354
Discontinued operations	256	582	1,069	605	484
Partnership real estate depreciation	622	699	479	63	63
Loss (gain) on disposition of real estate held for investment:
Continuing operations	—	—	—	(4,648)	(4,091)
Discontinued operations	(2,523)	(287)	(260)	—	—

Funds from operations — diluted	$73,065	$61,749	$54,595	$32,034	$42,061

HISTORICAL, PRO FORMA CONSOLIDATED AND

PRO FORMA EQUIVALENT PER SHARE DATA

      Summarized below is specified per common share information for NAPE and NNN on a historical basis, pro forma consolidated basis and pro forma equivalent basis. The pro forma amounts are based on the purchase method of accounting.

      The data presented below is not necessarily indicative of the results that would have actually been attained if the merger had been completed in the past or the results that may be attained in the future.

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003

National Properties Corporation
Income From Continuing Operations
Allocable to Common Shareholders:
Historical	$7.72	$5.51
Equivalent Pro Forma	4.69	4.55
Dividends:
Historical	0.18	0.17
Equivalent Pro Forma	5.16	5.12
Book Value (at end of period):
Historical	65.05	57.44
Equivalent Pro Forma(1)	58.70	n/a
Commercial Net Lease Realty, Inc.
Income From Continuing Operations
Allocable to Common Stockholders:
Historical	$1.15	$0.88
Pro Forma	1.17	0.90
Dividends:
Historical	1.29	1.28
Pro Forma:	1.29	1.28
Book Value (at end of period):
Historical	14.54	14.61
Pro Forma(1)	14.67	n/a

(1)	Amounts presented reflect the $20.8 million special dividend to be paid to NAPE’s shareholders prior to the closing of the merger.

COMPARATIVE PER SHARE MARKET INFORMATION

      NAPE common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “NAPE.” NNN common stock is listed for quotation on the New York Stock Exchange under the symbol “NNN.” On January 14, 2005, the business day immediately preceding the public announcement of the execution of the merger agreement, the closing sales prices of NAPE common stock and NNN common stock and the equivalent price per share of NNN giving effect to the merger, respectively, were as follows:

NAPE and NNN
Comparative Market Value

				NAPE
				Equivalent Per
	NAPE		NNN	Share Price

January 14, 2005	$58.50	(1)	$19.07	$76.28	(2)

(1)	As of November 22, 2004, which is the last day on which trading of NAPE common stock occurred prior to the execution of the merger agreement.

(2)	In addition, as a condition to NNN’s obligation to consummate the merger, NAPE must pay a dividend of $20.8 million to its shareholders, which represents approximately $50.84 per share of NAPE common stock. It is expected that this dividend will only be paid if all other conditions to the merger have been satisfied or waived. As a result, the dividend will be paid immediately prior to the closing of the merger.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      The following sets forth, for the periods indicated, the high and low prices per share of NAPE common stock on the OTC Bulletin Board and NNN common stock on the NYSE and the cash dividends declared per share of NAPE common stock and NNN common stock. On                     , 2005, the record date for the special meeting, there were approximately                     record holders and                           beneficial holders of NAPE common stock and approximately                                         record holders and                     beneficial holders of NNN common stock.

	NAPE			NNN

	High	Low	Dividend	High	Low	Dividend

Calendar 2003
First Quarter	$47.45	$47.10	$—	$15.84	$14.35	$0.32
Second Quarter	$50.00	$47.50	$—	$17.44	$15.10	$0.32
Third Quarter	$51.10	$49.10	$0.17	$18.38	$16.00	$0.32
Fourth Quarter	$53.15	$50.50	$—	$18.00	$17.04	$0.32
Calendar 2004
First Quarter	$54.75	$53.50	$—	$19.75	$17.53	$0.32
Second Quarter	$58.25	$54.75	$—	$20.08	$14.80	$0.32
Third Quarter	$58.50	$55.35	$0.18	$18.34	$16.40	$0.325
Fourth Quarter	$58.55	$58.10	$—	$21.25	$18.21	$0.325
Calendar 2005
First Quarter	$123.00	$58.50	$—	$20.88	$18.00	$0.325
Second Quarter (through April 5, 2005)	$123.00	$118.00	$—	$18.76	$18.36	$—

THE SPECIAL MEETING

General

      This proxy statement-prospectus is being furnished to holders of NAPE common stock in connection with the solicitation of proxies by NAPE’s board of directors for use at the special meeting to be held on                      2005, a.m., local time, at 4500 Merle Hay Road, Des Moines, Iowa, and at any adjournments or postponements of the special meeting. This proxy statement-prospectus, the attached notice of the special meeting and the accompanying proxy card are first being mailed to shareholders of NAPE on or about                     , 2005.

Matters to be Considered

      At the special meeting, holders of record of shares of NAPE common stock on                     , 2005 will consider and vote upon:

•	the merger of NAPE with and into NAPE Acquisition, a wholly owned direct subsidiary of NNN pursuant to which NAPE Acquisition will be the surviving corporation and the separate corporate existence of NAPE will terminate; and

•	such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the Board of Directors

      NAPE’s board of directors has unanimously approved the merger and the merger agreement, having concluded that the merger and the merger agreement are fair to, and in the best interests of, NAPE and its shareholders. The board of directors unanimously recommends that shareholders vote FOR the merger. See “THE MERGER — NNN’s Reasons for the Merger” (p. 20).

Record Date; Shares Entitled to be Voted; Quorum

      NAPE’s board of directors has fixed the close of business on                     , 2005 as the record date for determining the holders of shares of NAPE common stock who are entitled to vote at the special meeting. As of                       , 2005, 409,133 shares of NAPE common stock were issued and outstanding and held of record by approximately                                   shareholders. The holders of record on                       , 2005 of shares of NAPE common stock are entitled to one vote per share of NAPE common stock. NAPE has determined that, pursuant to the Iowa Business Corporation Act, the presence of the holders of shares representing a majority of the outstanding shares of NAPE common stock entitled to be voted, whether in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the special meeting. Under Iowa law, abstentions and “broker non-votes,” which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote, will be treated as present for purposes of determining the presence of a quorum.

Proxies; Proxy Solicitation

      Shares of NAPE common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of NAPE common stock represented by properly executed proxies for which no instruction is given will be voted for approval of the merger. Shareholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with NAPE’s secretary, at or before the taking of the vote at the special meeting, a written revocation bearing a later date than the proxy;

•	executing a later dated proxy relating to the same shares of NAPE common stock and delivering it to NAPE’s secretary, including by facsimile, before the taking of the vote at the special meeting; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, revoke a proxy. Any written revocation or subsequent proxy should be sent so as to be delivered to National Properties Corporation, 4500 Merle Hay Road, Des Moines, Iowa 50310, Attention: Corporate Secretary, or hand delivered to NAPE’s secretary or her representative at or before the taking of the vote at the special meeting.

      If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting, except for any proxies that previously have been revoked or withdrawn effectively, and notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Proxies voting against the merger will not be voted for a proposal to adjourn the meeting to permit further solicitation of proxies.

      NAPE will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of NAPE may solicit proxies by telephone, facsimile transmission, or otherwise. Directors, officers and employees of NAPE will not be additionally compensated for any such solicitation, but may be reimbursed for out-of-pocket expenses incurred. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of NAPE common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

Vote Required

      Approval of the plan of merger will require that a quorum be present and that the votes cast for the plan of merger exceed the votes cast against the plan of merger. A quorum will consist of 208,567 shares of NAPE common stock. If the shareholders approve the merger proposal and the transaction is subsequently challenged, NAPE may be entitled under Iowa law to assert shareholder approval as a defense to such challenge.

      As of January 14, 2005, Raymond Di Paglia, President, Chief Executive Officer and a director of NAPE, beneficially owned 217,000 shares of NAPE common stock, which shares represented approximately 53% of the issued and outstanding shares of NAPE common stock on such date. Simultaneously with the execution of the merger agreement, Raymond Di Paglia, his spouse and The Di Paglia Family Trust, of which he is the sole trustee, executed and delivered to NNN a shareholders’ agreement pursuant to which they each agreed to vote all of the 217,000 shares of NAPE common stock beneficially owned by them at the time of the special meeting in favor of the merger. See “THE MERGER — Shareholders’ Agreement” (p. 28).

      In addition, as of the record date, NAPE’s directors and executive officers in the aggregate beneficially owned 221,560 shares of NAPE common stock, which shares represent approximately 54% of the issued and outstanding shares of NAPE common stock. NAPE anticipates that all directors and officers will vote their shares of NAPE common stock in favor of the merger.

      As a result of the shareholders’ agreement and the vote of the directors and officers of NAPE, the merger will be approved under Iowa law. However, NNN may terminate the merger agreement if a majority of the shareholders at the meeting who are not bound by the shareholders’ agreement do not approve the merger.

Effect of Abstentions and Broker Non-Votes

      For purposes of determining approval of any of the proposals to be presented at the special meeting, abstentions will be deemed present for purposes of determining the presence of a quorum, but will have no effect on the vote for or against the merger and any other business that may properly be voted on at the special meeting.

THE MERGER

Background

      Approximately one year prior to his initial contact with NNN, Mr. Di Paglia began to consider a merger transaction involving NAPE for several reasons. He believed that NAPE had grown to become an attractive acquisition candidate and that NAPE common stock had become increasingly undervalued by the market. He was aware that NAPE’s common stock was illiquid because of its limited trading volume, and he believed that a merger transaction could improve the liquidity of the holdings of NAPE’s shareholders. In addition, he believed that interest rates were at historic lows and expected that interest rates would rise in the future, which meant that there was a window of opportunity to merge on attractive terms. Finally, he believed that a merger transaction could be negotiated and structured on terms that could yield favorable tax consequences for NAPE’s shareholders.

      After a real estate broker informed Mr. Di Paglia that several companies, including NNN, might be interested in purchasing some of NAPE’s properties in Atlanta, Georgia, Mr. Di Paglia began to monitor publicly available information concerning NNN. Approximately one year after he began this process, Mr. Di Paglia concluded that he should contact NNN.

      During the week of August 1, 2004, Mr. Di Paglia contacted Kevin Habicht, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of NNN, to discuss a potential transaction between

NAPE and NNN. NNN indicated it would be interested in talking further. Mr. Di Paglia did not discuss a potential transaction with NNN with the other members of the board of directors of NAPE prior to his contacting NNN.

      Telephonic discussions ensued between Mr. Di Paglia and Mr. Habicht during the week of August 15, 2004, including discussions regarding the structure and tax implications of the merger and the issue of NAPE paying a dividend prior to closing of the merger to distribute substantially all of its accumulated earnings and profits (“E&P”) for tax purposes. The existence of negotiations with NNN was discussed at the meeting of the NAPE board of directors held on August 20, 2004. On August 24, 2004, based on NAPE’s initial estimate of accumulated E&P, NNN proposed that NAPE pay to its shareholders an approximately $23.7 million dividend, which represents approximately $57.93 per share of NAPE common stock, to address the accumulated E&P issue and NNN pay NAPE shareholders 1,000,000 shares of NNN common stock in exchange for all NAPE shares, representing an exchange ratio of 2.444 shares of NNN common stock for each share of NAPE common stock. NAPE’s independent certified public accountants assisted NAPE’s management in calculating historical retained earnings figures that were relevant to the determination of the amount of the special dividend that NAPE will pay immediately prior to the closing of the merger with NNN.

      Between August 25 and 27, 2004, telephonic discussions between the parties continued and included the review of additional property information, the exploration of tax issues and other matters related to the transaction. In addition, NAPE’s tax counsel began to estimate NAPE’s accumulated E&P. On August 31, 2004, NNN increased its proposal by offering to pay NAPE’s shareholders 1,500,000 shares of NNN common stock in exchange for all NAPE shares, representing an exchange ratio of 3.666 shares of NNN common stock for each share of NAPE common stock.

      After further discussions between the parties, on September 7, 2004, NNN increased its proposal by offering to pay NAPE’s shareholders 1,636,532 shares of NNN common stock in exchange for all NAPE shares, representing an exchange ratio of four (4) shares of NNN common stock for each share of NAPE common stock. In addition, NNN submitted a request for additional information and a draft confidentiality/exclusivity agreement, which was subsequently executed on September 15, 2004.

      On September 9, 2004, Craig Macnab, Chief Executive Officer and President of NNN, and Mr. Habicht traveled to Des Moines, Iowa, to visit several NAPE properties and to meet with Mr. Di Paglia. Discussions centered on the individual properties owned by NAPE and their tenants, leases and certain other real estate matters. With primary transaction terms seemingly largely agreed upon, on September 20, 2004, Messrs. Habicht and Di Paglia discussed a possible timeline to complete the merger.

      On September 17, 2004, the proposed merger with NNN was the principal topic and was discussed in detail at a meeting of the NAPE board of directors. The board reviewed the history of the negotiations, written materials concerning NNN and the terms of the proposed merger. In addition, the execution of the confidentiality/ exclusivity agreement with NNN was ratified by the board.

      In late September 2004, legal counsel representing NNN and NAPE held a conference call to discuss the potential merger and merger structure for tax purposes.

      In late October 2004, discussions continued between Messrs. Habicht and Di Paglia. Mr. Di Paglia sought to ensure that the sum of the dividend to be paid by NAPE to its shareholders and the value of the shares of NNN common stock that the shareholders would receive as merger consideration would not be less than $130 per share of NAPE common stock. As a result, the parties discussed whether or not to alter the exchange ratio or to include contractual protection for the value of the NNN common stock to be issued in the merger. Ultimately, both parties agreed to not alter the exchange ratio. In addition, each party agreed to bear the risk of changes in the price per share of NNN common stock. In late October 2004, after additional work on estimating NAPE’s accumulated E&P had been completed, the parties determined that NAPE’s estimated accumulated E&P was approximately $21.8 million, which represents approximately $53.28 per share of NAPE common stock.

      On November 16, 2004, representatives of NNN met with representatives of NAPE to discuss finalizing open issues and moving toward drafting a merger agreement. In addition, on November 16, 2004, NAPE received an unsolicited preliminary indication of interest from California Investment Fund, LLC to purchase NAPE for $70.00 per share in cash, which was submitted to NAPE’s entire board of directors for approval. The NAPE board of directors decided against pursuing the indication of interest for several reasons. First, the board concluded that the proposed purchase price was unattractive by comparison with the terms that had been negotiated with NNN. Second, the board concluded that pursuing the indication of interest could jeopardize the transaction with NNN at a time when there was a risk of rising interest rates. Third, the board did not believe that negotiations starting from the terms set forth in the indication of interest would result in terms that would be superior to the terms negotiated with NNN. Fourth, the board believed that the transaction proposed in the indication of interest would not yield favorable tax consequences for NAPE’s shareholders. Finally, the indication of interest was conditioned upon support for the transaction by NAPE’s executive officers, but the executive officers were not prepared to support such a transaction. In addition, the board also considered the possibility of NAPE remaining independent; however, it opted not to pursue this alternative because the proposed transaction with NNN appeared to be more likely to increase shareholder value.

      On November 24, 2004, legal counsel for NNN distributed to NAPE an initial draft merger agreement. On November 29, 2004, the parties executed a 30-day extension to the confidentiality/exclusivity agreement. In addition, in late November 2004, NAPE elected to engage a financial advisor to provide an opinion to NAPE that the merger consideration, taking into account the pre-closing special dividend, to be received by NAPE’s public shareholders in the merger was fair to NAPE’s public shareholders from a financial point of view.

      Between November 29 and December 17, 2004, the parties and their representatives continued their due diligence and negotiated a definitive merger agreement, the shareholders’ agreement and an escrow agreement. Issues that were discussed included the scope of shareholder indemnification for NAPE’s representations, warranties and covenants and payments to NAPE officers for obtaining releases of claims.

      On December 17, 2004, NAPE and NNN reached agreement on the principal open business issues related to the merger agreement, including a requirement that NAPE pay a dividend of $20.8 million to its shareholders prior to closing, which dividend represents approximately $50.84 per share of NAPE common stock.

      On December 17, 2004, each of the boards of directors of NAPE and NNN met and discussed the status of the merger discussions. The NAPE board of directors authorized the continuation of discussions between the parties, while the NNN board of directors approved the material terms of the merger and authorized NNN management to finalize the merger agreement.

      On December 21, 2004, NAPE retained Houlihan Lokey Howard & Zukin to act as a financial advisor for the NAPE board of directors in connection with the potential merger. Prior to that date, NAPE’s management believed they had a sufficient understanding of the value of NAPE to negotiate the terms of the transaction with NNN without the assistance of a financial advisor. Houlihan Lokey Howard & Zukin was only engaged to provide a fairness opinion.

      Between December 17, 2004 and January 14, 2004, the parties and their representatives finalized their due diligence as well as the terms of the merger agreement, the shareholders’ agreement and an escrow agreement.

      On January 14, 2005, the board of directors of NAPE met to review the relevant transaction documents and to receive presentations from legal counsel regarding the transaction documents and Houlihan Lokey Howard & Zukin regarding its financial analysis of the consideration payable to NAPE’s public shareholders in the merger. Houlihan Lokey Howard & Zukin rendered to the board of directors of NAPE its oral opinion, subsequently confirmed in writing by delivery of its written opinion dated January 14, 2005, to the effect that the merger consideration, taking into account the special pre-closing dividend, to be received by NAPE’s public shareholders in the merger was fair to NAPE’s public shareholders from a financial point of view. Following the presentations and after considering and discussing the factors set forth under “— NAPE’s

Reasons for the Merger,” the board of directors of NAPE unanimously approved the merger agreement, the merger and the related transaction documents.

      The parties executed the definitive merger agreement and related documents on January 14, 2005.

      On January 18, 2005, NAPE and NNN issued a joint press release regarding the execution of the merger agreement.

NAPE’s Reasons for the Merger

      In making the determination and recommendation described above, the board of directors considered various factors, including:

•	NAPE’s business, current financial condition, results of operations and future prospects;

•	the anticipated increase in shareholder value as a result of the merger, which was not quantified, based on the following factors:

i	NNN’s greater ability to raise capital following the merger due to its investment-grade credit rating and significantly larger market capitalization;

i	the greater size, property diversification, and market capitalization of the combined company following the merger relative to NAPE;

i	NNN’s historical performance including that, over the past 15 consecutive years, NNN had paid increasing dividends to its stockholders; and

i	that, using the midpoint of the range, the value of the merger consideration, taking into account the pre-closing dividend, based upon information provided to the board of directors by Houlihan Lokey Howard & Zukin, represented a premium of 120% over the $58.50 price of NAPE common stock on November 22, 2004, the last day on which trading of NAPE common stock occurred prior to execution of the merger agreement;

•	NAPE’s relatively small market capitalization, its common stock trading range and lack of trading volume;

•	NAPE’s limited growth potential due to its lack of access to additional capital;

•	the fairness opinion of Houlihan Lokey Howard & Zukin, dated January 14, 2005, to the effect that, subject to and based on the considerations in its opinion, as of that date, the merger consideration, taking into account the special pre-closing dividend, to be received by NAPE’s public shareholders in the merger was fair from a financial point of view to such holders; and

•	the terms and conditions of the merger agreement.

      NAPE’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

•	the value of NNN common stock could fall before the merger is completed thereby reducing the merger consideration that NAPE shareholders will receive;

•	the amount of management time and effort required to effect the merger; and

•	the approximately $300,000 of costs that NAPE will incur if the merger is not completed.

      NAPE’s board of directors concluded, that on balance, the potential benefits of the merger to NAPE and its shareholders outweighed the risks associated with the merger.

      The discussion of the information and factors considered by NAPE’s board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, NAPE’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

NNN’s Reasons For the Merger

      The decision of NNN’s board of directors was based on several potential benefits of the merger, including the following:

•	the opportunity presented by the merger for NNN to acquire a significant portfolio of high-quality, freestanding retail properties subject to long-term net leases. NAPE currently owns or has interests in 43 properties located in 12 states. NNN senior management believes that this portfolio would be difficult to replicate through individual acquisitions;

•	NAPE’s portfolio will provide additional concept and line of trade diversification to NNN and is consistent with NNN’s geographic diversification strategy. The combined portfolio will include approximately 405 properties in 41 states;

•	NNN’s management anticipates that the transaction will be immediately accretive to earnings and funds from operation (FFO) and net income. Earnings and FFO available to common stockholders is expected to increase $0.02 per share, and net income available to common stockholders is expected to increase $0.02 per share;

•	the characteristics of NAPE’s assets complement those of NNN’s existing assets, including long-term leases, strong locations and flexibility of design and adaptation;

•	the opportunities for economies of scale and operating efficiencies from the merger will result in anticipated reductions in expenses of approximately $550,000, on an annual basis, following the merger;

•	the due diligence review of NAPE and its assets conducted by NNN management and its advisors, including, among other things, site tours of many of NAPE’s properties, and management’s assessment of the quality of NAPE’s assets; and

•	historical and prospective information concerning NNN’s and NAPE’s respective businesses, operations and financial performance, including, among other things, the earnings prospects of NNN and its debt service and financial obligations, both before and after the merger.

      NNN’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

•	the risk that the anticipated benefits of the merger to NNN and its stockholders may not be realized as a result of possible changes in the real estate markets, deterioration of tenants’ ability to pay rent, any inability to operate the NAPE portfolio of properties, any inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the two companies and their respective operations;

•	the approximately $250,000 of costs involved in connection with completing the merger and the management time and effort required to effect the merger and integrate the businesses of NNN and NAPE;

•	the risk that the merger might not be completed based upon the failure to satisfy covenants or closing conditions; and

•	other applicable risks described in this proxy statement-prospectus under “RISK FACTORS” (p. 7).

      NNN’s board of directors concluded, however, that on balance, the potential benefits of the merger to NNN and its stockholders outweighed the risks associated with the merger.

      The discussion of the information and factors considered by NNN’s board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, NNN’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Opinion of NAPE’s Financial Advisor

      On December 21, 2004, NAPE retained Houlihan Lokey Howard & Zukin to act as a financial advisor for the board of directors of NAPE in connection with a merger of NAPE with NNN. In connection with the merger, each share of NAPE stock will be exchanged for four (4) shares of NNN common stock. In addition, as a condition to NNN’s obligation to consummate the merger, NAPE must pay a dividend of $20.8 million to its shareholders, which represents approximately $50.84 per share of NAPE common stock. NAPE plans to secure additional financing to fund the special dividend, which new debt will be assumed by NNN following the consummation of the merger. Accordingly, the total consideration to be received by NAPE’s public shareholders in connection with the merger, taking into account the special pre-closing dividend, is approximately $129.00 per share, consisting of approximately $50.84 per share in cash resulting from the special pre-closing dividend and four (4) shares of NNN common stock. Pursuant to Houlihan Lokey Howard & Zukin’s engagement with NAPE, the board of directors of NAPE requested that Houlihan Lokey Howard & Zukin render a written opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the public shareholders of NAPE.

      In selecting a financial advisor, NAPE considered several firms. NAPE, with assistance from its legal counsel, assessed the reputation in the marketplace of each firm, and, with respect to each firm, it compared the fees associated with, and the time required to render, a written opinion as to the fairness of the merger consideration. The board of directors of NAPE retained Houlihan Lokey Howard & Zukin based upon Houlihan Lokey Howard & Zukin’s experience in the valuation of businesses and their securities in connection with restructuring transactions, mergers, acquisitions, recapitalizations and similar transactions, particularly with respect to REITs and other real estate companies. Houlihan Lokey Howard & Zukin is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business valuations and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Houlihan Lokey Howard & Zukin had not previously provided services to NAPE.

      On January 14, 2005, Houlihan Lokey Howard & Zukin delivered its oral opinion, subsequently confirmed by its written opinion dated January 14, 2005, to the board of directors of NAPE to the effect that, as of the date of such opinion, on the basis of its analysis summarized below and subject to the limitations described below, that the consideration to be received by the public shareholders of NAPE in connection with the merger, taking into account the special pre-closing dividend, is fair to the public shareholders of NAPE from a financial point of view.

      Houlihan Lokey Howard & Zukin’s opinion does not constitute a recommendation to the board of directors of NAPE or any of the public shareholders of NAPE on whether or not to support the merger and does not constitute a recommendation to any security holder on whether or not to vote in favor of the merger. The opinion is furnished for the benefit of the board of directors of NAPE in evaluating the consideration to be received by the public shareholders of NAPE pursuant to the merger.

      As compensation to Houlihan Lokey Howard & Zukin for its services in connection with the rendering of its opinion, NAPE agreed to pay Houlihan Lokey Howard & Zukin professional fees of $150,000. No portion of the foregoing fee is contingent upon the consummation of the merger or the conclusions reached in the Houlihan Lokey Howard & Zukin opinion. NAPE also agreed to indemnify Houlihan Lokey Howard & Zukin and its affiliates and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey Howard & Zukin, and to reimburse Houlihan Lokey Howard & Zukin for its reasonable expenses.

      The opinion of Houlihan Lokey Howard & Zukin does not address: (i) NAPE’s underlying business decision to effect the merger, (ii) the tax or legal consequences of any transaction conducted as part of or related to the merger; (iii) the fairness, advisability or desirability of alternatives to the merger; or (iv) the fairness of any aspect of the merger and related transactions not expressly addressed in its opinion, including the fairness of the merger as a whole. Furthermore, Houlihan Lokey Howard & Zukin has not negotiated the merger or advised NAPE with respect to alternatives to it. Houlihan Lokey Howard & Zukin had been requested not to, and did not, solicit third party indications of interest in acquiring all or any part of NAPE, or make any recommendations as to the form or amount of consideration to be received by NAPE, its public shareholders, or any other person in connection with the merger and related transactions.

      In connection with its opinion, Houlihan Lokey Howard & Zukin made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey Howard & Zukin has:

•	reviewed NAPE’s annual reports to shareholders and on Form 10-K for the fiscal year ended 2003 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2004, and draft financial statements for the fiscal year ended December 31, 2004, which NAPE’s management has identified as being the most current financial statements available;

•	reviewed the draft of the merger agreement received from NAPE on December 29, 2004;

•	reviewed summaries of each property lease agreement;

•	reviewed the draft proxy statement/prospectus received from NAPE on January 13, 2005;

•	met with certain members of the senior management of NAPE to discuss the operations, financial condition, future prospects and projected operations and performance of NAPE, and met with representatives of NAPE’s independent accounting firm and counsel to discuss certain matters;

•	visited certain properties and business offices of NAPE;

•	reviewed forecasts and projections prepared by NAPE’s management with respect to each of the properties for the years ending December 31, 2005 through the relevant projection period;

•	reviewed the historical market prices and trading volume for NAPE’s publicly traded securities;

•	reviewed the historical market prices and trading volume for NNN’s publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that it deemed comparable to NAPE, and publicly available prices and premiums paid in other transactions that it considered similar to the merger; and

•	conducted such other studies, analyses and inquiries as it deemed appropriate.

      The following is a summary of the material financial analyses used by Houlihan Lokey Howard & Zukin in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy-statement-prospectus as Appendix C, and which describes, among other things, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey Howard & Zukin. Houlihan Lokey Howard & Zukin’s opinion is not a recommendation as to how any holder of NAPE common stock should vote with respect to the merger. You are urged to read the full text of Houlihan Lokey Howard & Zukin’s opinion carefully and in its entirety.

Fairness Analysis

      In order to determine the fairness of the merger consideration, taking into account the special pre-closing dividend, from a financial point of view, to NAPE’s public shareholders, Houlihan Lokey Howard & Zukin determined the value of the common stock of NAPE. In order to determine the value of the common stock on a controlling interest basis, Houlihan Lokey Howard & Zukin used the following valuation methodologies: a Comparable Transaction Approach, a Sum of the Parts Approach, a Discounted Cash Flow Approach, and a Market Capitalization Approach.

      Comparable Transaction Approach. Houlihan Lokey Howard & Zukin reviewed the consideration paid in certain change of control acquisitions of selected REITs from 2002 through 2004. The analysis showed that the EBITDA multiples exhibited in the change of control transactions ranged from 3.2x to 15.7x, with a median 11.5x. Triple-net lease REIT transactions numbered four during this period, with a median EBITDA multiple of 11.1x. The following table outlines Houlihan Lokey Howard & Zukin’s observations:

Comparable Transaction Summary(1)

(dollars in millions)

			LTM(3) Enterprise Value
			Multiples
		Enterprise
Announced	Target	Value(2)	Revenue	EBITDA	EBIT

12/20/2004	Kramont Realty Trust	$572.9	4.73x	7.2x	9.8x
10/25/2004	Cornerstone Realty Income Trust, Inc.	$1,412.0	7.85x	14.9x	38.4x
8/20/2004	Rouse Co.	$6,964.0	5.80x	11.6x	17.2x
8/9/2004	CNL Restaurant Properties, Inc.*	$1,137.1	10.24x	15.2x	18.4x
6/21/2004	Chelsea Property Group, Inc.	$4,264.6	11.16x	15.7x	21.5x
1/22/2004	Great Lakes REIT	$599.3	5.62x	12.0x	22.0x
1/13/2004	Atlantic Realty Trust	$29.0	4.11x	15.0x	18.3x
11/26/2003	America First Real Estate Investment Partners LP	$42.9	2.10x	3.2x	4.6x
11/20/2003	ElderTrust*	$191.2	7.07x	8.8x	14.4x
7/14/2003	Apex Mortgage Capital Inc.	$182.3	1.09x	NA	1.2x
6/18/2003	Mid Atlantic Realty Trust	$401.6	5.52x	7.4x	9.6x
5/14/2003	Crown American Realty Trust	$1,266.7	6.69x	11.3x	20.0x
5/8/2003	RFS Hotel Investors Inc.	$649.4	3.27x	11.7x	28.6x
12/24/2002	Aegis Realty Inc.	$160.0	5.87x	11.7x	21.9x
11/6/2002	Center Trust Inc.	$608.8	6.06x	10.7x	16.8x
10/29/2002	IRT Property Co*	$722.5	8.09x	11.5x	15.5x
10/4/2002	JDN Realty Corp*	$1,023.2	9.60x	10.8x	15.2x
3/4/2002	JP Realty Inc.	$1,013.9	7.02x	9.8x	14.0x

		LTM(2) Enterprise Value
		Multiples
	Enterprise
	Value(2)	Revenue	EBITDA	EBIT

Low	$29.0	1.09x	3.2x	1.2x
High	$6,964.0	11.16x	15.7x	38.4x
Median	$649.4	5.87x	11.5x	16.8x
Mean	$1,161.8	6.19x	11.1x	16.5x
* Triple Net Lease REITS
Median for Triple Net Lease REITS only	$660.9	8.84x	11.1x	15.3x
Mean for Triple Net Lease REITS only	$662.5	8.75x	11.6x	15.9x

(1)	Transaction study based on selected announced and completed, controlling interest acquisitions with announcement dates between January 1, 2002 and December 31, 2004 for which purchase price multiples were available. Target companies were required to have an SIC code of 6798. Sources included Securities Data Company, Mergerstat, and public filings.
(2)	As of September 30, 2004.
(3)	Represents the last twelve months ended September 30, 2004.

      No company or transaction used in the analysis described above was directly comparable to NAPE. Accordingly, Houlihan Lokey Howard & Zukin reviewed the foregoing transactions to understand the range of multiples paid for REITs. Houlihan Lokey Howard & Zukin derived an indication of the range of enterprise value for NAPE by applying the latest twelve months EBITDA multiples to NAPE’s adjusted latest twelve months EBITDA ended December 31, 2004. Based on the above, Houlihan Lokey Howard & Zukin calculated the equity value of NAPE on a controlling interest basis, after adjusting for net interest-bearing debt, to be in the range of $48.6 million to $53.8 million.

Selected Multiple Range	10.50X	-	11.50X
Concluded Equity Value (in millions)	$48.6	-	$53.8

      Sum of the Parts Approach. Houlihan Lokey Howard & Zukin reviewed the historical and projected revenue and expenses for each property currently owned by NAPE. In conducting its analysis, Houlihan Lokey Howard & Zukin developed a discounted cash flow valuation for each of NAPE’s property types to arrive at the aggregate value of NAPE. The 20-year forecasts used in Houlihan Lokey Howard & Zukin’s analysis are based on forecasts prepared by NAPE, adjusted to take into account the expenses attributable to each property. The following table summarizes Houlihan Lokey Howard & Zukin’s conclusions for each property type.

			Range of
			Values
		Terminal
Property Type	Discount Rate	Capitalization Rate	Low		High

(dollars in millions)
Family Restaurants	10.0% - 11.0%	8.5% - 9.5%	$8.0	-	$9.4
Fast Food Restaurants	8.0% - 9.0%	8.5% - 9.5%	$6.3	-	$7.7
Service Centers	12.5% - 13.5%	8.5% - 9.5%	$2.1	-	$2.5
Convenience Stores	10.0% - 11.0%	8.5% - 9.5%	$24.1	-	$28.2
Retail Sports	11.5% - 12.5%	8.5% - 9.5%	$9.9	-	$11.4
Retail Pharmacy	6.5% - 7.5%	8.5% - 9.5%	$3.9	-	$4.9
Office Buildings	10.5% - 11.5%	8.5% - 9.5%	$0.8	-	$0.9
Other Properties	9.5% - 10.5%	8.5% - 9.5%	$0.7	-	$0.7
Total			$55.7	-	$65.7

      In selecting the appropriate ranges of discount rates and terminal capitalization rates to apply to each property type, Houlihan Lokey Howard & Zukin examined relevant national and regional studies of discount and capitalization rates, and also considered the cost of debt and cost of equity capital of comparable public companies in each property category. Examples of these comparable companies include IHOP, Denny’s, and Applebee’s for the Family Restaurant category, and Walgreen, Rite-Aid, and CVS Corp. for the Retail Pharmacy group.

      Discounted Cash Flow. Houlihan Lokey Howard & Zukin also reviewed NAPE’s projected cash flows on an aggregate basis. These projections take into account property-related expenses that would be payable by NAPE. The present value of these cash flows was calculated using a range of discount rates of 10 to 12 percent and a range of terminal capitalization rates of 8 to 10 percent.

Discounted Cash Flow Method

Concluded Equity Value Range (in millions)	$49.7	—	$54.8

      Market Capitalization Approach. Houlihan Lokey Howard & Zukin reviewed certain financial information of comparable publicly traded REITs selected solely by Houlihan Lokey Howard & Zukin. The public company comparable REITs included the following four triple-net lease REITs: Agree Realty, Commercial Net Lease Realty, Lexington Corporation Properties, and Realty Income Corporation and the following Small Retail and Office REITs: American Financial Realty Trust, AmREIT, AmeriVest Properties, Inc., Palmetto Real Estate Trust and Urstadt Biddle Properties. Houlihan Lokey Howard & Zukin calculated certain financial ratios of the public company comparable REITs based on the most recent publicly available information. Houlihan Lokey Howard & Zukin’s analysis showed that the EBITDA multiples exhibited by the public company comparable REITs were as follows:

Comparable Public Company Debt-Free Multiples

      (dollars in millions)

		EV/EBITDA
	Enterprise
	Value(1)	2004
	(EV)	FYE	LTM(2)

Triple Net Lease REITs
Agree Realty Corp	$284.362	13.0x	12.2x
Commercial Net Lease Realty, Inc.	1,573.299	16.6x	14.1x
Lexington Corporate Properties Trust	1,880.365	17.6x	14.5x
Realty Income Corporation	1,539.981	11.0x	9.5x
Small Retail and Office REITs
American Financial Realty Trust	3,828.098	—	28.0x
Amerivest Properties Inc	347.512	24.3x	17.6x
Amreit	169.501	28.6x	17.9x
Palmetto Real Estate Trust	19.991	12.7x	13.0x
Urstadt Biddle Properties	564.484	14.4x	13.2x
All REITs
Low		11.0x	9.5x
High		17.6x	17.9x
Median		13.7x	13.6x
Mean		14.2x	14.0x
Small Retail and Office REITs
Low		11.0x	9.5x
High		17.6x	14.5x
Median		14.8x	13.2x
Mean		14.5x	12.6x

(1)	As of September 30, 2004.

(2)	Represents the last twelve months ended September 30, 2004.

      The selected range of EBITDA multiples were applied to NAPE’s 2004 EBITDA, producing the following range of equity values:

Selected EBITDA Multiple Range	11.50X	—	12.50X
Concluded Equity Value Range (in millions)	$54.0	—	$59.0

Conclusion

      Based on the analyses above, Houlihan Lokey Howard & Zukin determined the equity value of NAPE ranged from $51.0 million to $56.0 million. Based on the 409,133 shares of common stock of NAPE outstanding as of December 31, 2004, the concluded equity value ranged from $124.65 to $136.87 per share.

(dollars in millions, except per share data)

Comparable Transaction Approach	$48.6	—	$53.8
Sum of the Parts Approach	$50.4	—	$60.5
Discounted Cash Flow Approach	$49.7	—	$54.8
Market Capitalization Approach	$54.0	—	$59.0
Concluded Equity Value Range	$51.0		$56.0
Equity Value Per Share	$124.65		$136.87

Total Consideration

      The total consideration to be received by the public shareholders of NAPE consists of approximately $50.84 per share in cash resulting from the special pre-closing dividend and four (4) shares of NNN common stock for each share of NAPE common stock. Based on recent trading prices, Houlihan Lokey Howard & Zukin determined a reasonable range of NNN’s common stock value to be $18.80 to $20.50 per share. The total consideration, taking into account the special pre-closing dividend, was estimated to range between $51.6 million and $54.3 million, with a midpoint of $53.0 million falling within the range of equity value determined above.

(dollars in millions, except per share data)

NNN Stock Price Per Share Range	$18.80	—	$20.50
Estimated Value of NNN Shares to be Received	$30.8	—	$33.5
Special Pre-Closing Dividend	$20.8		$20.8
Total Consideration Range	$51.6	—	$54.3

Assumptions

      As a matter of course, NAPE does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey Howard & Zukin considered financial projections prepared by the management of NAPE under market conditions as they existed as of December 31, 2004. Houlihan Lokey Howard & Zukin has been advised that NAPE’s management does not intend to provide Houlihan Lokey Howard & Zukin with any updated or revised financial projections in connection with the merger or otherwise. Houlihan Lokey Howard & Zukin has also been advised that the financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, Houlihan Lokey Howard & Zukin has been advised that factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of NAPE, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, Houlihan Lokey Howard & Zukin was advised the financial projections should not be relied upon as necessarily indicative of future results, and you are cautioned not to place undue reliance on such financial projections.

      For purposes of its opinion, Houlihan Lokey Howard & Zukin has not undertaken any inquiry as to, or taken into consideration, the possible tax consequences of the merger (including whether the public shareholders of NAPE will recognize taxable income as a result of participating in the merger). Such tax consequences could be material and could affect the analysis underlying the conclusions reached in the opinion of Houlihan Lokey Howard & Zukin.

      In arriving at its opinion, Houlihan Lokey Howard & Zukin reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. The opinion of Houlihan Lokey Howard & Zukin is based on the business, economic, market and other conditions as they existed as of January 14, 2005. In rendering its opinion, Houlihan Lokey Howard & Zukin has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Houlihan Lokey Howard & Zukin by the management of NAPE and that such information, including the financial projections, was reasonably prepared and reflected the best currently available estimates of the financial results and condition of the properties held by NAPE, and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the opinion. Houlihan Lokey Howard & Zukin did not independently verify the accuracy or completeness of the information supplied to it and does not assume responsibility for it. Houlihan Lokey Howard & Zukin did not make any independent appraisal of the specific properties or assets other than as described herein.

      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey Howard & Zukin in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey Howard & Zukin made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey Howard & Zukin believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey Howard & Zukin’s opinion. In its analysis, Houlihan Lokey Howard & Zukin made numerous assumptions with respect to NAPE, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of the businesses or securities of NAPE are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Interests of Certain Persons in the Merger

      Certain members of NAPE’s board of directors and management may be deemed to have certain interests in the merger that are in addition to the interests of NAPE and its shareholders in the merger. NAPE’s board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

      Mr. Di Paglia and Ms. Fasano are both long-time officers and employees of NAPE. Mr. Di Paglia is employed by NAPE under an employment agreement entered into and approved by NAPE’s board of directors on November 20, 1998. The employment agreement has an effective date of January 1, 1999 and has a 10-year term expiring on December 31, 2008; provided, however, that the 10-year term is automatically extended for an additional year each December in the absence of action to the contrary by the board of directors of NAPE. As a result, the employment agreement currently expires on December 31, 2014. Pursuant to the employment agreement, Mr. Di Paglia’s annual compensation is subject to an increase equal to the greater of 3% or the increase in the Consumer Price Index for All Urban Consumers. Under the agreement, in the event NAPE should terminate Mr. Di Paglia’s employment, other than for disability or for cause, he shall be entitled to receive (without offset by earnings of subsequent employment) his then-annual compensation (presently $155,799) for each year in the unexpired term of the contract (presently through December 31, 2014), payable at his election, monthly over such period or in a lump sum discounted to present value (currently $1,072,000). Ms. Fasano has not entered into an employment contract with NAPE.

      As a condition to closing of the merger, NNN requested that NAPE terminate the employment of all NAPE employees, including Mr. Di Paglia and Ms. Fasano, and that Mr. Di Paglia and Ms. Fasano release NAPE from all claims for compensation in connection with the termination of their employment by NAPE. In addition, while Mr. Di Paglia and Ms. Fasano did not claim to be entitled to any broker’s, finder’s or other fees in connection with the transactions contemplated by the merger agreement, NNN requested a release from any claims related to such fees as a condition to closing. The release requires NAPE to pay $1,300,000 to Mr. Di Paglia and $200,000 to Ms. Fasano immediately prior to closing in return for the release of claims. The release shall have no force or effect if the merger is not consummated. The release, including the payment amounts, was negotiated between NNN and each of Mr. Di Paglia and Ms. Fasano. Factors that led to the final determination of the release payments included Mr. Di Paglia’s and Ms. Fasano’s long-time service to NAPE, NNN’s desire to have all severance payments made prior to the closing of the merger, although Mr. Di Paglia’s employment agreement afforded him the opportunity to receive severance payments for the remainder of his 10-year employment term, NNN’s desire for Ms. Fasano to maintain her employment with NAPE through the closing of the merger, and the theoretical risk that Mr. Di Paglia and Ms. Fasano could claim to be entitled to undetermined broker’s, finder’s or other fees in connection with the transactions contemplated by the merger agreement. The release was unanimously approved by NAPE’s board of directors on January 14, 2005.

Regulatory Approval

      Neither NAPE nor NNN is aware of any other material approval or action by any state, federal or foreign governmental agency that is required prior to the consummation of the merger in order to effect the merger or of any license or regulatory permit that is material to the businesses of NAPE or NNN and that is likely to be adversely affected by the consummation of the merger.

Shareholders’ Agreement

      The following description of the shareholders’ agreement does not purport to be complete and is qualified in its entirety by, and is subject to, the more complete and detailed information set forth in the shareholders’ agreement, which is attached as Appendix B to this proxy statement-prospectus.

      Simultaneously with the execution of the merger agreement, Mr. Di Paglia, Nadine Di Paglia, who is Mr. Di Paglia’s spouse, and The Di Paglia Family Trust, of which Mr. Di Paglia is sole trustee, executed and delivered to NNN a shareholders’ agreement under which they agreed to:

•	cause the holder of record on any applicable record date to, from time to time, at the request of NNN, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of shareholders of NAPE, however called, or in connection with any written consent of the holders of NAPE common stock, (a) if a meeting is held, appear at such meeting or otherwise cause their NAPE common stock to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all of their NAPE common stock, and any other voting securities of NAPE that are beneficially owned or held of record by them or as to which they have, directly or indirectly, the right to vote or direct the voting; and

•	irrevocably appoint and make NNN and certain of its officers their agents, attorneys and proxies, with full power of substitution and resubstitution, to the full extent of the their rights with respect to their respective shares of NAPE common stock, to vote their NAPE common stock at every annual, special or adjourned meeting of NAPE shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of adoption of the merger agreement.

      Neither Mr. Di Paglia, Nadine Di Paglia nor The Di Paglia Family Trust shall be required to vote for, or provide a consent with respect to, any action that would reduce the number of the shares of NNN common stock to be received by Mr. Di Paglia, Nadine Di Paglia or The Di Paglia Family Trust in respect of their respective shares of NAPE common stock in the merger or take any action that is otherwise prohibited by Iowa law.

      As of January 14, 2005, Mr. Di Paglia, Nadine Di Paglia and The Di Paglia Family Trust in the aggregate beneficially owned 217,000 shares of NAPE common stock, which shares represented approximately 53% of the issued and outstanding shares of NAPE common stock on such date.

THE MERGER AGREEMENT

      The following description of the merger agreement does not purport to be complete and is qualified in its entirety by, and is subject to, the more complete and detailed information set forth in the merger agreement, which is attached as Appendix A to this proxy statement-prospectus.

Terms of the Merger

      Subject to the terms and conditions of the merger agreement, NAPE will merge with and into NAPE Acquisition, a wholly owned direct subsidiary of NNN with NAPE Acquisition being the surviving corporation, and the separate corporate existence of NAPE will terminate. NAPE Acquisition will continue to exist following the merger and its internal corporate affairs will be governed by Maryland law. As a result of the merger, the shareholders of NAPE will become common stockholders of NNN.

      The merger will be completed and become effective on the date and at the time articles of merger are filed with the Secretary of State of Iowa and the Maryland Department of Assessments and Taxation, or at such later time as may be specified in the certificates of merger.

      The articles of incorporation and bylaws of NAPE Acquisition in effect immediately prior to the effective time of the merger will continue to be the articles of incorporation and bylaws of NAPE Acquisition following completion of the merger.

      The directors and officers of NAPE Acquisition immediately prior to the effective time of the merger will be the directors and officers of NAPE Acquisition following the merger.

Conversion of Securities

      Each share of NAPE common stock issued and outstanding immediately prior to the effective time, with the exception of shares with respect to which appraisal rights have been perfected, will be automatically converted into the right to receive four (4) shares of NNN common stock.

      The exchange ratio with respect to NNN common stock used in the above calculation will be adjusted to reflect the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to NAPE common stock or NNN common stock occurring prior to the effective time.

Exchange of Share Certificates

      When the merger is completed, NNN’s exchange agent will mail to NAPE shareholders a letter of transmittal and instructions for use in surrendering NAPE stock certificates in exchange for NNN common stock certificates. When a NAPE shareholder delivers the NAPE stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the NAPE share certificates will be canceled and certificates for NNN common stock, representing the number of full shares of NNN common stock into which the NAPE stock represented by the returned certificate converts, will be sent to the shareholder.

Representations and Warranties

      The merger agreement includes various representations and warranties qualified by specified exceptions and materiality standards, of both NAPE and NNN related to, among other things:

•	corporate organization, valid existence, good standing and requisite authority to conduct business;

•	the absence of any undisclosed ownership of equity, membership, partnership or similar interest in any other business entity;

•	capitalization, validity of capital stock, and the absence of any undisclosed options, warrants or other similar rights to acquire capital stock;

•	corporate power and authority to enter into the merger agreement and the transactions contemplated thereby, and the enforceability of the merger agreement;

•	timely filing of all SEC forms, reports or other documents required to be filed with the SEC since January 1, 2001, and the material conformity of all such documents to the requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder;

•	the fair presentation, in all material respects, of each company’s financial position and results of operations, and the compliance with generally accepted accounting principles (GAAP) in the financial statements of each company, and the completeness and accuracy, in all material respects, of the books and records of each company; and

•	the absence of any undisclosed liabilities or indebtedness.

      The merger agreement also includes various representations and warranties of NAPE related to, among other things:

•	the completeness and accuracy of the disclosure concerning properties owned by NAPE and all material contracts, leases, agreements or understandings of NAPE, and the absence of any material breach or default with respect to any material agreement to which NAPE is a party;

•	the payment or the creation of reserves for all taxes, the filing of all required tax returns and the absence of any ongoing tax audits or investigation;

•	the absence of any undisclosed pending or threatened material litigation against NAPE or any unsatisfied judgments against NAPE;

•	NAPE’s liabilities under, and compliance with, applicable laws and regulations;

•	the absence of any undisclosed transactions with affiliates of NAPE;

•	the completeness and accuracy of the disclosure concerning the compensation of officers, directors and employees of NAPE; and

•	the accuracy of information concerning NAPE supplied by NAPE for use in this proxy statement.

      The merger agreement also includes various representations and warranties of NNN related to, among other things:

•	the validity of the NNN common stock to be issued as merger consideration; and

•	the lack of ownership of NAPE common stock.

      None of the representations and warranties of NNN survive the completion of the merger. Subject to certain exceptions, the representations and warranties of NAPE survive the completion of the merger until the second anniversary of the date on which the merger is consummated. Pursuant to the merger agreement, Mr. Di Paglia is obligated to indemnify NNN and NAPE Acquisition for any loss, damage, deficiency, claim, liability, obligation, tax, suit, action, fee, cost or expense of any nature whatsoever incurred by NNN or NAPE

Acquisition and resulting from, among other things, any breach of any representation and warranty of NAPE contained in the merger agreement. See “— Indemnity Obligations of Raymond Di Paglia” (p. 32).

Covenants

      Conduct of Business. The merger agreement requires NAPE to carry on its business in the ordinary course consistent with past practice in compliance with applicable laws, use commercially reasonable efforts, as determined in good faith by NAPE, to maintain and preserve its business organizations, assets, officers, employees and business relationships and to maintain in effect its contracts, unless it obtains the prior written consent of NNN and NAPE Acquisition to do otherwise.

      In addition, NAPE also has agreed that, subject to certain exceptions, it will not do any of the following without the prior written consent of NNN and NAPE Acquisition:

•	(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than (A) payment of a cash dividend of $20.8 million, which represents approximately $50.84 per share of NAPE common stock, and (B) dividends and distributions consistent with past practice), (ii) split, combine or reclassify any of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•	issue, sell, pledge or otherwise dispose of any shares of its capital stock or any securities convertible into or exchangeable for such capital stock except pursuant to existing stock option plans;

•	amend its articles of incorporation or bylaws;

•	acquire by merger or consolidation any business or other entity;

•	make any changes in accounting methods, principles or practices;

•	increase its indebtedness, guarantee any indebtedness or make any loans, advances (other than advances to employees of NAPE in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other entity or person;

•	sell or dispose of material assets, subject to certain conditions;

•	enter into any agreement with respect to a sale or all or substantially all of its stock or assets;

•	subject to certain conditions, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate;

•	pay, discharge or satisfy any claims, liabilities or obligations outside of the ordinary course of business in excess of $150,000 in the aggregate;

•	make or rescind any material tax election, settle or compromise any material tax liability or amend in any material respect any tax return;

•	fail to report to NNN on material operational matters and any proposals to engage in material transactions;

•	fail to maintain in full force and effect insurance coverage;

•	engage in, enter into or amend any contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, shareholders or other affiliates of NAPE, or any of their respective affiliates or family members, except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger);

•	adopt any new employee benefit plan or amend any existing employee benefit plan;

•	settle any stockholder derivative or class action claims arising out of or in connection with the merger;

•	adopt, ratify or effectuate a shareholders’ rights plan or agreement;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

•	increase in any material respect the compensation or fringe benefits of any directors, officers or key employees; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the satisfaction or occurrence of any conditions specified in the merger agreement.

      No Solicitation. NAPE has agreed not to solicit or encourage any inquiries or proposals or, except as described below, engage in discussions with any person related to any acquisition proposal. An acquisition proposal for purposes of the merger agreement is:

•	any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

•	any direct or indirect acquisition of 20% or more of the outstanding voting equity securities of NAPE; or

•	any transfer of any of NAPE’s assets resulting in the transfer of more than 20% of its assets.

      NAPE also agreed not to engage in any discussions or negotiations with, or provide materials to, any person relating, or that could reasonably be expected to lead, to an acquisition proposal. NAPE agreed to promptly notify NNN of any acquisition proposals or any changes to an existing acquisition proposal.

      Listing of NNN Common Stock. NNN has agreed to cause the shares of NNN common stock to be issued in the merger to be listed on the NYSE on or prior to the closing date of the merger.

      Certain Other Covenants. The merger agreement also contains certain other agreements of NAPE and NNN, including those requiring the parties to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger;

•	obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger;

•	make all necessary filings, and thereafter make any other submissions required under state and federal securities laws, state and federal antitrust laws and any other applicable law; and

•	execute or deliver any additional instruments necessary to consummate the merger and cooperate with each other in the making of all such filings.

Indemnity Obligations of Raymond Di Paglia

      Pursuant to the merger agreement, Mr. Di Paglia is obligated to indemnify NNN and NAPE Acquisition for any loss, damage, deficiency, claim, liability, obligation, tax, suit, action, fee, cost or expense of any nature whatsoever incurred by NNN or NAPE Acquisition and resulting from the following:

•	any breach by NAPE of any of its representations and warranties contained in the merger agreement or any schedule or certificate delivered by NAPE pursuant to the merger agreement;

•	any breach or non-fulfillment of, or any failure to perform, by NAPE of any of its covenants, agreements or undertakings contained in or made pursuant to the merger agreement;

•	all interest, penalties and costs and expenses arising out of or related to any indemnification made pursuant to the merger agreement; and

•	any payments made in connection with the merger by NAPE to Mr. Di Paglia and Ms. Fasano relating to releases of claims.

Mr. Di Paglia is obligated to indemnify NNN and NAPE Acquisition until the second anniversary of the date on which the merger is consummated, but the cumulative amount of indemnity claims must exceed $200,000 in the aggregate, subject to certain limitations, in order for Mr. Di Paglia to become liable for any indemnity claim. In connection with the merger, Mr. Di Paglia shall enter into an escrow agreement whereby he agrees to have a portion of the merger consideration he is entitled to receive upon completion of the merger deposited into an escrow account in order to satisfy his indemnification obligations. Under the merger agreement, the aggregate liability of Mr. Di Paglia for any indemnity claim that is asserted prior to the close of business on the first anniversary of the closing date of the merger cannot exceed the lesser of the amount realized by either indemnitee from the value of the NNN common stock then held in escrow or $4,000,000. In addition, the aggregate liability of Mr. Di Paglia for any indemnity claim that is asserted on or after the close of business on the first anniversary of the closing date of the merger cannot exceed the lesser of the amount realized by either indemnitee from the value of the NNN common stock then held in escrow or $2,000,000.

Conditions to the Merger

      There are a number of conditions that must be met (or waived by the party for whose benefit the condition exists) for the merger to be completed.

      Conditions to the Obligations of NAPE and NNN. The conditions to the parties’ obligation to consummate the merger are:

•	approval of the merger by NAPE’s shareholders;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to file, obtain or occur would cause a material adverse effect, shall have been filed or obtained or shall have occurred;

•	a registration statement for the shares of NNN common stock to be issued in the merger, has become effective and those shares have been approved for listing on the NYSE; and

•	no governmental entity has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction, or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

      Conditions to NNN’s Obligations. The further conditions to NNN’s obligation to consummate the merger are:

•	certain representations and warranties of NAPE set forth in the merger agreement are true and correct as of the closing date of the merger;

•	NAPE has performed in all material respects all obligations required to be performed by it under the merger agreement;

•	NNN has received a written opinion from its counsel to the effect that the merger will be treated as a tax-free reorganization;

•	NAPE has obtained all required consents and approvals of third parties;

•	the shareholders’ agreement shall be in full force and effect as of the effective time of the merger and shall have become effective in accordance with the respective terms thereof, and the actions required to be taken thereunder by the parties thereto prior to the effective time of the merger have been taken;

•	no events, changes or effects, individually or in the aggregate, with respect to NAPE or any of its subsidiaries or any of the business, prospects, or commercial relationships of NAPE or its subsidiaries having, or that could reasonably be expected to have, a material adverse effect has occurred;

•	NNN has received a letter from its tax advisors confirming the amount of NAPE’s earnings and profits for all taxable years, including the taxable year beginning January 1, 2005, and ending as of the closing date of the merger;

•	NAPE has paid a dividend to its shareholders in the amount of $20.8 million (which represents approximately $50.84 per share of NAPE common stock);

•	NAPE has sold all of its marketable securities at no less than fair market value and has used the proceeds of such sales solely to pay a portion of the $20.8 million in dividends to be paid to its shareholders;

•	NNN has received from NAPE tenant estoppel certificates from tenants representing at least 95% of NAPE’s annualized rental revenues as of September 30, 2004;

•	the escrow agent and Raymond Di Paglia shall have executed and delivered to NNN an escrow agreement and such agreement shall remain in full force and effect;

•	NAPE has terminated all employee benefit plans;

•	employment contracts with officers of NAPE have been terminated;

•	the agreements between NAPE and each of Raymond Di Paglia and Kristine M. Fasano relating to the release of certain claims have been executed, and NAPE has made all payments to them as required pursuant to the merger agreement;

•	the employment of any persons by NAPE or any of its subsidiaries has been terminated; and

•	the number of shares on NAPE common stock for which appraisal rights are properly asserted under Iowa law does not exceed 5% percent of the shares of NAPE common stock that are outstanding on the date of the merger agreement.

      Conditions to NAPE’s Obligations. The further conditions to NAPE’s obligations to consummate the merger are:

•	certain representations and warranties of NNN set forth in the merger agreement are true and correct as of the closing date of the merger;

•	NNN has performed in all material respects all obligations required to be performed by it under the merger agreement;

•	NAPE has received a written opinion from its counsel that the merger will be treated as a tax-free reorganization;

•	Houlihan Lokey Howard & Zukin has not withdrawn, modified or revoked its fairness opinion;

•	NNN has obtained all required consents and approvals of third parties; and

•	no events, changes or effects, individually or in the aggregate, with respect to NNN or any of its subsidiaries or any of the business, prospects, or commercial relationships of NNN or its subsidiaries having, or that could reasonably be expected to have, a material adverse effect have occurred.

Termination

      Termination of the Merger Agreement. NAPE and NNN may, by mutual written consent, agree to terminate the merger agreement without consummating the merger. The merger agreement may also be terminated:

      By either NAPE or NNN:

•	if the merger is not completed by July 31, 2005;

•	if any final, nonappealable order of any governmental entity or court is in effect that prevents the completion of the merger; or

•	if it is not in material breach of its obligations under the merger agreement and if any of the representations and warranties of the other party are materially untrue or inaccurate or the other party has breached (and such breach has not either been cured or waived) any of its covenants or agreements in the merger agreement so that any of the other party’s conditions to complete the merger would not be satisfied.

      By NNN:

•	if the merger is not approved by a majority of the NAPE shareholders who are not bound by the shareholders’ agreement;

•	if NAPE’s board of directors approves or recommends, or proposes to approve or recommend, an acquisition proposal other than the merger; withdraws or modifies its recommendation or approval of the merger; fails to issue a press release reaffirming the NAPE board of directors recommendation of the merger after commencement of a tender offer or exchange offer for more than 20% of the outstanding voting securities of NAPE within two business days of NNN’s written request, or causes NAPE to enter into any letter of intent or agreement for a competing acquisition proposal;

•	if (i) any person (other than NNN or an affiliate of NNN) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of NAPE or (ii) if a tender or exchange offer for NAPE is commenced and within 10 business days thereof NAPE’s board of directors fails to recommend rejection of the tender offer or exchange offer; or

•	if any of the shareholders of NAPE that is a party to the shareholders’ agreement has breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger as contemplated in the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following are the material United States federal income tax consequences of the merger and the ownership of NNN common stock by current NAPE shareholders. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Department regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement-prospectus, all of which may change, retroactively or prospectively, and may be subject to differing interpretations.

      This discussion addresses only shares of NAPE or NNN common stock held as capital assets. It does not address all aspects of federal income taxation that may be relevant to a NAPE shareholder based upon that shareholder’s particular circumstances or to a NAPE shareholder subject to special rules, such as:

•	a shareholder who is not a citizen or resident of the United States;

•	a foreign corporation, foreign estate or foreign trust;

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a shareholder that holds its NAPE common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

•	a shareholder who acquired NAPE common stock pursuant to the exercise of options or otherwise as compensation.

      The discussion below is intended to provide only a general summary of the material federal income tax consequences of the merger and of the ownership and disposition of NNN common stock, and is not a complete analysis or description of all potential federal income tax consequences of the merger, of the tax treatment of NNN as a REIT, or of the ownership and disposition of NNN common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances or any non-income tax or any foreign, state or local tax consequences of the merger. You are strongly urged to consult your own tax advisor to determine the particular tax consequences of these matters.

Tax Consequences of the Merger

      Tax Opinions. In satisfaction of a condition of their respective obligations to consummate the merger NAPE and NNN have received an opinion of Dickinson Mackaman Tyler & Hagen P.C. and Pillsbury Winthrop Shaw Pittman LLP, respectively, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that NAPE and NNN will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

      The opinions of tax counsel regarding the merger have relied, on (1) representations, warranties and covenants of NAPE and NNN, including those contained in certificates of officers of NAPE and NNN, and (2) specified assumptions, including an assumption regarding the consummation of the merger in the manner contemplated by the merger agreement. The opinions of tax counsel have assumed the absence of changes in existing facts or in law between the date of this proxy statement-prospectus and the closing date. If any of those representations, covenants or assumptions are inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described in the opinion that tax counsel have delivered. Tax counsel’s opinion neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither NAPE nor NNN intends to obtain a ruling from the IRS on the tax consequences of the merger.

      Federal Income Tax Treatment of the Merger. The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and NAPE and NNN will each be party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Neither NAPE nor NNN will recognize any gain or loss for federal income tax purposes as a result of the merger.

      Federal Income Tax Consequences to NAPE Shareholders Who Participate in the Merger. For federal income tax purposes:

•	a holder of NAPE common stock will not recognize any gain or loss upon the shareholder’s exchange of its shares of NAPE common stock for shares of NNN common stock;

•	a holder of NAPE common stock will have an aggregate tax basis in the NNN common stock received in the merger equal to the aggregate tax basis of the NAPE common stock surrendered by that shareholder in the merger. The shareholder’s basis will be allocated to the shares of common stock received;

•	the holding period for shares of NNN common stock received in exchange for shares of NAPE common stock in the merger will include the holding period for the shares of NAPE common stock surrendered in the merger; and

•	the holder’s share of the dividend from NAPE, which is expected to occur immediately prior to the merger and which will be $20.8 million in the aggregate, which is approximately $50.84 per share of NAPE common stock, will be taxable as an ordinary dividend. This amount will generally constitute “qualified dividend income,” the maximum federal income tax rate on which is 15 percent.

Taxation of NNN

      General. Since NNN’s inception, it has elected, and believes it has qualified, to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code. The provisions of the Code pertaining to REITs are highly technical and complex. If various conditions imposed by the Code are met, a REIT is, with limited exceptions, not taxed at the corporate level on income that is currently distributed to the REIT’s stockholders. Undistributed income is taxed at regular corporate rates and may be subject to a 4% excise tax. In addition, a REIT may be subject to the “alternative minimum tax” on its items of tax preference and is subject to income tax at the highest corporate rate on income from foreclosure property and to penalty taxes on excessive unqualified income and prohibited transactions.

      If NNN fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, NNN will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on its taxable income at regular corporate rates without any deduction or adjustment for distributions to holders of its stock. To the extent that NNN would, as a consequence, be subject to tax liability for any such year, the amount of cash available for satisfaction of its liabilities and for distribution to holders of common stock would be reduced. Distributions to holders of common stock generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits, but there can be no assurance that any such distributions would be made. Such distributions would, however, be “qualified dividend income,” which is potentially taxable at long-term capital gain rates for individual shareholders. Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. NNN would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to qualify was due to reasonable cause and not willful neglect and unless certain other requirements were satisfied.

      Opinion of Pillsbury Winthrop Shaw Pittman LLP. Based upon representations made by its officers with respect to relevant factual matters, upon the existing Code provisions, rules and regulations promulgated thereunder (including proposed regulations) and reported administrative and judicial interpretations thereof, upon Pillsbury Winthrop Shaw Pittman LLP’s independent review of such documents and other information as Pillsbury Winthrop Shaw Pittman LLP deemed relevant in the circumstances and upon the assumption that NNN will operate in the manner described in this prospectus, Pillsbury Winthrop Shaw Pittman LLP has advised NNN that, in its opinion, (a) NNN has, for the years 1984 through 2004, met the requirements for qualification and taxation as a REIT and (b) NNN’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for 2005 and future taxable years. It must be emphasized, however, that NNN’s ability to qualify as a REIT is dependent upon its actual operating results and future actions and events and no assurance can be given that the actual results of its operations and the future actions and events will enable NNN to satisfy in any given year the requirements for qualification and taxation as a REIT.

      Requirements for Qualification as a REIT. As discussed more fully below, the Code defines a REIT as a corporation:

•	which is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

•	which is neither a financial institution nor an insurance company;

•	the beneficial ownership of which is held by 100 or more persons;

•	which is not closely held; and

•	which meets certain other tests regarding the nature of its assets and income and the amount of its distributions.

      Corporate Subsidiaries and Partnerships. NNN currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless NNN and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary” (“TRS”), in which case it is treated separately from NNN and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of NNN will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as NNN’s assets, liabilities, and items of income, deduction, and credit. NNN believes that its direct corporate subsidiaries are qualified REIT subsidiaries, except for those which are TRSs. Accordingly, the direct corporate subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

      A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, NNN’s proportionate share of the assets, liabilities and items of income of any partnership (or limited liability company treated as a partnership) in which NNN has acquired or will acquire an interest, directly or indirectly, are treated as assets and gross income of NNN for purposes of applying the various REIT qualification requirements.

      Ownership Tests. More specifically, the ownership requirements that NNN must satisfy as a REIT are that (a) during the last half of each taxable year not more than 50% of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals and (b) there must be at least 100 stockholders on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). In order to meet these requirements, or to otherwise obtain, maintain or reestablish REIT status, and for no other purpose, NNN’s articles of incorporation empower its board of directors to redeem, at its option, a sufficient number of shares or to restrict the transfer thereof to bring or to maintain the ownership of NNN’s shares in conformity with the requirements of the Code. The redemption price to be paid will be fair market value as reflected in the latest quotations, or, if no quotations are available, the net asset value of the shares as determined by the NNN board of directors.

      Under NNN’s articles of incorporation, each holder of NNN capital stock is required, upon demand, to disclose to the board of directors in writing such information with respect to direct and indirect ownership of NNN shares as the board of directors deems necessary to comply with provisions of the Code applicable to NNN, or to comply with the requirements of any other appropriate taxing authority. Certain Treasury regulations govern the method by which NNN is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could subject NNN to substantial penalties. NNN has represented that it has met, and expects to meet, these stock ownership requirements for each taxable year.

      Asset Tests. At the end of each quarter of NNN’s taxable year, at least 75% of the value of its total assets must consist of “real estate assets,” cash and cash items (including receivables) and government securities. The balance of NNN’s assets generally may be invested without restriction, except that holdings of securities not within the 75% class of assets generally must not, with respect to any issuer except a TRS, exceed 5% of the value of NNN’s assets (the “5% asset test”) or 10% of the voting power or value of the issuer’s outstanding securities (the “10% asset tests”). In addition, NNN’s combined securities holdings in TRSs cannot exceed 20% of NNN’s total assets. The term “real estate assets” includes real property, interests in real property, leaseholds of land or improvements thereon, and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date NNN receives such capital). NNN has represented that at the end of each quarter it has met, and expects in the future to continue to meet, this asset test.

      Should NNN fail to satisfy the 5% asset test or the 10% asset tests for any quarter of a taxable year, it nevertheless may qualify as a REIT for such year if:

•	the failure is due to the ownership of assets that do not exceed the lesser of 1% of NNN’s total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or

•	the failure is due to ownership of assets that exceed the amount above, the failure is due to reasonable cause and not due to willful neglect, NNN files a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and NNN pays a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or NNN otherwise returns to compliance with the asset tests.

NNN may not qualify for the relief provisions in all circumstances.

      Income Tests. NNN currently must meet two separate tests with respect to its sources of income for each taxable year. In general, at least 75% of NNN’s gross income (excluding income from prohibited transactions) for each taxable year must be from rents from real property, interest on obligations secured by mortgages on real property, gains from the sale or other disposition of real property and certain other sources. In addition, NNN must derive at least 95% of its gross income (excluding income from prohibited transactions) for each taxable year from any combination of the items of income which qualify under the 75% test, from dividends and interest and from gains from the sale, exchange or other disposition of certain stocks and securities.

      Rents received by NNN will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts of sales. NNN’s leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if NNN, or an owner of 10% or more of its aggregate capital stock, directly or constructively own 10% or more of such tenant (referred to as a “related party tenant”). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” NNN anticipates that none of its gross annual income will be considered attributable to rents that are based in whole or in part on the income or profits of any person; that no more than a de minimis amount of its gross annual income will be considered attributable to the rental of personal property; and that none of its gross annual income will be from related party tenants. Finally, for rents received to qualify as “rents from real property,” NNN generally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” from whom it derives no revenue or a TRS. The “independent contractor” or TRS requirement, however, does not apply to the extent the services provided by NNN are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, NNN is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the rental income to fail to quality as rents from real property. NNN will provide certain services with respect to its properties. NNN does not anticipate that any of these services will be (a) of a type other than those usually or customarily rendered in connection with the rental space for occupancy only or (b) of a type considered rendered to any of the occupants of its properties.

      Should NNN fail to satisfy either or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT if:

•	such failure is due to reasonable cause and not willful neglect; and

•	NNN files a description of each item of its income on a schedule for such year in accordance with regulations prescribed by the Treasury.

However, even if these three requirements were met and NNN was not disqualified, a penalty tax of 100% would be imposed by reference to the amount by which NNN failed the 75% or 95% test (whichever amount is greater).

      Treatment of Structured Finance Loans. Structured finance loans that NNN originates generally will not be secured by a direct interest in real property, but by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, and such loans will be treated as “real estate assets” qualifying for purposes of the asset tests, provided several requirements are satisfied. If a structured finance loan does not qualify for the Revenue Procedure 2003-65 safe harbor, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but may not be qualifying income for purposes of the 75% gross income test. In addition, if the structured finance loan is not a real estate asset and does not qualify as “straight debt” or as one of certain other disregarded instruments, NNN will be subject to the value portion of the 10% asset test with respect to such loan. NNN believes that its structured finance loans will generally either qualify for the Revenue Procedure 2003-65 safe harbor or will nevertheless be treated as “real estate assets” that generate qualifying income under both the 75% and 95% gross income tests and are qualifying assets for purposes of the asset tests.

      Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. NNN believes that none of its assets are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, NNN will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. NNN may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

      Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary may not be deductible by the taxable REIT subsidiary. NNN believes that none of the transactions it has had with its taxable REIT subsidiaries will give rise to the 100% tax and that none of its taxable REIT subsidiaries will be subject to the interest deduction limits.

      Distribution Requirements. NNN must distribute annually to its stockholders ordinary income dividends in an amount equal to at least:

•	90% of the sum of (i) NNN’s “real estate investment trust taxable income” (before deduction of dividends paid and excluding any net capital gains) and (ii) the excess of net income from foreclosure property over the tax on such income, minus

•	certain excess non-cash income.

Real estate investment trust taxable income generally is NNN’s taxable income computed as if it were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate or, if declared before the timely filing of NNN’s tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. To the extent that NNN does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if it should fail to distribute during each calendar year at least the sum of:

•	85% of its ordinary income,

•	95% of its net capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

      NNN would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

      NNN has made and intends to make distributions to stockholders that will be sufficient to meet the annual distribution requirements. Under some circumstances, however, it is possible that NNN may not have sufficient funds from its operations to pay cash dividends to satisfy these distribution requirements. If the cash available to NNN is insufficient, it might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. If NNN ultimately were unable to satisfy the 90% distribution requirement, it would (subject to certain relief provisions) fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for distributions to holders of NNN stock.

      If NNN were to fail to meet the 90% distribution requirement as a result of an adjustment to its tax returns, it could maintain its qualification as a REIT by paying a “deficiency dividend” (plus a penalty and interest) within a specified period which will be permitted as a deduction in the taxable year with respect to which the adjustment is made.

      Relief from Certain Other Failures of the REIT Qualification Provisions. Should NNN fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and it pays a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. NNN may not qualify for this relief provision in all circumstances.

Taxation of NNN Stockholders

      Taxation of Taxable U.S. Stockholders. As used herein, the term “taxable U.S. stockholder” means a taxable holder of NNN’s common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall be considered taxable U.S. stockholders.

      If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of NNN common stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

      For any taxable year in which NNN qualifies as a REIT for federal income tax purposes, its distributions to its taxable U.S. stockholders generally will be taxed as ordinary income. Amounts received by such taxable

U.S. stockholders that NNN has properly designated as capital gain dividends generally will be taxed as long-term capital gain (to the extent that they do not exceed NNN’s actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. stockholder has held his common stock. However, corporate taxable U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. Distributions to taxable U.S. stockholders in excess of NNN’s current or accumulated earnings and profits will be considered first a tax-free return of capital, reducing the tax basis of each stockholder’s common stock and then, to the extent the distribution exceeds each stockholder’s basis, a gain realized from the sale of common stock. NNN will notify each taxable U.S. stockholder as to the portions of each distribution which, in NNN’s judgment, constitute ordinary income, capital gain or return of capital. Any dividend that is (a) declared by NNN in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (b) actually paid by NNN in January of the following year, shall be deemed to have been both paid by NNN and received by the stockholders on December 31 of such calendar year and, as a result, will be includable in gross income of taxable U.S. stockholders for the taxable year which includes such December 31.

      Taxable U.S. stockholders may not deduct on their income tax returns any net operating or net capital losses NNN may have. NNN may carry forward net operating losses for 20 years and may use such losses to reduce taxable income and the amounts that NNN will be required to distribute in order to remain qualified as a REIT. NNN may carry forward net capital losses for five years and it may use such losses to reduce capital gains. Losses not used within the relevant period expire.

      Upon the sale or other disposition of NNN common stock, a taxable U.S. stockholder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of the stock involved in the transaction. Such gain or loss will be long-term capital gain or loss if, at the time of sale or other disposition, the stock involved have been held for more than one year. In addition, if a taxable U.S. stockholder receives a capital gain dividend with respect to a share of common stock which he has held for six months or less at the time of sale or other disposition, any loss recognized by the stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

      Distributions from NNN and gain from the disposition of common stock will not be treated as passive activity income and, therefore, taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Dividends from NNN (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment income limitation.

      The state and local income tax treatment of NNN and its taxable U.S. stockholders may not conform to the federal income tax treatment described above. (For example, in most states, individual taxable U.S. stockholders who are residents of the state will be subject to state income tax on dividends and gains on their stock in NNN, but the state of Delaware — unlike most, if not all, other states — also taxes nonresident taxable U.S. stockholders of a REIT on dividends and gains from the REIT to the extent, if any, that such income is attributable to property located in Delaware.) As a result, investors should consult their own tax advisors for an explanation of how other state and local tax laws would affect their investment in common stock.

      Tax Rates on Dividends and Long-Term Capital Gain. On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. Under the Act, the maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is reduced to 15% for taxable years beginning on or before December 31, 2008. The Act also reduced the tax rate on “qualified dividend income” to the maximum capital gains rate. Because, as a REIT, NNN is not generally subject to tax on the portion of its REIT taxable income or capital gains distributed to its stockholders, NNN’s distributions are not generally eligible for this new tax rate on dividends. As a result, its ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. However, the new 15% rate does generally apply to:

•	a taxable U.S. stockholder’s long-term capital gain, if any, recognized on the disposition of NNN shares;

•	distributions NNN designates as long-term capital gain dividends (except to the extent attributable to Section 1250 property, in which case the 25% tax rate applies);

•	distributions attributable to dividends NNN receives from non-REIT corporations, including its taxable REIT subsidiaries; and

•	distributions to the extent attributable to income upon which NNN has paid corporate tax (for example, the tax NNN would pay if it distributed less than all of its taxable REIT income).

      Without further legislation, the maximum tax rate on long-term capital gains will revert to 20% in 2009.

      Backup Withholding. NNN will report to its taxable U.S. stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a taxable U.S. stockholder may be subject to backup withholding at a rate of 28% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A taxable U.S. stockholder that does not provide NNN with his correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the taxable U.S. stockholder’s income tax liability. In addition, NNN may be required to withhold a portion of capital gain distributions to any taxable U.S. stockholder who fail to certify their non-foreign status to NNN.

      Taxation of Tax-Exempt Stockholders. Distributions by NNN to a stockholder that is a tax-exempt entity generally will not constitute “unrelated business taxable income” (“UBTI”) as defined in Section 512(a) of the Code, provided that the tax-exempt entity has not financed the acquisition of its common stock with “acquisition indebtedness” within the meaning of the Code and the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. However, qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of the distributions of such REITs as UBTI. The conditions which trigger this requirement do not currently exist, and NNN does not anticipate that they will ever exist. This requirement will apply only if (a) NNN would not qualify as a REIT for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares being held by qualified trusts and (b) NNN is “predominantly held” by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income (less certain associated expenses of the REIT). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if NNN is able to satisfy the five or fewer requirements without relying upon the “look-through” exception. The existing restrictions on ownership of stock in NNN’s articles of incorporation will prevent the application of the provisions treating a portion of the REIT distributions as UBTI to tax-exempt entities acquiring NNN common stock, absent a waiver of the restrictions by the board of directors of NNN.

      Taxation of Foreign Stockholders. The rules governing United States federal income taxation of “non-U.S. stockholders” (taxable beneficial owners of NNN common stock that are not taxable U.S. stockholders) are complex, and no attempt will be made herein to provide more than a summary of such rules. The following discussion assumes that the income from investment in the capital stock will not be effectively connected with the non-U.S. stockholders’ conduct of a United States trade or business. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to an investment in capital stock, including any reporting requirements.

      Distributions that are not attributable to gain from sales or exchanges by NNN of United States real property interests and not designated by it as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of NNN’s current and accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to dividends from a REIT. NNN expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions paid to a non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder files IRS Form W-8BEN with NNN and, if the capital stock is not traded on an established securities market, acquires a taxpayer identification number from the Internal Revenue Service or (ii) the non-U.S. stockholder files IRS Form W-8ECI with NNN claiming that the distribution is effectively connected income. Distributions in excess of NNN’s current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholders’ common stock, such distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of the stock, as described below. If it cannot be determined at the time a distribution is paid whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. However, a non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of NNN’s current and accumulated earnings and profits. NNN is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent it exceeds the shareholder’s actual U.S. tax liability, provided the required information is furnished to the Internal Revenue Service.

      For any year in which NNN qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by it of United States real property interests will be taxable to a non-U.S. stockholder as a dividend of ordinary income not effectively connected to a U.S. trade or business, as described above, provided NNN’s common stock is “regularly traded” on an established securities market in the United States, and the non-U.S. stockholder does not own more than 5% of the common stock at any time during the taxable year. Should these requirements not be met, however, such distributions are taxable to a non-U.S. stockholder under certain provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”). These FIRPTA provisions tax such distributions to a non-U.S. stockholder as if such gain were effectively connected with a United States business. Non-U.S. stockholders would thus be taxed at the normal capital gain rates applicable to taxable U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to these FIRPTA provisions may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. Applicable Treasury Regulations under these FIRPTA provisions require NNN to withhold 35% of any such distribution that could be designated by it as a capital gain dividend. This amount is creditable against the non-U.S. stockholder’s FIRPTA tax liability.

      Gain recognized by a non-U.S. stockholder upon a sale of common stock generally will not be taxed under FIRPTA if NNN is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. NNN currently believes that it is, and expects to continue to be, a “domestically controlled REIT,” and in such case the sale of common stock would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a non-U.S. stockholder if (i) investment in NNN common stock is treated as “effectively connected” with the non-U.S. stockholders’ U.S. trade or business, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of common stock were to be subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as taxable U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

THE COMPANIES

NAPE’s Business

      NAPE, an Iowa corporation, is a lessor of commercial real estate to tenants under net lease arrangements. NAPE invests in properties that are fully leased to a single tenant, which is responsible for payment of real estate taxes, insurance, utilities and repairs. Under such circumstances, NAPE has limited management responsibilities for such properties once they are constructed and leased. In most cases, properties are constructed by the tenant and conveyed to NAPE under a sale and leaseback arrangement. NAPE currently owns property located in 12 states primarily in the Midwest and South.

      NAPE’s executive offices are located at 4500 Merle Hay Road, Des Moines, Iowa 50310. Its telephone number is (515) 278-1132. Additional information concerning NAPE is included in the NAPE documents filed with the SEC which are incorporated herein. See “WHERE YOU CAN FIND MORE INFORMATION” (p. 56).

NNN’s Business

      NNN is a fully integrated REIT for federal income tax purposes formed in 1984. NNN’s operations are divided into two primary business segments: real estate held for investment and real estate held for sale. The real estate held for investment is operated through NNN. NNN directly, and indirectly through investment interests, acquires, owns, invests in, manages and develops primarily single-tenant retail and office properties that generally are leased to established tenants under long-term commercial net leases. The real estate held for sale is operated through Services. Services acquires and develops real estate directly and indirectly through investment interests primarily for the purpose of selling the real estate to purchasers who are looking for replacement like-kind exchange property or to other purchasers with different investment objectives.

      NNN’s strategy is to invest primarily in single-tenant retail properties which typically are located along high-traffic commercial corridors near areas of commercial and residential density. NNN’s management believes that these types of properties, when leased to high-quality tenants primarily pursuant to triple-net leases, provide attractive opportunities for a stable current return and the potential for capital appreciation. NNN’s management believes that all of NNN’s properties are adequately insured with the type and amount of coverage that is commercially reasonable for the properties. In NNN management’s view, these types of properties also provide NNN with flexibility in use and tenant selection when the properties are re-let.

      NNN holds its properties until it determines that the sale of the properties is advantageous in view of NNN’s investment objectives. In deciding whether to sell properties, NNN considers factors such as potential capital appreciation, net cash flow, potential use of sale proceeds and federal income tax considerations.

      As of December 31, 2004, NNN owned 362 investment properties, located in 38 states and leased to established tenants, including Academy, Barnes & Noble, Best Buy, Borders, CVS, Eckerd, Jared Jewelers, OfficeMax, The Sports Authority and the United States of America. Approximately 97 percent of the gross leasable area of NNN’s portfolio of properties held for investment was leased at December 31, 2004.

      NNN’s principal office is located at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 and the telephone number is (407) 265-7348. Additional information concerning NNN is included in the NNN documents filed with the SEC, which are incorporated herein. See “WHERE YOU CAN FIND MORE INFORMATION” (p. 56).

NNN’s Management and Additional Information

      Certain information regarding the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other matters related to NNN is incorporated by reference or set forth in NNN’s Annual Report on Form 10-K for the year ended December 31, 2004. Shareholders desiring copies of these documents may contact NNN at its address or telephone number indicated under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” (p. 56). Following the merger, none of the existing officers and directors of NAPE will serve as an executive officer or director of NNN.

NAPE Acquisition’s Business

      NAPE Acquisition is a newly incorporated Maryland corporation and a wholly owned direct subsidiary of NNN. It was formed in connection with the merger. After the merger, it will remain a wholly owned direct subsidiary of NNN. NAPE Acquisition’s principal office is located at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 and the telephone number is (407) 265-7348.

NAPE Acquisition’s Management and Additional Information

      The members of the board of directors and executive officers of NAPE Acquisition immediately prior to the consummation of the merger will serve as the directors and executive officers of NAPE Acquisition after the merger.

COMPARISON OF STOCKHOLDER RIGHTS

      The following is a summary of the material differences between the rights of NAPE shareholders and NNN stockholders. These difference arise from the differences between the Iowa Business Corporation Act and the Maryland General Corporation Law, and NAPE’s and NNN’s respective articles of incorporation and bylaws. After consummation of the merger, the rights of NAPE shareholders who become NNN stockholders will be governed by NNN’s articles of incorporation, NNN’s bylaws and Maryland law. NAPE shareholders are urged to read the full text of NNN’s articles of incorporation and bylaws, which are set forth as exhibits to the registration statement filed by NNN. The following description of the material provisions of NNN’s articles of incorporation and bylaws is qualified in its entirety by reference to those documents. See “WHERE YOU CAN FIND MORE INFORMATION” (p. 56).

Board of Directors

      The NAPE board of directors consists of four directors, who serve three-year staggered terms.

      The NNN board of directors consists of nine directors, each of whom is elected annually.

Removal of Directors

      Iowa law provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. NAPE’s articles of incorporation modify its shareholders’ statutory rights with respect to the removal of directors such that the affirmative vote of the holders of 80 percent of the outstanding shares of NAPE common stock is required to remove any director.

      Maryland law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors unless the articles of incorporation provide otherwise. NNN’s articles of incorporation do not modify its stockholders’ statutory rights with respect to the removal of directors.

Vacancies on the Board

      Iowa law provides that vacancies and newly created directorships may be filled by the shareholders, the directors or if the directors remaining in office constitute fewer than a quorum of the board, a majority of the directors then in office, unless otherwise provided in the articles of incorporation. NAPE’s articles of incorporation do not address vacancies on the board of directors.

      Under Maryland law, stockholders may elect a successor to fill a vacancy on the board of directors that results from the removal of a director. In addition, unless the articles of incorporation or bylaws provide otherwise, a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any removal for cause except an increase in the number of directors. Further, unless the articles of incorporation or bylaws provide otherwise, a majority of the entire board of directors may fill a vacancy that results from an increase in the number of directors. NNN’s bylaws provide that, subject to the rights of holders of one or more classes or series of preferred shares then outstanding, any vacancy on the board must be filled by a majority of the remaining directors. Under NNN’s bylaws, if the remaining directors fail to act or there are no remaining directors, then the vacancy may be filled by the affirmative vote of the majority of the stockholders.

Stockholder Meetings Generally and Provisions for Notices; Proxies

      Under Iowa law, shareholder meetings may be held at any place stated in or fixed in accordance with the bylaws. Written notice of a shareholders’ meeting must state the place, date, and time of the meeting and, if a special meeting, the purpose or purposes for which the meeting is to be held, and shareholders must receive such notice no fewer than 10 nor more than 60 days before the meeting date. Under NAPE’s bylaws, such notice may be delivered personally or by mail, by or at the direction of the president, the secretary or the officer or persons calling the meeting. If mailed, such notice is deemed delivered when deposited in the United States mail, addressed to the shareholder at its address as it appears on the stock transfer books of NAPE, with postage thereon prepaid.

      Under Maryland law, stockholders’ meetings may be held at any place, as provided in the articles of incorporation or bylaws. Written notice of a stockholders’ meeting must state the place, date, and time of the meeting and, if a special meeting, the purpose or purposes for which the meeting is to be held. Under NNN’s bylaws, not less than 10 days nor more than 90 days before the date of every stockholders’ meeting, NNN must give to each stockholder entitled to vote at the meeting, written notice stating the date, time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, either personally or by mail, addressed to the stockholder at his address as it appears in the records of the corporation. In the case of notice delivered by mail, notice is deemed to have been given at the time when it is deposited in the mail.

      Under Iowa law, shareholder proxies are valid for 11 months from their date unless a longer period is expressly provided in the appointment of the proxy.

      Under Maryland law, proxies are valid for 11 months from their date, unless the proxy otherwise provides.

Vote Required For Certain Stockholder Actions

      Iowa law provides that in all matters other than the election of directors, the affirmative vote of the majority of the shares present or represented by proxy at a meeting where a quorum is present and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number is required by law or the articles of incorporation. NAPE’s articles of incorporation require the affirmative vote of the holders of at least 80 percent of NAPE common stock to remove a director from office. In addition, NAPE’s articles of incorporation require that certain transactions with interested shareholders be approved by the affirmative vote of the holders of at least 80 percent of the NAPE common stock.

      Maryland law provides that on matters other than the election of directors and certain extraordinary corporate actions, the affirmative vote of a majority of all votes cast at a stockholders’ meeting at which a quorum is present shall be the act of the stockholders, unless the vote of a greater number is required by law or the articles of incorporation. NNN’s articles of incorporation do not require a vote greater than the number prescribed by statute. An abstention is not considered a “vote cast” for purposes of the voting requirement, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

      Under Maryland law, a consolidation, merger, share exchange or transfer must be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. NNN’s articles of incorporation modify this requirement such that such events must be approved by the stockholders of the corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Amendment of Charter and Bylaws

      Under Iowa law, the articles of incorporation may be amended upon the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment exists, unless the articles of incorporation, the bylaws or the board of directors requires a greater vote or a greater number of shares to be present. Neither NAPE’s articles of incorporation nor its bylaws modify this requirement, except that certain provisions of the articles of incorporation regarding the board of directors may be amended only by the affirmative vote of the holders of at least 80 percent of NAPE common stock.

      Iowa law also provides that shareholders may amend or repeal the bylaws. The board of directors also may amend or repeal the bylaws unless the articles of incorporation or Iowa law reserve that power exclusively to the shareholders in whole or in part, or the shareholders in amending, repealing, or adopting a bylaw expressly provide that the board of directors shall not amend, repeal, or reinstate that bylaw. NAPE’s articles of incorporation do not reserve the power to amend or repeal the bylaws to the shareholders.

      Under Maryland law, NNN’s articles of incorporation may be amended by the affirmative vote of two-thirds of all the votes of stockholders entitled to be cast on the matter, unless a different number, not less than a majority, is specified in the articles of incorporation. The power to amend the bylaws is vested with the stockholders except to the extent the articles of incorporation or the bylaws vest such power with the board of directors.

      The NNN articles of incorporation modify the statutory vote requirement relating to amendments to the articles of incorporation such that NNN’s articles of incorporation may be amended by the affirmative vote of a majority of all the votes of stockholders entitled to be cast on the matter. NNN’s articles of incorporation provide that the board of directors is expressly authorized to make, alter, amend or repeal the bylaws. The NNN articles of incorporation do not modify the statutory vote requirement relating to amendments to the bylaws.

Stockholder Actions Without a Meeting

      Under Iowa law, unless otherwise provided in the articles of incorporation, shareholders may act by written consent signed by the holders of outstanding shares having not less than 90 percent of the votes entitled to be cast at the meeting at which all shares entitled to vote on the action were present and voted. NAPE’s articles of incorporation do not limit its shareholders’ right to act by written consent.

      Under Maryland law, common stockholders may act without a meeting if a written consent which describes the action is signed by all the stockholders entitled to vote on the matter and is filed with the records of the stockholders’ meeting. If authorized by the articles of incorporation, common stockholders that are entitled to vote in the election of directors may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting if the corporation gives notice of the action to all stockholders within 10 days after the effective date of the action. NNN’s articles of incorporation do not address these statutory provisions.

Right to Call Special Meetings of Stockholders

      Under Iowa law, the board of directors or the persons or persons authorized to call a special meeting by the articles of incorporation or bylaws may call a special meeting of shareholders. In addition, if the shareholders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held, then a corporation shall hold a special meeting. The articles of incorporation may fix a lower percentage or a higher percentage not exceeding 25 percent of all the votes entitled to be cast on any issue proposed to be considered. NAPE’s articles of incorporation do not modify this percentage. NAPE’s bylaws confer the authority to call special meetings of shareholders on the president, the board of directors and the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

      Under Maryland law, a special meeting may be called by the president, the board of directors, or any person designated in the articles of incorporation or bylaws. Special meetings of the stockholders may also be called by the secretary of the corporation upon the written request of stockholders entitled to cast at least twenty-five percent of all the votes entitled to be cast at the meeting. However, the secretary is not required to call a special meeting notwithstanding a proper stockholder request if the matter to be considered at the meeting is substantially the same as a matter considered at a special meeting during the preceding 12 months. The articles of incorporation or bylaws may increase or decrease the percentage of votes stockholders must possess to request a special meeting. Corporations that have elected to be governed by the unsolicited takeover statute are subject to special rules regarding special meetings of the stockholders. Neither NNN’s articles of incorporation nor its bylaws modify the percentage of votes needed for stockholders to require the secretary to call a special meeting. NNN has not elected to be governed by the unsolicited takeover statute.

Merger

      Under Iowa law, a merger may become effective without approval of the surviving corporation’s shareholders under certain circumstances. Where shareholder approval is required, the merger must be approved by the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the plan exists, unless the articles of incorporation, the bylaws or the board of directors provide for a higher number. Neither NAPE’s articles of incorporation nor its bylaws provide for approval of a merger by a greater vote or a greater number of votes to be present.

      Under Maryland law, a merger may become effective without the approval of the surviving corporation’s stockholders in certain circumstances. Where stockholder approval is required, the merger must be approved by the stockholders of the corporation by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter unless a different number, not less than a majority, is specified in the articles of incorporation. NNN’s articles of incorporation provide for approval of a merger by a vote of not less than a majority of the outstanding shares entitled to vote.

Restrictions on Business Combinations

      Iowa law prohibits transactions between a corporation and an interested shareholder for three years following the time such shareholder became an interested shareholder, unless certain conditions are met. Generally, an interested shareholder is any person (including such person’s affiliates and associates) who owns ten percent or more of the outstanding voting stock of a corporation. If, prior to the time the shareholder became an interested shareholder, the business combination or the transaction that resulted in the shareholder becoming an interested shareholder was approved by the board of directors, or if, upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, the shareholder can engage in a business combination. In addition, if at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least sixty-six and two-thirds percent of the outstanding voting stock that is not owned by the interested shareholder, the shareholder can engage in a business combination.

      Maryland law prohibits a business combination between a corporation and any interested stockholder for five years following the most recent date upon which the stockholder became an interested stockholder, unless the transaction is approved in advance by the board of directors or otherwise exempted by the statute. Generally, an interested stockholder is anyone who owns 10 percent or more of the voting power of the corporation and the affiliates of such person. A merger of a corporation with an interested stockholder or any other corporation (whether or not such corporation is an interested stockholder) which is, or after the merger would be, an affiliate of the interested stockholder that was an interested stockholder prior to the transaction is considered a “business combination” unless it does not alter the contract rights of the stock as expressly set forth in the articles of incorporation, or change or convert in whole or in part the outstanding shares of stock of the corporation.

      A Maryland corporation can opt out of this statute if it has a provision in its charter that expressly states that the corporation elects not to be governed by the statute’s requirements. NNN has elected in its articles of incorporation not to be governed by this statute, but with the affirmative vote of the holders at least a majority of the common stock outstanding and entitled to be voted on an amendment to its articles of incorporation, NNN can amend its articles of incorporation so that it is governed by this statute.

Control Share Acquisition Statute

      Iowa has no control share acquisition statute comparable to that in effect in Maryland.

      The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders in the election of directors, excluding shares of stock as to which the acquiring person, officers of the corporation, and directors of the corporation who are employees of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

      A person who has made or proposes to make a “control share acquisition,” upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares.

      If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions generally applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

      The “control share acquisition” statute does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the charter or the bylaws of the corporation. NNN has elected in its articles of incorporation not be governed by this statute, but with the affirmative vote of the holders of at least a majority of the common stock outstanding and entitled to be voted on an amendment to its articles of incorporation, NNN can amend its articles of incorporation so that it is governed by this statute.

Dividends

      Subject to restriction by the articles of incorporation, an Iowa corporation may make distributions to its shareholders unless (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

      A Maryland corporation generally may make distributions to its stockholders unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they come due in the ordinary course of business or the corporation’s total assets would be less than its total liabilities.

Appraisal Rights

      Under Iowa law, a shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions: (i) consummation of a merger to which the corporation is a party if either (a) shareholder approval is required for the merger under Iowa law and the shareholder is entitled to vote on the merger or (b) the corporation is a subsidiary that is merged with its parent under the relevant merger provisions of Iowa law; (ii) consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange (except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged); (iii) consummation of a disposition of assets if the shareholder is entitled to vote on the disposition; (iv) an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or (v) any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors. With respect to (i) through (iv) above, appraisal rights are not available for the holders of shares of any class or series of shares (x) listed on any national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (y) not so listed or designated, but that have at least two thousand shareholders and the outstanding shares have a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

      Under Maryland law, stockholders have the right to demand and to receive payment of the fair value of their stock in the event of (i) a merger or consolidation, (ii) a share exchange, (iii) certain sales of all or substantially all of the assets of the corporation, (iv) an amendment to the articles of incorporation altering contract rights of outstanding stock, as expressly set forth in the articles of incorporation, and substantially adversely affecting the stockholders’ rights (unless the right to do so is reserved in the articles of incorporation), or (v) certain business combinations with interested stockholders which are subject to or exempted from the Maryland business combination statute (as discussed above) and in connection with the approval of voting rights of certain stockholders under the Maryland control share acquisition statute. Except with respect to certain business combinations and in connection with appraisal and dissenters’ rights existing as a result of the Maryland control share acquisition statute, the right to demand and receive payment of fair value does not apply to (i) stock listed on a national securities exchange or a national market system security designated on an interdealer quotation system by the National Association of Securities Dealers, Inc., (ii) stock of the successor in a merger (unless the merger alters the contract rights of the stock or converts the stock in whole or in part into something other than stock, cash or other interests) or (iii) stock of an open-end investment company registered with the SEC under the Investment Company Act of 1940 and the stock is valued in the transaction at its net asset value. Except in the case of appraisal and dissenters’ rights existing as a result of the Maryland control share acquisition statute, these rights are available only when the stockholder (i) files with the corporation a timely, written objection to the transaction, and (ii) does not vote in favor of the transaction. In addition, the stockholder must make a demand on the successor corporation for payment of the stock within 20 days of the acceptance of articles by the Maryland State Department of Assessments and Taxation.

Indemnification

      Iowa and Maryland have similar laws respecting the indemnification by a corporation of its officers, directors, employees, and other agents. The laws of both states also permit, with certain exceptions, corporations to adopt a provision in their articles of incorporation eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

      The Iowa Business Corporation Act provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation.

      The Iowa Business Corporation Act also generally permits, and NAPE’s bylaws require, indemnification for expenses incurred by an employee or agent of a corporation to the fullest extent permitted under Iowa law.

      NAPE’s bylaws provide that NAPE shall exercise all of its permissive powers whenever, as often as necessary and to the fullest extent possible to indemnify directors, officers, employees or agents of NAPE. The bylaws only limit or deny the indemnification of such persons when and to the extent that Iowa law limits or denies NAPE’s authority to undertake such indemnification.

      In Maryland, expenses may be advanced to a director, or to an officer, employee, or agent who is not a director to the same extent that they may be advanced to a director unless limited by the articles of incorporation. Advances to officers, employees, and agents may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors, or by contract.

      Under Maryland law, unless limited by the articles of incorporation, indemnification is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding arising from his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the director had reasonable cause to believe his or her act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

      Maryland law also provides that, where indemnification is permissible, it must be authorized (i) by a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceeding (or if such a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board which consists solely of two or more directors who are not parties to the proceeding and who were designated to act by a majority of the full board of directors), (ii) by special legal counsel selected by the board of directors or by a committee of the board of directors (or if the requisite quorum of the board of directors cannot be obtained and the committee cannot be established, a majority of the full board of directors, including directors who are parties, may select the special counsel), or (iii) by a vote of the stockholders other than those stockholders who are directors and a party to the proceedings.

      NNN’s articles of incorporation limit the monetary liability of both officers and directors to the maximum extent permissible under Maryland law. The exceptions to such a liability limitation in the articles of incorporation of a Maryland corporation generally are to the extent that (i) it is proved that the person received an improper benefit or profit in money, property or services, for the amount of benefit or profit so received, and (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action.

Restrictions on Ownership and Transfer

      NAPE’s articles of incorporation do not contain any provisions restricting the ownership, transfer or acquisition of shares of capital stock.

      In order to maintain REIT status, NNN’s articles of incorporation and restrict the ownership, transfer or acquisition of shares of common stock, or any change in capital structure or other event or transaction that would result in:

•	any person owning in excess of 9.8% of its capital stock,

•	fewer than 100 persons owning its capital stock,

•	it being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, or

•	it otherwise failing to qualify as a REIT.

      In the event any of the foregoing restricted events with respect to the NNN capital stock occurs, the ownership, transfer or acquisition, or change in capital structure (or other event or transaction that would have such effect) will be void as to the purported transferee or owner, and the purported transferee or owner will not have or acquire any rights to the capital stock to the extent required to avoid such a result. Capital stock owned, transferred or proposed to be transferred in excess of the ownership limit or which would otherwise jeopardize NNN’s REIT status will automatically be converted to excess stock. A holder of excess stock is not entitled to distributions, voting rights or other benefits with respect to such shares except for the right to payment of the purchase price for the shares (or, in the case of a devise or gift or similar event which results in the issuance of excess stock, the fair market value at the time of such devise or gift or event) and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee or holder of excess stock shall be repaid to NNN upon demand. Excess stock shall be subject to repurchase at NNN’s election. The purchase price of any excess stock shall be equal to the lesser of:

•	the price paid in such purported transaction (or, in the case of a devise or gift or similar event resulting in the issuance of excess stock, the fair market value of such common stock at the time of such devise or gift or event); or

•	the fair market value of such common stock on the date on which NNN or its designee determines to exercise its repurchase right.

      If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of any excess stock may be deemed, at NNN’s option, to have acted as an agent on NNN’s behalf in acquiring such excess stock and to hold such excess stock on NNN’s behalf.

RESTRICTIONS ON RESALES BY AFFILIATES

      If the merger is completed, the NNN common stock to be issued to NAPE shareholders in the merger will have been issued in a transaction registered under the Securities Act. NNN common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of NAPE. Any subsequent transfer of shares by any affiliate of NAPE at the time the merger is submitted for vote of the shareholders of NAPE will, under existing law, require:

•	the further registration under the Securities Act of the shares of NNN common stock to be transferred;

•	compliance with Rule 145 under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

      An “affiliate” of NAPE is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with NAPE. These restrictions are expected to apply to the directors, executive officers of NAPE and those shareholders beneficially owning, in the aggregate, 10% or more of the issued and outstanding NAPE common stock. The same restrictions apply to certain relatives or spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. NNN will give stop transfer instructions to the transfer agent with respect to the NNN common stock to be received by persons subject to these restrictions, and the certificates for their shares of NNN common stock will be appropriately legended.

APPRAISAL RIGHTS

      The foregoing description of the rights of shareholders who elect to assert their appraisal rights does not purport to be complete and is qualified in its entirety by, and is subject to, the applicable provisions of the Iowa Business Corporation Act attached as Appendix D to this proxy statement-prospectus, which the NAPE shareholders are encouraged to review carefully.

      Under Iowa law, all NAPE shareholders are entitled to assert appraisal rights with respect to the merger. However, even if the shareholders approve the merger under Iowa law, pursuant to the merger agreement, NNN reserves the right not to effect the merger if the number of shareholders who elect to assert their appraisal rights exceeds five percent (5%) of the shares of NAPE common stock that are outstanding on the date of the merger agreement. In such event, the merger would not be consummated and NAPE would remain an Iowa corporation.

      A holder of NAPE common stock who dissents from the merger and exercises appraisal rights will be generally required to treat the difference between the tax basis of the NAPE common stock held by such shareholder and the amount received through the exercise of such appraisal rights as capital gain or loss, although depending on the holder’s particular circumstances, the amount received through the exercise of such rights might be dividend income to the extent of NAPE’s current and accumulated earnings and profits.

      Any shareholder who wishes to assert appraisal rights must (i) deliver to NAPE before the vote on the actions proposed in this proxy statement-prospectus is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed actions are effectuated and (ii) not vote his or her shares in favor of the proposal entitling such shareholder to the fair value of his or her shares.

      Within 10 days after the merger becomes effective, NAPE must send a written appraisal notice to each dissenting shareholder who has delivered to NAPE written notice of the shareholder’s intent to demand payment for such shareholder’s shares and who has not voted such shareholder’s shares in favor of the merger. The written appraisal notice must be accompanied by a form, referred to as the certification form, that specifies the date of the first announcement to shareholders of the principal terms of the merger, referred to as the first announcement date, and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the merger. The written appraisal notice also must state (i) where the completed certification form must be sent and where and when certificates for certificated shares must be deposited; (ii) the date by which NAPE must receive the completed certification form, referred to as the payment demand date, which date shall not be fewer than 40 nor more than 60 days after NAPE sent the written appraisal notice, (iii) that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the completed certification form is received by NAPE by the payment demand date; (iv) NAPE’s estimate of the fair value of the shares; (v) that, if requested in writing, NAPE will provide to the shareholder so requesting within 10 days after the payment demand date, the number of shareholders who return the completed certification forms by the specified date and the total number of shares owned by them; and (vi) the date by which NAPE must receive any notice of withdrawal from the appraisal process, which date must be within 20 days after the payment demand date. The written appraisal notice also must be accompanied by a copy of the Iowa statutes pertaining to appraisal rights.

      Any shareholder who receives an appraisal notice and who wishes to exercise appraisal rights must certify on the certification form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the first announcement date. Additionally, a shareholder who wishes to exercise appraisal rights must execute and return the certification form and deposit the shareholder’s share certificates in accordance with the terms of the written appraisal notice by the payment demand date. Once a shareholder deposits the shareholder’s share certificates, that shareholder loses all rights as a shareholder, unless that shareholder withdraws from the appraisal process. Within 30 days after the certification form is due, NAPE shall pay in cash to those shareholders who timely submitted completed certification forms the amount NAPE estimates to be the fair value of their shares, plus interest. The payment must be accompanied by (i) NAPE’s financial statements for the latest fiscal year, as well as NAPE’s latest available interim financial statements (if any), (ii) a statement of NAPE’s estimate of the fair value of the shares, which estimate must equal or exceed NAPE’s estimate given in the written appraisal notice, and (iii) a statement that the shareholder has the right to demand further payment if the shareholder is dissatisfied with the amount paid by NAPE and that if the shareholder does not do so within 30 days after receiving NAPE’s payment, the shareholder shall be deemed to have accepted the payment in full satisfaction of NAPE’s obligations under the Iowa Business Corporations Act. NAPE may elect to treat shares owned by shareholders who fail to certify that beneficial ownership of the shares was acquired before the first announcement date as after-acquired shares. NAPE may withhold payment from such shareholders. If NAPE withholds payment from such shareholders, NAPE must send a notice to such shareholders within 30 days after the payment demand date. In addition to the financial statements described above and NAPE’s estimate of the fair value of the shares, this notice must state (i) that such shareholders may accept NAPE’s estimate of the fair value, plus interest, in full satisfaction of their demands or demand appraisal as described below, (ii) that those shareholders who wish to accept such offer must notify NAPE of their acceptance of NAPE’s offer within 30 days after receiving such offer, and (iii) that those shareholders who do not satisfy the requirements for demanding appraisal, as described below, shall be deemed to have accepted NAPE’s offer.

      If a dissenting shareholder is dissatisfied with the amount paid or offered by NAPE, within 30 days following NAPE’s payment for the dissenter’s shares, or NAPE’s offer of payment in the case of after-acquired shares, such a dissenting shareholder must notify NAPE in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due and demand payment of the dissenter’s estimate less any payment made by NAPE, or, in the case of after-acquired shares, reject NAPE’s previously made offer and demand payment of the shareholder’s estimate of the fair value of the dissenter’s shares.

      If NAPE and any shareholder that elects to assert its appraisal rights are unable to agree on a fair value for the shareholder’s shares, NAPE shall commence a proceeding in the district court of Polk County, Iowa asking for a judicial determination of the fair value of such shares and accrued interest. Such proceeding must be commenced by NAPE within 60 days after receiving the dissenter’s demand for payment of the dissenter’s estimated fair value of such dissenter’s shares. NAPE shall notify all dissenters and make such dissenters, whether or not residents of the State of Iowa, whose demands remain unsettled, parties to the proceeding. Each dissenter made a party to the proceeding is generally entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by NAPE.

      Failure to take any action required to perfect appraisal rights may result in the loss of such rights. Any shareholder who loses such rights will only be entitled to receive the consideration offered in the merger.

LEGAL MATTERS

      Certain legal matters regarding federal income tax matters relating to the merger have been passed upon for NAPE by Dickinson Mackaman Tyler & Hagen P.C., a professional corporation. The validity of the NNN common stock to be issued in the merger and certain federal income tax matters relating to the merger have been passed upon for NNN by Shaw Pittman LLP, a limited liability partnership including professional corporations. Subsequent to the issuance of its opinion, Shaw Pittman LLP merged with Pillsbury Winthrop LLP to become Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations.

EXPERTS

      Northup, Haines, Kaduce, Schmid, Macklin, P.C., independent auditors, have audited the consolidated financial statements and schedule of NAPE included in its Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference to this proxy statement-prospectus. NAPE’s consolidated financial statements and schedule are incorporated by reference in reliance on Northup, Haines, Kaduce, Schmid, Macklin, P.C.’s report, given on their authority as experts in accounting and auditing.

      The consolidated balance sheets and financial statement schedules of NNN and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein, and in the registration statement of which this proxy statement-prospectus forms a part, in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      NNN and NAPE file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at www.sec.gov.

      NNN filed a registration statement on Form S-4 to register with the SEC the NNN common stock to be issued to NAPE shareholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of NNN in addition to being a proxy statement of NAPE for the NAPE special meeting. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this proxy statement-prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

NAPE SEC Filings (SEC File Number 000-00305)

      1. Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

      2. Current Report on Form 8-K filed on January 19, 2005.

NNN SEC Filings (SEC File Number 0-12989)

      1. Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

      2. Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on June 1, 2005, filed on April 6, 2005;

      3. Current Reports on Form 8-K filed on January 19, 2005 and March 15, 2005, respectively; and

      4. The description of NNN common stock contained in the Registration Statement on Form 8-B, filed with the SEC on August 3, 1994.

      A copy of the Annual Report for the fiscal year ended December 31, 2004 for NAPE is being delivered to NAPE shareholders with this proxy statement-prospectus.

      We are also incorporating by reference all documents that NNN files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the special meeting of NAPE’s shareholders. You may request additional copies of the filings listed above at no cost, by writing or telephoning us at the following addresses or phone numbers:

National Properties Corporation	Commercial Net Lease Realty, Inc.
4500 Merle Hay Road	450 S. Orange Avenue, Suite 900
Des Moines, Iowa 50310	Orlando, Florida 32801
Attention: Kristine M. Fasano	Attention: Kevin B. Habicht
(515) 278-1132	(407) 265-7348

      If you would like to request documents from us, please do so by                     , to receive them before the meeting.

      You can also get more information by visiting NNN’s web site at www.nnnreit.com. Web site materials are not part of this proxy statement-prospectus.

      You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated                    , 2005.

      If you would like additional copies of this proxy statement-prospectus or have questions about the merger, you should contact:

Kristine M. Fasano
4500 Merle Hay Road
Des Moines, Iowa 50310
(515) 278-1132

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Due to the special meeting and anticipated merger, NAPE does not currently expect to hold a 2005 annual meeting of shareholders since NAPE will no longer be a public company if the merger is completed. If the merger is not completed and the 2005 annual meeting of shareholders is held, shareholder proposals for inclusion in proxy materials for the 2005 annual meeting had to have been received at NAPE’s offices on or before December 24, 2004, in order to be considered for inclusion in NAPE’s proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

      NAPE’s board of directors knows of no other business to be presented at the special meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement-prospectus, including the documents incorporated herein by reference, contains “forward-looking statements” which represent NNN’s and NAPE’s expectations or beliefs, including, but not limited to, statements concerning industry performance and NNN’s and NAPE’s results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation:

•	statements concerning implementation of NNN’s business plan following the merger;

•	statements concerning NNN’s financial performance following the merger;

•	statements concerning NNN’s anticipated dividend policy following the merger;

•	statements concerning the anticipated financial and other benefits of the merger;

•	statements concerning the operating efficiencies or synergies, competitive positions and growth opportunities expected to be achieved following the merger;

•	statements concerning the market for NNN’s common stock following the merger;

•	statements preceded or followed by or that include the words “may,” “will,” “expect,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology; and

•	the matters discussed in “RISK FACTORS” beginning on page 7.

      Any statements contained in this proxy statement-prospectus or any document incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond NNN’s and NAPE’s control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond NNN’s and NAPE’s control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement-prospectus. Neither NNN nor NAPE undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among
Commercial Net Lease Realty, Inc.,
NAPE Acquisition, Inc.,
National Properties Corporation
and
Raymond Di Paglia
Dated as of January 14, 2005

A-i

A-ii

Page

Failure or Indulgence Not Waiver; Remedies Cumulative	A-37
Remedies	A-37
Submission to Jurisdiction	A-37
WAIVER OF JURY TRIAL	A-37

A-iii

TABLE OF DEFINED TERMS

Cross Reference
Terms	in Agreement

Acquisition Proposal	Section 6.1(a)(i)
Affiliate	Section 3.4(c)
Agreement	Preamble
Articles of Merger	Section 1.1
Board	Section 3.17
Board Designees	Section 1.4
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Common Stock	Section 2.1(a)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plans	Section 4.13(a)
Buyer ERISA Affiliate	Section 4.13(a)
Buyer Excess Stock	Section 4.2(a)
Buyer Indemnity Claim	Section 6.8(a)
Buyer Insurance Policies	Section 4.17
Buyer Joint Ventures	Section 4.1(c)
Buyer Material Adverse Effect	Article IV
Buyer Permits	Section 4.19
Buyer Plan	Section 2.1(d)
Buyer Preferred Stock	Section 4.2(a)
Buyer Properties	Section 4.7(a)
Buyer Property	Section 4.7(a)
Buyer SEC Reports	Section 4.4(a)
Buyer Stock Plan	Section 4.2(b)
Certificates	Section 2.2(c)
Claim	Section 6.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Price Escrow Value	Section 6.8(d)
COBRA Coverage	Section 3.13(i)
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Insurance Policies	Section 3.16
Company Lease	Section 3.8(a)
Company Leases	Section 3.8(a)
Company Loan Agreement	Section 7.3(e)
Company Material Adverse Effect	Article III
Company Meeting	Section 3.4(c)
Company Permits	Section 3.20

A-iv

Cross Reference
Terms	in Agreement

Company Preferred Stock	Section 3.2(a)
Company Properties	Section 3.7(a)
Company Property	Section 3.7(a)
Company Rent Roll	Section 3.8(c)
Company Representative	Section 6.1(a)(ii)
Company SEC Reports	Section 3.4(a)
Confidentiality Agreement	Section 5.3
Constituent Corporations	Section 1.3
Contamination	Section 3.12(c)(iii)
Development	Sections 3.7(e), 4.7(e)
Dissenting Shares	Section 2.4
Effective Time	Section 1.1
Benefit Plan	Section 3.13(a)
Company Plan	Section 3.13(a)
Di Paglia	Preamble
Encumbrances	Section 3.7(a)
Environmental Claims	Section 3.12(c)(ii)
Environmental Documents	Section 3.12(c)(vi)
Environmental Law	Section 3.12(c)(i)
EPA	Section 3.12(c)(vi)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Escrow Deposit	Section 2.3
Escrow Shares	Section 2.3
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.12(c)(v)
IBCA	Section 1.1
Indebtedness	Section 3.21(a)
Intellectual Property	Section 3.10
Iowa Articles of Merger	Section 1.1
IRS	Section 3.9(i)
Knowledge	Section 3.2(b)
Material Agreements	Section 3.21(a)
Maryland Articles of Merger	Section 1.1
Merger	Preamble
Merger Consideration	Section 2.1(b)
MGCL	Section 1.1
NYSE	Section 6.6
Order	Section 7.1(d)
Outside Date	Section 8.1(b)

A-v

Cross Reference
Terms	in Agreement

Person	Section 2.2(d)
Proceeding	Section 3.11
Property Restrictions	Section 3.7(a)
Proxy Statement	Section 3.4(c)
Registration Statement	Section 3.4(c)
RDP Holders	Preamble
Release	Section 3.12(c)(iv)
SEC	Section 3.3(c)
Securities Act	Section 3.4(a)
Shareholders’ Agreement	Preamble
Subsidiary	Section 3.1(b)
Surviving Corporation	Section 1.3
Tax	Section 3.9(i)
Tax Authority	Section 3.9(i)
Tax Return	Section 3.9(i)
Tax Returns	Section 3.9(i)
Taxes	Section 3.9(i)
Third-Party Claim	Section 6.8(b)
Title Policies	Section 3.7(b)
Transfer	Section 6.1(a)(i)

A-vi

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2005 (the “Agreement”), by and among COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (the “Buyer”), NAPE ACQUISITION, INC., a Maryland corporation and a wholly-owned direct subsidiary of the Buyer (“Merger Sub”), National Properties Corporation, an Iowa corporation (the “Company”) and Raymond Di Paglia (“Di Paglia”).

      WHEREAS, the Buyer, Merger Sub and the Company have determined that the merger of Merger Sub and the Company on the terms set forth herein (the “Merger”) is advisable and in the best interests of their respective corporations and stockholders and their respective boards of directors have approved this Agreement;

      WHEREAS, as a condition to the willingness of, and an inducement to, Buyer to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Di Paglia, Nadine Di Paglia and The Di Paglia Family Trust, shareholders of the Company (collectively, the “RDP Holders”), are entering into a Shareholders’ Agreement dated as of the date hereof (the “Shareholders’ Agreement”) in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement; and

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer and the Company agree as follows:

ARTICLE I

THE MERGER

      1.1       Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), (i) the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Maryland Department of Assessments and Taxation, an articles of merger (the “Maryland Articles of Merger”) in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the Maryland General Corporation Law (the “MGCL”) and shall make all other filings or recordings required under the MGCL and (ii) the Company shall prepare, and on the Closing Date or as soon as practicable thereafter, the Buyer shall cause to be filed with the Secretary of State of the State of Iowa, an articles of merger (the “Iowa Articles of Merger” and collectively with the Maryland Articles of Merger, the “Articles of Merger”) in such form as is required by the Company in accordance with the relevant provisions of the Iowa Business Corporation Act (the “IBCA”) and shall make all other filings or recordings required under the IBCA. The Merger shall become effective at (i) such time as the Maryland Articles of Merger has been duly filed with the Maryland Department of Assessments and Taxation and the Iowa Articles of Merger has been duly filed with the Secretary of State of the State of Iowa or (ii) such other time as is agreed upon by the Buyer and the Company and specified in the Articles of Merger. Such time is hereinafter referred to as the “Effective Time.”

      1.2         Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Washington, D.C., time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037, unless another date, place or time is agreed to in writing by the Buyer and the Company.

      1.3       Effects of the Merger. At the Effective Time: (i) the separate existence of the Company shall cease and the Company shall be merged with and into the Merger Sub (the Merger Sub and the Company are sometimes referred to below as the “Constituent Corporations” and the Merger Sub following the Merger is sometimes referred to below as the “Surviving Corporation”); (ii) the Articles of Incorporation of the Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 490.1107 of the IBCA.

      1.4       Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of the Merger Sub each to hold office from the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

      1.5       Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Buyer or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Buyer, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Buyer, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Buyer, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

      (a) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of the Company’s common stock, $1.00 par value per share (“Company Common Stock” or “Common Stock”), that are owned by the Company as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.1) of the Company and any shares of Company Common Stock owned by the Buyer or any other wholly owned Subsidiary of the Buyer shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

      (b) Exchange Ratio for Buyer Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and other than “Dissenting Shares” (as defined in Section 2.4 below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive four (4) shares of common stock, par value $.001 per share, of the Buyer (the “Buyer Common Stock” and, collectively with the Company Common Stock, the “Merger Consideration”).

      As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(b) to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

      (c) Adjustments to Exchange Ratio. The exchange ratio with respect to the Buyer Common Stock (the “Exchange Ratio”) shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      2.2     Surrender of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, the Buyer shall designate and appoint a bank or trust company reasonably acceptable by the Company as agent for the benefit of the holders of shares of Company Common Stock (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration.

      (b) Buyer to Provide Merger Consideration. Prior to the Effective Time, the Buyer will make available to the Exchange Agent, as needed, certificates representing the Buyer Common Stock in respect of the Merger Consideration to be paid in respect of shares of Buyer Common Stock in accordance with the terms of Section 2.1(a).

      (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of Company Common Stock to be exchanged pursuant to Section 2.2(a), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 2.1(a), after giving effect to any withholding rights described in Section 2.2(i) below, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and the other amounts, if any, specified in this Agreement.

      (d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

      (e) No Transfers after Effective Time. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.2.

      (f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the Buyer Common Stock constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered certificate representing Company Common Stock until such certificates are surrendered as provided in this Section 2.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Buyer Common Stock, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Company Common Stock, and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Buyer Common Stock, less the amount of any withholding taxes which may be required thereon.

      (g) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(f) or 2.2(h)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock.

      (h) No Liability. To the extent permitted by law, none of the Buyer, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock (or dividends or distributions with respect thereto) for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by law, become the property of the Buyer free and clear of any claim or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(b) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with Section 2.2(c) hereof prior to that time shall thereafter look only to the Surviving Corporation for his claim for Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

      (i) Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Buyer.

      (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue or pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

      (k) Unvested Shares. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Buyer Common Stock issued in exchange for such shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Buyer Common Stock may accordingly be marked with appropriate legends. The Buyer shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      2.3     Escrow Shares. The “Escrow Shares” shall mean 200,000 shares of Buyer Common Stock comprising a portion of the Merger Consideration payable to Di Paglia. The Escrow Shares shall be withheld from Di Paglia and deposited by the Buyer at the Closing with the Escrow Agent (as defined below in Section 6.8(e)(ii)) pursuant to an Escrow Agreement to be entered into in substantially the form of Exhibit B attached hereto (the “Escrow Deposit”).

      2.4      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that were not voted in favor of the Merger and as to which there has been compliance with all of the relevant provisions of Sections 490.1302 through 49.1328 of the IBCA (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration except as provided in Section 490.1323 of the IBCA in the event of a withdrawal of a demand for appraisal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure of any fact or item in any section of the Company Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other section of the Company Disclosure Schedule, be deemed to be disclosed with respect to such other section.

      As used herein, “Company Material Adverse Effect” shall mean any fact, event, change, development, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Company, or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger; provided, that (i) Company Material Adverse Effect shall not include (A) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement, or (B) changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific industry or markets in which the Company operates and competes (provided that such changes do not affect the Company in a substantially disproportionate manner).

      3.1     Organization, Standing and Power; Subsidiaries.

      (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Iowa, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the failure to be so qualified or licensed could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      (b) The Company does not have any Subsidiaries. The Company does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. The Company does not directly or indirectly own any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

      As used in this Agreement, the word “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

      (c) The Company has made available to the Buyer complete and accurate copies of the Restated Articles of Incorporation and Bylaws of the Company. The Restated Articles of Incorporation and Bylaws of

the Company are in full force and effect, and no other organizational documents are applicable to or binding upon the Company.

      3.2     Capitalization.

      (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock. As of the close of business on the date of this Agreement, (i) 409,133 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Common Stock were held in the treasury of the Company.

      (b) There are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares. The Company has no outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations (contingent or otherwise). To the Company’s Knowledge, except as set forth in the Shareholders’ Agreement, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company. “Knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (ii) in the case of an entity (other than an individual) such entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge (as contemplated by clause (A) above) of such fact or other matter.

      (c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCA, the Company’s Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of the Company or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any other entity.

      (d) There are no restrictions of any kind which prevent the payment of dividends by the Company, and the Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

      3.3            Authority; No Conflict; Required Filings and Consents.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the Company’s shareholders under the IBCA, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement by the Company’s shareholders under the IBCA. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with their respective terms, except that the enforceability of this Agreement is subject only to the approval of this Agreement by the Company’s shareholders under the IBCA.

      (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Restated Articles of Incorporation or Bylaws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of a security interest, lien, claim, pledge, agreement, limitations in the Company’s voting right, charge or other encumbrance of any nature on any of the properties or assets of the Company pursuant to any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets; or (iv) require the Company under the terms of any material agreement, contract, arrangement or understanding to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding.

      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Iowa and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of reports with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the compliance with any state securities laws.

      (d) As of the date hereof and as of the Effective Time, the Board of Directors of the Company has, at a meeting duly called and held, (i) unanimously approved and declared advisable this Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the shareholders of the Company, (iii) resolved to recommend approval of this Agreement and the Merger and the other transactions contemplated hereby to the shareholders of the Company and (iv) directed that this Agreement be submitted to the shareholders of the Company for their approval and authorization. The Board of Directors has not withdrawn, rescinded or modified such approvals, determination, and resolutions to recommend. The affirmative vote of a majority of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger and the other transactions contemplated hereby. As of the date of this Agreement, the holders of the Company Common Stock that are parties to the Shareholders’ Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 53% of the total issued and outstanding Company Common Stock.

      (e) There is no agreement or order binding upon the Company or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company. The Company is not subject to any non-competition, non-solicitation or similar restriction on its business.

      3.4            SEC Filings; Financial Statements; Information Provided.

      (a) All forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2001 (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis and (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, applicable to such Company SEC Reports. None of the Company SEC Reports when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.4(b) of the Company Disclosure Schedule.

      (c) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act or for normal year-end adjustments) and (iii) fairly presented or will fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Company. The unaudited balance sheet of the Company as of September 30, 2004 is referred to herein as the “Company Balance Sheet.”

      (d) The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which the Buyer Common Stock issued in connection with the Merger will be registered under the Securities Act (including any amendments or supplements, the “Registration Statement”), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the “Proxy Statement”) to be sent to the shareholders of the Company in connection with the meeting of the Company’s shareholders to consider the approval of this Agreement and the Merger (the “Company Meeting”) shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any Affiliate (as defined below) of the Company, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Buyer. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act. The Company makes no representation or warranty with respect to any information supplied by the Buyer that is contained in the Registration Statement or Proxy Statement.

      3.5     No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Company SEC Reports filed and publicly available prior to the date hereof or (ii) incurred in the ordinary course of business since September 30, 2004 which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      3.6     Absence of Certain Changes or Events.

      (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there has not been, after the date of the Company Balance Sheet and prior to the date of this Agreement, any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (b) During the period from September 30, 2004 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable and (ii) there has not been any action or event, and the Company has not agreed in writing or otherwise to take any action, that would have required the consent of the Buyer pursuant to Section 5.2 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

      3.7     Properties.

      (a) The Company owns good and marketable fee simple title to each of the real properties identified in Section 3.7(a) of the Company Disclosure Schedule (collectively, the “Company Properties” and each, a “Company Property”), which are all of the real properties owned by them as of the date hereof. Except (i) as set forth in the existing Title Policies (as defined in subsection (b) below) and (ii) for any easements granted in the ordinary course of business since the date of such Title Policies, none of which are material, no other Person has any real property ownership interest in any of the Company Properties. The Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or liens (including liens for Taxes), mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (the “Encumbrances”), except for (i) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, which, individually or in the aggregate, would not have a Company Material Adverse Effect and (ii) Property Restrictions and Encumbrances disclosed on existing Title Policies and easements granted in the ordinary course of business since the date of such Title Policies, none of which would adversely effect the tenant’s obligation to pay rent under the applicable Company Lease (as defined below), would impair or otherwise diminish the value of or possible uses of the Company Property or would conflict with the Company Lease for said Company Property, and (iii) for those Company Properties where the Company does not have a Title Policy, only Property Restrictions and Encumbrances which do not adversely affect the tenant’s obligation to pay rent under Company Lease, which do not impair or otherwise diminish the value of or possible uses of the Company Property and which do not conflict with the Company Lease for said Company Property.

      (b) Valid policies of title insurance (the “Title Policies”) have been issued or irrevocably committed to be issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title to each of the Company Properties owned by it, except for those Company Properties more particularly identified on Section 3.7(b) of the Company Disclosure Schedule, in amounts at least equal to the purchase price thereof paid by Company in the case of Company Properties owned by the Company, subject only to the matters and exceptions disclosed in such policies. Such policies are, at the date hereof, in full force and effect and copies of all such policies have been delivered or made available to the Buyer.

      (c) There has been no physical damage to any Company Properties.

      (d) The Company nor, to the Company’s Knowledge, any tenant under a Company Lease has received any notice with respect to any Company Property to the effect that any condemnation or rezoning proceedings are pending or threatened. All work to be performed, payments to be made and actions to be taken by the Company prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, and to the Company’s Knowledge, no planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements are material to Company.

      (e) No Company Property is currently under development or subject to any agreement with respect to development, and the Company shall not enter into any such agreement between the date hereof and the Effective Time without the prior written approval of Buyer. For purposes of this Section 3.7(e), “development”shall not include capital improvements made in the ordinary course of business to existing Company Properties and repairs made to existing Company Properties.

      (f) None of the Company Properties and the use thereof by tenants and the condition thereof violate any applicable deed restrictions, lease restrictions, easements or other title restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation.

      (g) Each of the Company Properties are a separate parcel for real estate tax assessment purposes.

      3.8     Leases.

      (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a true and complete list of the leases where the Company is lessor to which any Company Property is subject (each, a “Company Lease” and together, the “Company Leases”). Prior to the date hereof, true and correct copies of the Company Leases have been made available to the Buyer.

      (b) Each of the Company Leases is in full force and effect in accordance with its terms and, except as described in Section 3.8(b) of the Company Disclosure Schedule, all rents and additional rents due to date to the Company on each such lease have been received. The Company is not nor is it alleged to be and, to the Company’s Knowledge, no other party is or is alleged to be in default under, or in breach or violation of, any Company Lease and, to the Company’s Knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation.

      (c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, the Company is not obligated under or bound by any option, right or first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Company Property or any other interest in any Company Property.

      (d) Section 3.8(c) of the Company Disclosure Schedule sets forth a copy of the rent roll of the Company (the “Company Rent Roll”) that lists each Company Lease in effect as of the dates set forth therein, and that is true, correct and complete.

      3.9     Taxes.

      (a) The Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed all Tax Returns (as defined below) required to be filed by it (after giving effect to any filed extension properly granted by a Tax Authority (as defined below) having authority to do so) and has timely paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it except Taxes that are being contested in good faith by appropriate proceedings and for which the Company shall have set aside on its books adequate reserves. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) Each such Tax Return is true, complete and accurate in all material respects. The Company Balance Sheet reflects an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through September 30, 2004. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending and no extensions of time to assess any such Taxes are in effect.

      (c) There is no audit or other proceeding presently pending or threatened with regard to any Tax of the Company. The Company has not received a written ruling from a Tax Authority relating to any Tax or entered into a written agreement with a Tax Authority relating to any Tax. No issue has been raised by any Tax Authority with respect to Taxes of the Company in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any other taxable period. There are no existing circumstances which reasonably may be expected to result in the assertion of a claim for Taxes against the Company by any Tax Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid.

      (d) All Taxes required to be withheld, collected and paid over to any Tax Authority by the Company have been timely withheld, collected and paid over to the proper Tax Authority. There are no pending actions or proceedings by any Taxing Authority for assessment or collection of any Tax.

      (e) Complete copies of all of the following materials relating to all taxable years beginning on or after January 1, 2001 have been provided to the Buyer: (A) all federal, state and local income or franchise Tax Returns that have been filed by the Company, (B) any extensions filed with any Tax Authority that are currently in effect and all written communications with a Taxing Authority relating thereto, (C) all elections relating to Taxes which have continuing effect for taxable years ending after the Closing Date filed by or on behalf of the Company with any Tax Authority (other than elections which are included in or apparent from Tax Returns referred to in A above), (D) all examination reports relating to Taxes of the Company, and (E) all statements of Taxes assessed against the Company. To the extent requested, the Company has made available to Parent complete and accurate copies of all Tax documents relating to the Company.. The Company has not received notice of any claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is subject to taxation by the jurisdiction. The Company has not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Tax Authority it had not previously been required to file in the immediately preceding taxable period.

      (f) Within the meaning of Section 280G of the Code, the Company is not a party to any contract, agreement, plan or arrangement requiring it to make payments to any person that would be “parachute payments” by reason of the consummation of the transactions contemplated by this Agreement. The Company is not obligated to make after the Closing any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code. The Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and the Company is not a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise.

      (g) The Company has not made an election under Section 341(f) of the Code.

      (h) The Company will not be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date. There is no application pending with any Tax Authority requesting permission for the Company to make any change in any accounting method, nor has the Company received any notice that a Tax Authority proposes to require a change in method of accounting.

      (i) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, produc-

tion, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with any Tax Authority. As used in this Agreement, “Tax Authority” shall mean the Internal Revenue Service (the “IRS”) and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

      3.10      Intellectual Property. The Company has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Intellectual Property (as defined below) of the Company. The Company has not misappropriated, is conflict with or is infringing upon the Intellectual Property of others.

      For purposes of this Agreement, with respect to any Person, “Intellectual Property” means all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Person as currently conducted, or would be used or necessary as such business is planned to be conducted.

      3.11       Litigation. Except as described in Section 3.11 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation (a “Proceeding”) pending or, to the Company’s Knowledge, threatened against the Company. There are no judgments, orders or decrees outstanding against the Company.

      3.12     Environmental Matters.

      (a) The Company is currently and, at all times during the Company’s ownership or operation of its businesses and properties, has been, in material compliance with all applicable Environmental Laws.

      (b) No Environmental Claims have been asserted or assessed against the Company or, to the Company’s Knowledge, any tenant under any of the Company Leases with regard to any of the Company Properties, and no Environmental Claims are pending or, to the Company’s Knowledge, threatened against the Company or any tenants under any of the Company Leases with regard to any of the Company Properties.

      (c) There has not been, and is not now present, any Contamination at any property currently owned, leased or operated by the Company (including soils, groundwater, surface water in, on or under such properties), and no such property is in the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance.

      (d) There was no Contamination at any property formerly owned, leased or operated by the Company during, or to the Company’s Knowledge, prior to the period of ownership or operation by the Company (including soils, groundwater, surface water in, on or under such properties), and no such property is on the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance.

      (e) Neither the Company nor, to the Company’s Knowledge, any tenant of any Company Property is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances that obligates or may obligate the Company to pay money;

      (f) To the Company’s Knowledge, there are no events, conditions, circumstances, practices, plans, or legal requirements (in effect or reasonably anticipated), that could be expected to prevent the Company from, or materially increase the burden on the Company of complying with applicable Environmental Laws.

      (g) The Company has made available to the Buyer, prior to the execution and delivery of this Agreement, complete copies of any and all Environmental Documents pertaining to the Company Properties.

      (h) To the Company’s Knowledge, each of the representations and warranties above is true and correct with respect to any entity for which the Company has assumed or retained liability, whether by contract or operation of law.

      (i) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any law, statute, regulation, order, decree, permit, authorization, code, ordinance, rule, policy, opinion, consent decree, judicial order, administrative order, agency requirement, or common law of any jurisdiction relating to: (A) the environment, human health or safety associated with the environment, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, Contamination or any injury or threat of injury to persons or property.

(ii) “Environmental Claims” means: (A) any claim, demand, action or proceeding brought or instigated by any Governmental Entity or other third party in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses; and (B) third party claims, actions, demands or proceedings, based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of a Hazardous Substance, and whether or not seeking costs, damages, penalties or expenses.

(iii) “Contamination” means the presence of, or Release on, under, from or to the environment of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and with good commercial practice.

(iv) “Release” means mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release and whether intentional or unintentional, of any Hazardous Substance.

(v) “Hazardous Substance” means: (A) any hazardous substance, pollutant or contaminant, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or analogous state Environmental Law; (B) any petroleum or petroleum product or by-product, asbestos or asbestos-containing material, urea-formaldehyde, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; and (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to or could give rise to liability under any Environmental Law.

(vi) “Environmental Documents” means, for any Person: (A) any and all documents received by the Person or its Subsidiaries from the United States Environmental Protection Agency (“EPA”) or any other Governmental Entity concerning the environmental condition of any property owned, leased or operated at any time by the Person or any Subsidiary of the Person, or the effect of the Person’s business operations or the business operations of any Subsidiary of the Person on the environmental condition of such property; (B) any and all documents submitted by the Person or any Subsidiary of the Person during the past five years to the EPA or any state, county or municipal environmental or health agency concerning the environmental condition of any property owned, leased or operated at any time by the Person or any Subsidiary of the Person, or the effect of the Person’s business operations or the business operations of any Subsidiary of the Person on the environmental condition of such property, and (C) any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Person or any entity for which it may be liable or any Subsidiary of the Person.

      3.13     Benefit Plans.

      (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, whether for the benefit of a single individual or a group of individuals, including, but not limited to, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock and stock appreciation rights; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company, and (iv) “Company Plan” means any Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate, or any Benefit Plan with respect to which the foregoing parties has or reasonably could be expected to have any liability. Each Company Plan is identified on Schedule 3.13(a) of the Company’s Disclosure Schedule. With respect to each Company Plan, true, correct and complete copies of all of the following documents, if applicable, have been delivered or made available to Buyer: (i) all plan documents and amendments thereto; (ii) written descriptions of any unwritten plans or policies; (iii) all trust agreements, annuity contracts, insurance policies and other documents relating to the funding or payment of benefits under the Company Plan; (iv) all service contracts and agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter and all requests for rulings or determinations concerning such Company Plan requested from the IRS subsequent to the date of that letter; (viii) the most recent IRS opinion letter; (ix) the most recent summary plan description, summary of material modifications, and summary annual report, and/or written interpretation of the Company Plan; (x) copies of the nondiscrimination (including section 415) testing for the last three (3) years, and (xi) all other documents, forms or other instruments relating to Company Plans reasonably requested by Buyer.

      (b) Each Company Plan has at all times complied, in form and in operation and administration, in all material respects in accordance with its terms and all applicable laws, including, without limitation, the Code and ERISA, and each of the Company and any ERISA Affiliates has in all material respects met its obligations with respect to such Company Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet).

      (c) With respect to the Company Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. No Company Plan is maintained by the Company that provides health coverage to former employees, officers or directors of the Company, except as is required under Section 4980B of the Code. The Company has no liability with respect to any Company Plan maintained by an ERISA Affiliate.

      (d) Each of the Company Plans that is intended to be qualified under Section 401(a) of the Code has received determination letters from the IRS to the effect that such Company Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened. No lawsuit or other action has been brought or, to the Company’s Knowledge, threatened with respect to any Company Plan (excluding claims for benefits brought in the ordinary course of plan activities) and no audit, examination or other action has been brought or, to the Company’s Knowledge, threatened with respect to any Company Plan by any Governmental Entity. The Company has incurred no tax liability under Sections 4971 through 4980B and 4980D of the Code or civil liability under Sections 502(i) or (l) of ERISA.

      (e) Neither the Company nor any ERISA Affiliate has (i) ever maintained a Company Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a

“multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

      (f) There has been no amendment to, written interpretation of or announcement by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Plan that would result in a material increase in the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ended prior to the date hereof. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Company Plan, or to modify or change any existing Company Plan that would affect any current or former employee, officer or director of the Company or any ERISA Affiliate.

      (g) There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Plan; there any current or threatened security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature on the assets of any Company Plan; the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, except as disclosed in Section 3.13(h) of the Company Disclosure Schedule. No assets of any Company Plan are invested, directly or indirectly, in real or personal property used by the Company or any ERISA Affiliate. There are sufficient liquid assets in each of the funded Company Plans to promptly pay for the benefits earned and other liabilities owed under such Company Plan. With respect to each Company Plan, no insurance contract, annuity contract, or other agreement or arrangement with any financial or other organization would impose any penalty, discount or other reduction on account of the withdrawal of assets from such organization or the change in the investment of such assets.

      (h) Each Company Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act and applicable state and federal privacy requirements, to the extent such requirements are applicable. Except as disclosed in Section 3.13(i) of the Company Disclosure Schedule, no Company Plan or written or oral agreement exists which obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee, officer or director of the Company following such individual’s termination of service with the Company, other than COBRA Coverage.

      3.14      Compliance. The Company is in compliance with (i) the Restated Articles of Incorporation or Bylaws of the Company, (ii) the terms of all material notes, bonds, mortgages, indentures, leases, licenses, contracts or other agreements, instruments or obligations to which the Company is a party or by which any of them or any of their properties or assets may be bound, (iii) all material permits, concessions, franchises, licenses, judgments, injunctions, orders, decrees, statutes, laws, ordinances, rules or regulations applicable to the Company or any of its properties or assets. The Company has not received notice of any revocation or modification of any permit, concession, franchise, license, judgment, injunction, order or decree of any Governmental Entity that is material to the Company.

      3.15     Employment and Labor Matters.

      (a) Section 3.15(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar contracts of any nature (whether in writing or not) between the Company and any current or former shareholder, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, nor is any such contract presently being negotiated. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or law. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Effective Time. There is no pending or, to the Company’s Knowledge, threatened Proceeding, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s employee, or other individual or any Governmental Entity with respect to employment practices brought by or before any Governmental Entity.

      (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company and any of their respective employees; the Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees of the Company.

      3.16        Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (“Company Insurance Policies”). Each Company Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. To the Company’s Knowledge, none of the Company Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Company Insurance Policy under which it is the insured party. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Company Insurance Policies have been filed in a timely fashion.

      3.17       Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin, financial advisor to the Board of Directors of the Company (the “Board”), has delivered to the Board of Directors of the Company an opinion to the effect that the Merger Consideration payable in the Merger is fair to the Company from a financial point of view. The Company has provided copies of such opinion to the Buyer. Such opinion has not been withdrawn, revoked or modified.

      3.18      Related Party Transactions. Section 3.18 to the Company Disclosure Schedule sets forth a list of all material arrangements, agreements and contracts entered into by the Company that are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which could result in the making of, any payment (except pursuant to indemnification obligations) or (b) any Person who is an officer, director, shareholder or Affiliate of the Company, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Such documents, copies of all of which have previously been delivered or made available to the Buyer, are listed in Schedule 3.18 to the Company Disclosure Schedule.

      3.19       Payments to Employees, Officers or Directors. Section 3.19 to the Company Disclosure Schedule contains a true and complete list of all Company Plans to which any employee, officer or director of the Company will accrue or receive additional benefits or rights of any kind, including the right to receive any parachute payment as defined in Section 280G of the Code, as a result of any of the transactions contemplated herein or a termination of service subsequent to the consummation of any of the transactions contemplated herein, and the value of those benefits and rights Except as described in Schedule 3.19 of the Company Disclosure Schedule, there is no agreement or arrangement with any employee, officer or other service provider under which the Company has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

      3.20      Permits. The Company has all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”). The Company is in material compliance with the terms of the Company Permits. There is no pending threat of modification or cancellation of any Company Permit. To the Company’s Knowledge and except to the extent caused by the lack of one or more approvals, notifications, reports or other filings set forth in Section 3.3(c) of this Agreement, no Company Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

      3.21     Material Agreements.

      (a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list, and if oral, an accurate and complete summary, of all material notes, bonds, mortgages, indentures, leases, licenses, contracts or other agreements, instruments or obligations to which the Company is a party or by which any of them or any of their properties or assets may be bound as of the date hereof (collectively, “Material Agreements”), including the following agreements:

(i) employment contracts with officers of the Company and other contracts with current or former officers, directors or shareholders of the Company, and all severance, change in control or similar contracts with any current or former shareholders, directors, officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company to make any payment to any current or former shareholders, directors, officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(ii) labor contracts (if any);

(iii) other than the Company Leases, contracts involving annual revenues, expenditures or liabilities in excess of $50,000 per annum or $150,000 in the aggregate which are not cancelable (without material penalty, cost or other liability) within 60 days;

(iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to indebtedness or obligations in excess of $50,000;

(v) contracts containing a covenant limiting or purporting to limit the freedom of the Company to engage in any line of business or compete with any Person or operate at any location in the world;

(vi) joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is entitled or obligated to develop or distribute any products on behalf of any third party;

(vii) contracts for the acquisition, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person;

(viii) contracts involving the issuance or repurchase of any capital stock of the Company;

(ix) contracts under which the Company has granted or received exclusive rights;

(x) any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange Contracts; and

(xi) contracts for the license or supply of any geographic or similar data to the Company.

      True and complete copies of all written Material Agreements have been delivered or been made available to Buyer by the Company.

      For purposes of this Agreement, “indebtedness” means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,

(C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

      (b) Other than Material Agreements that have terminated or expired in accordance with their terms, each Material Agreement is in full force and effect, is a valid and binding obligation of the Company and of each other party thereto and is enforceable, in accordance with its terms, against the Company and against each other party thereto, and such Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no material alteration or acceleration or increase in fees or liabilities. The Company is not nor is alleged to be and, to the Company’s Knowledge, no other party is or is alleged to be in default under, or in breach or violation of, any Material Agreement and, to the Company’s Knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation. The designation or definition of Material Agreements for purposes of this Section 3.21 and the disclosures made pursuant thereto shall not be construed or utilized to expand, limit or define the terms “material” and “Company Material Adverse Effect” as otherwise referenced and used in this Agreement.

      3.22       Section 490.1110 of the IBCA Not Applicable. The Board has taken all actions necessary so that the restrictions contained in Section 490.1110 of the IBCA applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger. No Iowa law or other takeover statute or similar law and no provision of the Articles of Incorporation or Bylaws, or other organizational documents or governing instruments of the Company or any Material Agreement to which any of them is a party would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement.

      3.23      Tax Matters. To the Company’s Knowledge, after consulting with its independent auditors and outside legal counsel, the Company has neither taken nor agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      3.24      Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Houlihan Lokey Howard & Zukin whose fees and expense will be paid by the Company and fees paid to pursuant to Section 6.12. The Company has delivered to the Buyer a complete and accurate copy of the agreement pursuant to which Houlihan Lokey Howard & Zukin is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

      3.25     No Ownership of Buyer Securities. The Company does not own nor has it ever owned any shares of Buyer Common Stock or any other securities of the Buyer.

      3.26      Disclosure. The representations and warranties by the Company in this Agreement and the documents referred to herein (including the Schedules and Exhibits hereto), taken together with all the other information provided to Buyer or its representatives in connection with the transactions contemplated hereby, do not contain any statements of a material fact or omit to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

      The Buyer and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer to the Company on or before the date of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure of any fact or item in any section of the Buyer Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other section of the Buyer Disclosure Schedule, be deemed to be disclosed with respect to such other section.

      As used herein, “Buyer Material Adverse Effect” shall mean any fact, event, change, development, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Buyer and its Subsidiaries, taken as a whole, or (ii) would materially impair or delay the ability of the Buyer to perform its obligations hereunder, including the consummation of the Merger; provided, that (i) Buyer Material Adverse Effect shall not include (A) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (B) any adverse change in the trading prices for the Buyer’s stock, or (C) changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific industry or markets in which the Buyer operates and competes (provided that such changes do not affect the Company in a substantially disproportionate manner), and (ii) any failure of the Buyer to meet the financial projections of any analyst shall not, in and of itself, be taken into account in determining whether there has been a Buyer Material Adverse Effect.

      4.1     Organization, Standing and Power.

      (a) Each of the Buyer, its Subsidiaries and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the failure to be so qualified or licensed could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

      (b) Section 4.1(b) of the Buyer Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Buyer’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Buyer or another Subsidiary of the Buyer. Except as set forth in Section 4.1(b) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. Except as disclosed on Section 4.1(b) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

      (c) Section 4.1(c) of the Buyer Disclosure Schedule lists the joint ventures of the Buyer, partnerships and limited liability companies (the “Buyer Joint Ventures”).

      (d) The Buyer has made available to the Company complete and accurate copies of: (i) the First Amended and Restated Articles of Incorporation, as amended, and Bylaws of the Buyer; (ii) the charter, bylaws or other organization documents of each Subsidiary of the Buyer, including Merger Sub; and (iii) the agreements governing the Buyer Joint Ventures. The First Amended and Restated Articles of Incorporation, as amended, and Bylaws of the Buyer and the charter, bylaws or other organization documents of each Subsidiary of the Buyer are in full force and effect, and no other organizational documents are applicable to or binding upon the Buyer or its Subsidiaries.

      4.2     Capitalization.

      (a) The authorized capital stock of the Buyer consists of 190,000,000 shares of Buyer Common Stock; 15,000,000 shares of preferred stock (the “Buyer Preferred Stock”), $.01 par value per share, of which 2,187,209 shares are designated as 9% Series A Non-Voting Preferred Stock (the “Buyer Series A Preferred Stock”) and 10,000 shares are designated as 6.70% Series B Cumulative Convertible Perpetual Preferred Stock (the “Buyer Series B Preferred Stock”); and 205,000,000 shares of excess stock, $.01 par value per share (the “Buyer Excess Stock”). As of the close of business on the date of this Agreement, (i) 52,077,825 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Common Stock were held in the treasury of the Buyer or by Subsidiaries of the Buyer, (iii) 1,781,589 shares of Buyer Series A Preferred Stock were issued and outstanding, (iv) 10,000 shares of Buyer Series B Preferred Stock were issued and outstanding and (v) no shares of Buyer Excess Stock were issued and outstanding.

      (b) As of the date of this Agreement, 1,440,136 shares of Buyer Common Stock were reserved for future issuance pursuant to stock compensation granted pursuant to the 2000 Performance Incentive Plan (the “Buyer Stock Plan”). As of the date of this Agreement, no awards have been granted under the Buyer Stock Plan. Except as set forth in this Section 4.2, as reserved for future grants under the Buyer Stock Plan (i) there are no equity securities of any class of the Buyer or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Buyer), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries is bound obligating the Buyer or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Buyer or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares. Neither the Buyer nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations (contingent or otherwise). To the Buyer’s Knowledge, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Buyer or any of its Subsidiaries.

      (c) All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified in Section 4.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Buyer’s First Amended and Restated Articles of Incorporation, as amended, of the Registrant or Bylaws or any agreement to which the Buyer is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Buyer Common Stock or the capital stock of the Buyer or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Buyer or any Subsidiary of the Buyer or any other entity, other than guarantees of bank obligations of Subsidiaries of the Buyer entered into in the ordinary course of business.

      (d) All of the outstanding shares of capital stock of each of the Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Buyer or another Subsidiary of the Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Buyer’s voting rights, charges or other encumbrances of any nature.

      (e) There are no restrictions of any kind which prevent the payment of dividends by any of the Buyer’s Subsidiaries, and neither the Buyer nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

      4.3            Authority; No Conflict; Required Filings and Consents.

      (a) The Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of the Buyer and Merger Sub. This Agreement has been duly executed and delivered by the Buyer and Merger Sub and constitutes the valid and binding obligation of the Buyer and Merger Sub, enforceable in accordance with its terms.

      (b) The execution and delivery of this Agreement by the Buyer and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the First Amended and Restated Articles of Incorporation, as amended or Bylaws of the Buyer or the charter, Bylaws, or other organizational document of any of its Subsidiaries, including the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of a security interest, lien, claim, pledge, agreement, limitations in the Buyer’s voting right, charge or other encumbrance of any nature on any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their properties or assets; or (iv) require the Buyer under the terms of any material agreement, contract, arrangement or understanding to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding.

      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation and appropriate corresponding documents with the Secretaries of State of other states in which the Buyer is qualified as a foreign corporation to transact business, (ii) the filing of reports with the SEC in accordance with the Exchange Act, and (iii) the compliance with any state securities laws.

      (d) As of the date hereof and as of the Effective Time, the Board of Directors of the Buyer has, at a meeting duly called and held, unanimously determined that the Merger and related transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Buyer on substantially the terms and conditions presented to the Board of Directors. The Board of Directors has not withdrawn, rescinded or modified such determination and resolutions to recommend.

      (e) There is no agreement or order binding upon the Buyer or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any of its Subsidiaries or the conduct of business by the Buyer or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Buyer or any of its Subsidiaries. Neither the Buyer nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.

      4.4     SEC Filings; Financial Statements.

      (a) All forms, reports and other documents required to be filed by the Buyer with the SEC since September 30. 2004 (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were or will be filed on a timely basis and (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, applicable to such Buyer SEC Reports. None of the Buyer SEC Reports when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Buyer’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act or for normal year-end adjustments) and (iii) fairly presented or will fairly present the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Buyer. The unaudited balance sheet of the Buyer as of September 30, 2004 is referred to herein as the “Buyer Balance Sheet.”

      (c) The information to be supplied by the Buyer for inclusion in the Registration Statement, shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information to be supplied by the Buyer for inclusion in the Proxy Statement shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Buyer or any Affiliate (as defined below) of the Buyer, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer shall promptly inform the Buyer. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act. The Buyer makes no representation or warranty with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

      4.5     No Undisclosed Liabilities; Indebtedness.

      (a) Neither the Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Buyer SEC Reports filed and publicly available prior to the date hereof or (ii) incurred in the ordinary course of business since September 30, 2004 which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      4.6     Absence of Certain Changes or Events.

      (a) Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there has not been, after the date of the Buyer Balance Sheet and prior to the date of this Agreement, any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      (b) During the period from September 30, 2004 to the date hereof, (i) there has not been any change by the Buyer in its accounting methods, principles or practices, any revaluation by the Buyer of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable and (ii) there has not been any action or event, and neither the Buyer nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of the Buyer pursuant to Section 5.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

      (c) Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there has not been, after the date of the Buyer Balance Sheet and prior to the date of this Agreement, any event, change or development in the business, financial condition or operations of the Buyer and its Subsidiaries, taken as a whole, which, individually or in the aggregate, has had a Buyer Material Adverse Effect.

      (d) During the period from March 31, 2001 to the date hereof, (i) there has not been any change by the Buyer in its accounting methods, principles or practices, any revaluation by the Buyer of any of its assets, including, writing down the value of inventory or writing off of notes or accounts receivable, and (ii) there has not been any action or event, and neither the Buyer nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of the Company pursuant to Section 5.2 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

      4.7      No Ownership of Company Securities. Neither the Buyer nor any Subsidiary of the Buyer owns or has ever owned any shares of Company Common Stock or any other securities of the Company.

ARTICLE V

CONDUCT OF BUSINESS

      5.1       Covenants of the Company. Except as provided herein or as consented to in writing by the Buyer and Merger Sub, which consent shall not be unreasonably withheld, conditioned, or delayed from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company (i) shall, in all material respects, carry on its business in the ordinary course consistent with past practice in compliance with applicable laws, use commercially reasonable efforts, as determined in good faith by the Company, to maintain and preserve their respective business organizations, assets, officers, employees and business relationships and to maintain in effect its contracts and (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

      (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) a cash dividend of $20.8 million pursuant to Section 7.2(h), and (B) dividends and distributions consistent with past practice), (ii) split, combine or reclassify any of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

      (b) issue, sell, pledge or otherwise dispose of any shares of its capital stock, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares;

      (c) amend its Articles of Incorporation or Bylaws or equivalent organizational document of the Company or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

      (d) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

      (e) except in the ordinary course of business consistent with past practice, including without limitation pursuant to any outstanding credit, loan or equipment financing arrangement or any refinancing thereof, pledge or otherwise encumber any Company Properties or assets of the Company;

      (f) except in the ordinary course of business consistent with past practice, (i) for the disposition of the Company’s marketable securities at fair market value, provided that the proceeds of such dispositions shall be used solely to pay a portion of the dividends referred to in Section 5.1(a)(i)(A) above and (ii) as otherwise permitted by Section 5.1, sell or dispose of any assets material to the Company;

      (g) except as otherwise permitted by this Agreement, enter into an agreement with respect to a sale of all or substantially all of the stock or assets of the Company, whether by merger, consolidation, liquidation, business combination, or asset or stock sale;

      (h) (i) other than such indebtedness which is reflected in the Company’s financial statements included in any Company SEC Reports, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue or sell any debt securities or rights to acquire any debt securities of the Company, or (iii) make any loans, advances (other than advances to employees of the Company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than the Company;

      (i) other than as set forth in the Company Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for the Company;

      (j) make any changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or pursuant to written instructions, comments or orders from the SEC;

      (k) pay, discharge or satisfy any claims, liabilities or obligations, other than (i) the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) involving the payment of any amount not exceeding $50,000 in any instance or series of related instances or $150,000 in the aggregate;

      (l) except as required to comply with applicable law or agreements, plans or arrangements, (i) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (ii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, or (iii) enter into any employment, severance or other arrangement with any of its officers, directors or employees;

      (m) except as required by law, make or rescind any material Tax election, settle or compromise any Tax liability or amend in any material respect any Tax Return;

      (n) fail to confer on a regular basis as reasonably requested by the Buyer with one or more representatives of the Buyer to report on material operational matters and any proposals to engage in material transactions;

      (o) fail to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

      (p) engage in, enter into or amend any contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, shareholders or other Affiliates of the Company, or any of their respective Affiliates or family members, except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses;

      (q) adopt any new Benefit Plan or amend any existing Company Plan or rights;

      (r) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

      (s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

      (t) adopt, ratify or effectuate a shareholders’ rights plan or agreement;

      (u) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

      (v) (i) other than in the ordinary course consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Agreement set forth in Section 3.21(a) of the Company Disclosure Schedule; (ii) modify, amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder; (iii) enter into or extend any Company Lease; or (iv) enter into, modify or amend any contract to provide exclusive rights or obligations; or

      (w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the satisfaction or occurrence of any conditions Article VI hereof.

      5.2       Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a letter agreement, dated September 14, 2004 and acknowledged and agreed to on September 15, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1     No Solicitation.

      (a) On and after the date hereof and prior to the Effective Time of the Merger, the Company agrees that it:

(i) shall not invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 20% or more of the outstanding voting equity securities of the Company, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any the Company’s assets in one transaction or a series of related transactions that, if consummated, would result in the Transfer of more than 20% of the assets of the Company, other than the Merger (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

(ii) shall not permit any officer, director, employee, Affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of the Company (each, a “Company Representative”) to engage in any of the activities described in Section 6.1(a)(i);

(iii) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will inform each Company Representative, and each of the Persons referred to in Section 6.1(b), of the obligations undertaken in this Section 6.1 and to cause each Company Representative to comply with such obligations; and

(iv) will (A) notify the Buyer orally or in writing promptly (but in any event within 24 hours), after receipt by the Company or any Company Representative of (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of the Company by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition

Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to the Buyer copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep the Buyer informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

      (b) Any disclosure that the Board may be required to make to comply with its duties to shareholders imposed by applicable law or, with respect to the receipt of an Acquisition Proposal, to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 6.1.

      6.2                 Proxy Statement/Prospectus; Registration Statement.

      (a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement, and the Buyer and the Buyer shall prepare and the Buyer shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Company and the Buyer may mutually delay the filing of the Proxy Statement until approval of the Registration Statement by the SEC. The Buyer and the Company shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of the Buyer and the Company will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and the Company will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its shareholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or any other Governmental Entity and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or any other Governmental Entity, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to shareholders of the Company, such amendment or supplement.

      (b) The Buyer and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      6.3       Access to Information. Each party hereto shall (and shall cause each of its Subsidiaries to) afford to the other parties’ officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each party hereto shall (and shall cause each of its Subsidiaries to) furnish promptly to the other parties hereto (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other parties hereto may reasonably request. Unless otherwise required by law, each of the parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      6.4     Company Shareholder Meeting.

      (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the IBCA and its Articles of Incorporation and Bylaws and the rules of any securities exchange or system of automated dissemination of quotations of securities prices on which the Company’s capital stock is listed for trading to call, give notice of, convene and hold the Company Meeting as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.1(c), the Company shall use its reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of any securities exchange or system of automated dissemination of quotations of securities prices on which the Company’s capital stock is listed for trading and the IBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s shareholders sufficiently in advance of a vote on this Agreement to ensure that such vote occurs on the basis of full and complete information as required under applicable law. The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the IBCA, the Company’s Articles of Incorporation and Bylaws, the rules of any securities exchange or system of automated dissemination of quotations of securities prices on which the Company’s capital stock is listed for trading and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.4(a) shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board with respect to this Agreement.

      (b) (i) the Board shall recommend that the Company’s shareholders vote in favor of and approve this Agreement at the Company Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board has unanimously recommended that Company’s shareholders vote in favor of and approve this Agreement at the Company Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Buyer, the recommendation of the Board that the Company’s shareholders vote in favor of and approve this Agreement.

      6.5     Legal Conditions to the Merger.

      (a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

      (b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

      6.6     Public Disclosure. The Buyer and the Company shall each use its reasonable efforts to consult with the other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement or the Shareholders’ Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law, fiduciary duty or the applicable rules of the New York Stock Exchange (“NYSE”) or the National Association of Securities Dealers.

      6.7       Listing of Buyer Common Stock. The Buyer shall cause the shares of the Buyer Common Stock to be issued in the Merger and to be listed on the NYSE, subject to official notice of issuance, on or prior to the Closing Date.

      6.8           Indemnification; Survival of Representations and Warranties.

      (a) Indemnity Obligations of Di Paglia. Di Paglia hereby agrees to indemnify and hold Buyer and Merger Sub harmless from, and to reimburse Buyer and Merger Sub for any Buyer Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Buyer Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, obligation, Tax, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Company which is contained in this Agreement or any schedule or certificate delivered pursuant hereto, provided that, for purposes of this Section 6.8, the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Company Material Adverse Effect or materiality; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company which are contained in or made pursuant to this Agreement; (iii) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 6.8(a); and (iv) any payments made pursuant to Section 6.12 hereof.

      (b) Notification of Claims. Subject to the provisions of Section 6.8(d) below, in the event of the occurrence of an event which the Buyer or Merger Sub asserts constitutes a Buyer Indemnity Claim, such party shall provide Di Paglia with prompt notice of such event and shall otherwise make available to Di Paglia all relevant information which is material to the claim and which is in the possession of the Buyer or Merger Sub. If such event involves the claim of any third party (a “Third-Party Claim”), Di Paglia shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist Di Paglia in connection with the handling of such claim, at the sole expense of Di Paglia, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of Di Paglia unless and until Di Paglia shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. The failure by the Buyer or Merger Sub to give timely notice or to furnish Di Paglia with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by Di Paglia, except and only to the extent that such failure shall result in any material prejudice to Di Paglia. If so desired by Di Paglia, Di Paglia may elect, at their sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, insofar as such claim relates to the liability of Di Paglia provided that Di Paglia shall obtain the consent of the Buyer and Merger Sub before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on the Buyer or the Merger Sub any material liability or obligation not covered by the indemnity obligations of Di Paglia under this

Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the Buyer and the Merger Sub, or Di Paglia if they have assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

      (c) Duration. Except as otherwise provided in this Agreement, all representations, warranties, covenants and agreements of the Company contained in or made pursuant to this Agreement, and the rights of the Buyer and the Merger Sub to seek indemnification with respect thereto, shall survive the Closing, except in respect of any claims for indemnification as to which notice shall have been duly given prior to the relevant expiration date set forth below, such representations and warranties shall expire on the second anniversary of the Closing Date.

      (d) Limitations.

(i) Notwithstanding the foregoing, any Buyer Indemnity Claim shall be payable by Di Paglia only in the event that the cumulative amount of the Buyer Indemnity Claims shall exceed the amount of $200,000 in the aggregate (the “Indemnification Threshold”); provided, however, (A) the Indemnification Threshold shall not be applicable to Buyer Indemnity Claims for breaches by the Company of the representations and warranties contained in Sections 3.9, 3.12 and 3.13, which, upon resolution of such Buyer Indemnity Claims or judgment, shall be paid on a dollar-for-dollar basis and (B) once the Buyer Indemnity Claims exceed the Indemnification Threshold, the Buyer and Merger Sub shall be entitled to indemnification for all Buyer Indemnity Claims without regard to the Indemnification Threshold.

(ii) Any other provision of this Agreement to the contrary notwithstanding, in no event shall the aggregate liability of Di Paglia for Buyer Indemnity Claims that are asserted prior to the Initial Expiration Date (as defined in the Escrow Agreement) exceed the lesser of (a) the amount realized by Buyer from the Escrow Shares then held in escrow or (b) $4,000,000. Any other provision of this Agreement to the contrary notwithstanding, in no event shall the aggregate liability of Di Paglia for Buyer Indemnity Claims that are asserted on or after the Initial Expiration Date (as defined in the Escrow Agreement) exceed the lesser of (a) the amount realized by Buyer from the Escrow Shares then held in escrow or (b) $2,000,000.

(iii) Buyer and Merger Sub agree that until such time as the aggregate amount of Buyer Indemnity Claims which have been definitively resolved in favor of Buyer or Merger Sub shall equal or exceed the amount of the Closing Price Escrow Value, all Buyer Indemnity Claims shall be satisfied first out of the Escrow Shares, as further provided under the terms of the Escrow Agreement. For purposes of this Agreement, the term “Closing Price Escrow Value” shall mean the aggregate fair market value of the Escrow Shares on the Closing Date, where fair market value shall be determined by multiplying the number of Escrow Shares by the closing price of the Buyer Common Stock on the NYSE one day prior to the Closing Date as reported in The Wall Street Journal. For purposes hereof, all shares of Buyer Common Stock returned to Buyer or Merger Sub in settlement of any Buyer Indemnity Claims under the Escrow Agreement shall be valued at the closing price of the Buyer Common Stock on the NYSE one day prior to the occurrence of the relevant Buyer Indemnity Claim as reported in the edition of The Wall Street Journal published one day prior to the occurrence of the relevant Buyer Indemnity Claim.

      6.9      Notification of Certain Matters. The Buyer will give prompt notice to the Company, and the Company will give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      6.10     Certain Tax Matters.

      (a) The Company shall provide a copy of its federal income Tax Return for its taxable year ended December 31, 2004 prior to filing with the IRS.

      (b) The parties shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereby approve this Agreement as a plan of reorganization.

      (c) From and after the date hereof, none of the parties will knowingly take any action or fail to take any action that would prevent or impede the Merger from being treated as a reorganization within the meaning of Section 368(a) of the Code.

      (d) The covenants set forth in this Section 6.10 shall survive the Closing and shall continue in full force and effect at all times thereafter.

      6.11       Shareholders’ Agreement. The RDP Holders have executed and delivered to the Buyer, concurrently with the execution of this Agreement, the Shareholders’ Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 3.1(a) and (b) of the Shareholders’ Agreement as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Stock, and agrees to notify the transfer agent for any Company Common Stock of such provisions.

      6.12     Agreement with Officers. To induce Buyer to enter into this Agreement, concurrently with the execution of this Agreement, the Company shall have entered into agreements with each of Di Paglia and Kristine M. Fasano, in substantially the same form and on substantially the same terms as Exhibit C attached hereto, which shall provide, for a release of all claims (i) in connection with any rights they may have to any broker’s, finder’s or other fees in connection with the transactions contemplated by this Agreement and (ii) for compensation in connection with the termination of their employment by the Company. To obtain such agreements, the Buyer and the Company agree that the Company shall pay $1,300,000 to Di Paglia and $200,000 to Kristine M. Fasano prior to the Closing.

      6.13     Takeover Laws. If any form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Shareholders’ Agreement, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such law, provision or contract on the transactions contemplated hereby or thereby.

ARTICLE VII

CONDITIONS TO MERGER

      7.1       Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) Shareholder Approval. This Agreement and the Merger shall have been approved by (i) the requisite vote of the shareholders of the Company, in accordance with the IBCA and the Restated Articles of Incorporation and Bylaws of the Company and the rules of any securities exchange or system of automated dissemination of quotations of securities prices on which the Company’s capital stock is listed for trading; and (ii) the First Amended and Restated Articles of Incorporation, as amended, and Bylaws of the Buyer.

      (b) Governmental Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur would cause a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, obtained or occurred.

      (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and the Proxy Statement shall have been cleared by the Commission and neither the Proxy Statement nor the Registration Statement shall be the subject of any stop order or any actual or threatened proceedings seeking a stop order, and no proceedings for that purpose shall have been initiated or, to the Company’s or the Buyer’s Knowledge, threatened by the SEC.

      (d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an “Order”) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (e) NYSE. The shares of the Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

      7.2     Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer:

      (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, for purposes of this Section 7.2(a), the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Company Material Adverse Effect or materiality. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

      (c) Tax Opinion. The Buyer shall have received a written opinion from Shaw Pittman LLP, a limited liability partnership including professional corporations, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of one or more representation letters from the Buyer and the Company. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

      (d) Third Party Consents. The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals or consents of third parties set forth in Section 3.3(b) of the Company Disclosure Schedule, if any (or not described in Section 3.3(b) of the Company Disclosure Schedule but required to be so described) have been obtained.

      (e) Shareholders’ Agreement. The Shareholders’ Agreement shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken.

      (f) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or any of its Subsidiaries or any of the business, prospects, or commercial relationships of the Company or its Subsidiaries having, or that could reasonably be expected to have, a Company Material Adverse Effect.

      (g) Earnings and Profits Letter. The Buyer shall have received a letter from KPMG LLP, the Buyer’s tax advisors, confirming the amount of the Company’s earnings and profits for all taxable years, including the taxable year beginning January 1, 2005, and ending as of the Closing.

      (h) Dividend to Company Shareholders. The Company shall have made a dividend to its shareholders of $20.8 million. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

      (i) Marketable Securities Owned by the Company. The Company shall have sold all of its marketable securities at no less than fair market value and shall have used the proceeds of such sales solely to pay a portion of the $20.8 million in dividends referred to in Section 7.2(h) above. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

      (j) Tenant Estoppel Certificates. The Buyer shall have received from the Company Tenant Estoppel Certificates, substantially in the form attached hereto as Exhibit D, from tenants representing at least 95% of the Company’s annualized rental revenues as of September 30, 2004.

      (k) Escrow Agreement. The Escrow Agent and Di Paglia shall have executed and delivered to Buyer the Escrow Agreement and such agreement shall remain in full force and effect.

      (l) Company Plans. All Company Plans shall have been terminated. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

      (m) Employment Contracts. Any employment contracts with officers of the Company shall have been terminated. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

      (n) Agreement with Officers. The agreements described in Section 6.12 hereof shall have been executed by each of Di Paglia and Kristine M. Fasano, and the Company shall have made all payments to them as required pursuant to Section 6.12.

      (o) Company Employees. The employment of any Persons by the Company or any of its Subsidiaries shall have been terminated.

      (p) Dissenting Shares. The number of Dissenting Shares as to which the Company’s shareholders give timely and proper notice of intention to exercise dissenters’ rights do not exceed 5% percent of the shares of Company Common Stock which are outstanding on the date of this Agreement.

      7.3             Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

      (a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; provided, however, for purposes of this Section 7.3(a), the representations and warranties of the Buyer or Merger Sub shall be construed as if they did not contain any qualification that refers to a Buyer Material Adverse Effect or materiality. The Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Buyer.

      (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement. The Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Buyer.

      (c) Tax Opinion. The Company shall have received a written opinion from Dickinson Mackaman Tyler & Hagen P.C., a professional corporation, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of one or more representation letters from the Company. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

      (d) Houlihan Lokey Howard & Zukin Opinion. Houlihan Lokey Howard & Zukin shall not have withdrawn, modified or revoked its fairness opinion to the Board of the Company.

      (e) Third Party Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals or consents of third parties set forth in Section 4.3(b) of the Buyer Disclosure Schedule, if any (or not described in Section 4.3(b) of the Buyer Disclosure Schedule but required to be so described) have been obtained.

      (f) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Buyer or any of its Subsidiaries or any of the business, prospects, or commercial relationships of the Buyer or its Subsidiaries having, or that could reasonably be expected to have, a Buyer Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the shareholders of the Company:

      (a) by mutual written consent of the Buyer and the Company;

      (b) by either the Buyer or the Company if the Merger shall not have been consummated by July 31, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date);

      (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

      (d) by the Buyer, if at the Company Meeting the majority of the shareholders of the Company (other than the RDP Holders) who vote in person or by proxy at the Company Meeting shall not have voted in favor of the Merger and the Agreement;

      (e) by the Buyer, if the Company or Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) breached its obligation to present and recommend the approval of this Agreement and the Merger to the shareholders of the Company, (iii) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to the Buyer, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iv) failed to mail the Proxy Statement to the shareholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the shareholders of the Company vote in favor of the approval of this Agreement), (v) failed to have issued a press release reaffirming the Board’s recommendation of this Agreement within two business days after receipt of a written request by the Buyer to do so after the commencement of a tender offer or exchange for more than 20% of the outstanding voting securities of the Company (it being understood that the Buyer shall not have a right to terminate this Agreement pursuant to this clause (v) if the Company fails to issue such a press release in response to more than one such request), (vi) entered, or caused the Company or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vii) resolved or announced its intention to do any of the foregoing;

      (f) by the Buyer, if (i) any Person (other than the Buyer or an Affiliate of the Buyer) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of the Company or any Subsidiary or (ii) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with the Buyer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that the Company recommends rejection of such tender or exchange offer;

      (g) by the Buyer, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(h)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(h)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

      (h) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Buyer herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(i)) or (ii) there has been a breach on the part of the Buyer of any of their respective covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(i)), and such breach (if curable) has not been cured within 30 days after notice to the Buyer; or

      (i) by the Buyer, if any of the shareholders of the Company that is a party to the Shareholders’ Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein.

      8.2     Effect of Termination.

      (a) In the event of termination of this Agreement as provided in Section 8.1(a) through (d), this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.3, 6.3 and 8.3 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate in all material respects when made) and the provisions of Sections 5.3 (regarding confidentiality), the penultimate sentence of 6.3 (regarding confidentiality) and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      (b) In the event of termination of this Agreement as provided in Section 8.1(e) through (g) and Section 8.1(i), this Agreement shall immediately become void and the Company shall be liable to the Buyer and the Merger Sub for damages incurred as a result of a breach of this Agreement.

      (c) In the event of termination of this Agreement as provided in Section 8.1(h), this Agreement shall immediately become void and the Buyer and the Merger Sub shall be liable to the Company for damages incurred as a result of a breach of this Agreement.

      8.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4      Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein, provided, however, that, after any such approval, no extension or waiver shall be made which by law requires further approval by such shareholders without such further approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

      9.1      Nonsurvival of Buyer and Merger Sub Representations and Warranties. The respective representations and warranties of the Buyer and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the Buyer or Merger Sub, whether to be performed before or after the consummation of the Merger. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Company, the Buyer nor the Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

      9.2      Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

      (a) if to the Buyer or Merger Sub, to:

Commercial Net Lease Realty, Inc.
450 S. Orange Avenue, Suite 900
Orlando, FL 32801
Attn: Kevin B. Habicht

with a copy to:

Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
Attn: Jeffrey B. Grill, Esq.

Fax: (202) 663-8007

      (b) if to the Company, to:

National Properties Corporation
4500 Merle Hay Road
Des Moines, Iowa 50310
Attn: Raymond Di Paglia
Fax: (515) 278-1168

with a copy to:

Dickinson Mackaman Tyler & Hagen P.C.
1600 Hub Tower
699 Walnut Street
Des Moines, Iowa 50309
Attn: Arthur F. Owens, Esq.
Fax: (515) 246-4550

      (c) if to Di Paglia to:

Raymond Di Paglia
4500 Merle Hay Road
Des Moines, Iowa 50310
Fax: (515) 278-1168

with a copy to:

Dickinson Mackaman Tyler & Hagen P.C.
1600 Hub Tower
699 Walnut Street
Des Moines, Iowa 50309
Attn: Arthur F. Owens, Esq.
Fax: (515) 246-4550

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

      9.3     Entire Agreement. This Agreement (including any Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

      9.4     No Third Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

      9.5      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the parties with respect to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      9.7     Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that each party need not sign the same counterpart.

      9.8      Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

      9.9     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland.

      9.10             Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

      9.11      Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Shareholders’ Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement or the Shareholders’ Agreement and to enforce specifically the terms and provisions hereof.

      9.12     Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court of competent jurisdiction of the State of Maryland in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

      9.13       WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELAT-

ING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      IN WITNESS WHEREOF, the Buyer, Merger Sub, the Company and Di Paglia have caused this Agreement to be signed individually or by their respective officers thereunto duly authorized as of the date first above written.

COMMERCIAL NET LEASE REALTY, INC.

/s/ Craig Macnab

By:	Craig Macnab
Title:	Chief Executive Officer and President

NAPE ACQUISITION, INC.

/s/ Kevin B. Habicht

By:	Kevin B. Habicht
Title:	Executive Vice President, Assistant

Secretary and Treasurer

[Remainder of Page Intentionally Left Blank]

[Additional Signature Page to Follow]

NATIONAL PROPERTIES CORPORATION

/s/ Raymond Di Paglia

By:	Raymond Di Paglia
Title:	President

RAYMOND DI PAGLIA

/s/ Raymond Di Paglia

Appendix B

EXECUTION COPY

SHAREHOLDERS’ AGREEMENT AND IRREVOCABLE PROXY

      THIS SHAREHOLDERS’ AGREEMENT AND IRREVOCABLE PROXY, dated as of January 14, 2005 (this “Agreement”), among COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (“NNN”) and RAYMOND DI PAGLIA, NADINE DI PAGLIA AND THE DI PAGLIA FAMILY TRUST, Shareholders of the Company (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement (as defined below).

      WHEREAS, NNN, National Properties Corporation and Raymond Di Paglia (the “Company”) are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will merge with and into NAPE Acquisition, Inc., a wholly owned direct subsidiary of NNN (the “Merger”);

      WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath such Shareholder’s name (with respect to each Shareholder, such Shareholder’s “Existing Shares” and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Shareholder’s “Shares”) and the record and beneficial owner of options or warrants to purchase the number of shares of Company Common Stock set forth on the signature page hereof beneath such Shareholder’s name;

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, NNN has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

      WHEREAS, among other things, the Shareholders, NNN and the Company desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1.     Voting.

1.1. Agreement to Vote. Each Shareholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the request of NNN, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of Shareholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting.

1.2. Grant of Proxy. Each Shareholder hereby irrevocably appoints and constitutes NNN and each of Craig Macnab, Kevin B. Habicht and Julian E. Whitehurst in their respective capacities as officers of NNN, agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the Shares, to vote the Shares as follows: the agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company Shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of adoption of the Merger Agreement.

1.3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in NNN any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and NNN shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Shareholders’ duties or responsibilities as Shareholders of the Company.

1.4. Receipt of Merger Agreement. Each Shareholder acknowledges receipt of copies of the Merger Agreement and all exhibits and schedules thereto.

1.5. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Shareholder’s obligations pursuant to this Agreement.

      2.               Representations and Warranties of Each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to NNN as follows:

2.1. Authorization; Validity of Agreement; Necessary Action. Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of NNN, constitutes a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms.

2.2. Consents and Approvals; No Violations. Except for filings required under applicable federal and state securities laws and regulations, none of the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) require any filing with, or approval of, any Governmental Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Shareholder is a party or by which it or any of its properties or assets may be bound or (iii) violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets.

2.3. Shares. Such Shareholder’s Existing Shares are, and all of its Shares on the Closing Date shall be, owned beneficially and of record by such Shareholder. As of the date hereof, such Shareholder’s Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Shareholder. All of such Shareholder’s Existing Shares are issued and outstanding, and, except as set forth on the signature pages hereto, such Shareholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock or any other capital stock of the Company. Such Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing

Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Shareholder has good and marketable title to its Existing Shares and at all times during the term hereof and on the Closing Date will have good and marketable title to its Shares, free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Shareholder’s voting rights, charges or other encumbrances of any nature (“Liens”).

2.4. No Finder’s Fees. Except as previously disclosed to NNN in writing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or the Merger based upon arrangements made by or on behalf of such Shareholder.

2.5. No Group. Each Shareholder is acting individually and not as part of a “group” as defined in the Exchange Act.

      3.     Miscellaneous.

3.1. Further Agreements of Shareholders.

(a) Each Shareholder, severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Company Common Stock or any interest in any of the foregoing.

(b) Each Shareholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Shares, and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Shareholder’s Shares, unless such transfer is made in compliance with this Agreement.

(c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Each Shareholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Shares are canceled in the Merger or purchased hereunder.

(d) Each Shareholder shall not, nor shall it authorize or permit any Affiliate, director, officer, employee, or any investment banker, attorney or other advisor, agent or representative of, such Shareholder (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. From and after the date hereof, each Shareholder shall and shall cause its Representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to Acquisition Proposal.

(e) Each Shareholder covenants and agrees with the other Shareholders and for the benefit of the Company (which shall be a third party beneficiary of this Section 3.1(e)) to comply with and perform all its obligations under this Agreement.

3.2. Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the Effective Time. Nothing in this Section 3.2 shall relieve or otherwise limit any party of liability for breach of this Agreement.

3.3. Several Obligations; Capacity.

(a) The representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Shareholders are several and not joint.

(b) The obligations of the Shareholders hereunder are several and not joint and the covenants and agreements of the Shareholders herein are made only in their capacity as Shareholders of the Company and not as directors.

3.4. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

3.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

(a) If to NNN:

Commercial Net Lease Realty, Inc.
450 S. Orange Avenue, Suite 900
Orlando, FL 32801
Attn: Kevin B. Habicht

with a copy to:

Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
Attn: Jeffrey B. Grill, Esq.
Fax: (202) 663-8007

(b) If to any of the Shareholders, to it at the address set forth under its name on the signature pages hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

3.6. Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

3.8. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and the Escrow Agreement constitute the entire agreement and supersedes all prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, among the parties with respect to the subject matter hereof and thereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

3.9. Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided that Buyer may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer without such consent.

3.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

3.11. Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Maryland. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state or federal courts in the State of Maryland in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the state or federal courts of the State of Maryland and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

3.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures Next Page]

      IN WITNESS WHEREOF, NNN and each of the Shareholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

COMMERCIAL NET LEASE REALTY, INC.

By:	/s/ Craig Macnab

Name: Craig Macnab

Title:	Chief Executive Officer and President

[Remainder of page intentionally left blank]

[Additional signature page to follow]

RAYMOND DI PAGLIA

/s/ Raymond Di Paglia

Number of Existing Shares: 131,000

Notices Address:

4500 Merle Hay Road
Des Moines, Iowa 50310
Fax: (515) 278-1168

NADINE DI PAGLIA

/s/ Nadine Di Paglia

Number of Existing Shares: 1,000

Notices Address:

4500 Merle Hay Road
Des Moines, Iowa 50310
Fax: (515) 278-1168

THE DI PAGLIA FAMILY TRUST

/s/ Raymond Di Paglia

By: Raymond Di Paglia, sole trustee

Number of Existing Shares: 85,000

Notices Address:

4500 Merle Hay Road
Des Moines, Iowa 50310
Fax: (515) 278-1168

Appendix C

January 14, 2005

The Board of Directors
National Properties Corporation
4500 Merle Hay Road
Des Moines, IA 50310

Dear Directors:

      We understand that Commercial Net Lease Realty, Inc. (“Commercial”) and National Properties Corporation (the “Company”) intend to enter into an Agreement and Plan of Merger pursuant to which Commercial shall acquire all of the shares of the Company (the “Merger”). Specifically, we understand that in connection with the Merger each share of Company stock will be exchanged for four (4) shares of Commercial’s common stock. In addition, prior to the Merger, the Company plans to distribute approximately $20.8 million to its stockholders (the “Distribution”). The Company plans to secure additional financing to fund the Distribution, which new debt will be assumed by Commercial following the consummation of the Merger. Accordingly, the total consideration to be received by the Company’s public stockholders (the “Public Stockholders”) in connection with the aforementioned Merger and Distribution is approximately $129.00 per share (the “Consideration”), consisting of approximately $50.84 per share in cash resulting from the Distribution and four shares of Commercial common stock.

      The Merger, the Distribution and the associated receipt of Consideration by the Company’s Public Stockholders are referred to collectively herein as the “Transaction.”

      You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address: (i) the Company’s underlying business decision to effect the Transaction, (ii) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, and (iii) whether any security holder should vote in favor of the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports to shareholders and on Form 10-K for the fiscal year ended 2003 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2004, and draft financial statements for the fiscal year ended December 31, 2004, which the Company’s management has identified as being the most current financial statements available;

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2. reviewed copies of the following agreements:

•	draft Agreement and Plan of Merger among Commercial Net Lease Realty, Inc., NAPE Acquisition, Inc., National Properties Corporation and Raymond DiPaglia dated as of December [ ], 2004;

•	summary of each property lease agreement;

3. reviewed the draft registration statement on Form S-4 to be filed by Commercial and the Company’s proxy statement, dated January [ ], 2005;

4. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company’s independent accounting firm and counsel to discuss certain matters;

5. visited certain properties and business offices of the Company;

6. reviewed forecasts and projections prepared by the Company’s management with respect to each of the properties for the years ending December 31, 2005 through the relevant projection period;

7. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

8. reviewed the historical market prices and trading volume for Commercial’s publicly traded securities;

9. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

      We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

      We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Other than as set forth above, we have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

      Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

35928/ 15287#

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Appendix D

Division XIII, Part B of the Iowa Business Corporation Act

Procedure for Exercise of Appraisal Rights

      490.1320 Notice of Appraisal Rights. — 1. If proposed corporate action described in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

      2. In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

      490.1321 Notice of Intent to Demand Payment. — 1. If proposed corporate action requiring appraisal rights under section 490.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b. Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

      2. A shareholder who does not satisfy the requirements of subsection 1 is not entitled to payment under this part.

      490.1322 Appraisal Notice and Form. — 1. If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must deliver a written appraisal notice and form required by subsection 2, paragraph “a”, to all shareholders who satisfied the requirements of section 490.1321. In the case of a merger under section 490.1105, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

      2. The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must do all of the following:

a. Be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.

b. State all of the following:

(1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

(2) A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice and form are sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(3) The corporation’s estimate of the fair value of the shares.

(4) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(5) The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

c. Be accompanied by a copy of this division.

      490.1323 Perfection of Rights — Right to Withdraw. — 1. A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph “a”. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (2). Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

      2. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation’s written consent.

      3. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

      490.1324 Payment. — l. Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

      2. The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

a. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any.

b. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (3).

c. A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation’s obligations under this chapter.

      490.1325 After-acquired Shares. — 1. A corporation may elect to withhold payment required by section 490.1324 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph “a”.

      2. If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

a. Of the information required by section 490.1324, subsection 2, paragraph “a”.

b. Of the corporation’s estimate of fair value pursuant to section 490.1324, subsection 2, paragraph “b”.

c. That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

d. That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

e. That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation’s offer.

      3. Within ten days after receiving the shareholder’s acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph “b”, to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

      4. Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph “b”, to each shareholder described in subsection 2, paragraph “e”.

      490.1326 Procedure if Shareholder Dissatisfied with Payment or Offer. — 1. A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

      2. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation’s payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      NNN’s articles of incorporation obligate NNN to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (the “MGCL”) permits a corporation, subject to certain limitations, to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. NNN’s board of directors may make further provision for indemnification of directors and officers as may be permitted by law.

      The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. NNN’s articles of incorporation contains a provision providing for elimination of the liability of its directors or officers to NNN or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit
Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of January 14, 2005, by and among the Registrant, National Properties Corporation, NAPE Acquisition, Inc. and Raymond Di Paglia (included as Annex A to the proxy statement-prospectus forming a part of this registration statement and filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated January 14, 2005 and incorporated herein by reference).
3.1	First Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
3.2	Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock (9% Series A Non-Voting Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) (filed as Exhibit 3 to the Registrant’s Form 8-A dated November 26, 2001 and filed with the Securities and Exchange Commission on November 27, 2001, and incorporated herein by reference).
3.3	Articles Supplementary Classifying and Designating 10,000 Preferred Shares as the Series B Preferred Stock (filed as Exhibit 3 to the Registrant’s Form 8-A dated August 12, 2003 and filed with the Securities and Exchange Commission on August 13, 2003, and incorporated herein by reference).
3.4	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.5 filed to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference).
4.1	Specimen Certificate of Common Stock, par value $0.01 per share, of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement No. 1-11290 on Form 8-B and incorporated herein by reference).

Exhibit
Number	Exhibit

4.2	Form of Indenture dated March 25, 1998, by and among Registrant and First Union National Bank, Trustee, relating to $100,000,000 of 7.125% Notes due 2008 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 20, 1998, and incorporated herein by reference).
4.3	Form of Supplemental Indenture No. 1 dated as of March 25, 1998, by and among Registrant and First Union National Bank, Trustee, relating to $100,000,000 of 7.125% Notes due 2008 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated March 20, 1998, and incorporated herein by reference).
4.4	Form of 7.125% Note due 2008 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated March 20, 1998, and incorporated herein by reference).
4.5	Form of Supplemental Indenture No. 3 dated as of September 20, 2000, by and among Registrant and First Union National Bank, Trustee, relating to $20,000,000 of 8.5% Notes due 2010 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated September 20, 2000, and incorporated herein by reference).
4.6	Form of 8.5% Notes due 2010 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated September 20, 2000, and incorporated herein by reference).
4.7	Form of Supplemental Indenture No. 4 dated as of May 30, 2002, by and among Registrant and Wachovia Bank, National Association, Trustee, relating to $50,000,000 of 7.75% Notes due 2012 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 4, 2002, and incorporated herein by reference).
4.8	Form of 7.75% Notes due 2012 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated June 4, 2002, and incorporated herein by reference).
4.9	Form of Supplemental Indenture No. 5 dated as of June 18, 2004, by and among Registrant and Wachovia Bank, National Association, Trustee, relating to $150,000,000 of 6.25% Notes due 2014 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 15, 2004, and incorporated herein by reference).
4.10	Form of 6.25% Notes due 2014 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 15, 2004, and incorporated herein by reference).
4.11	Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock (the Series A Preferred Stock) (filed as Exhibit 3 to the Registrant’s Form 8-A dated November 26, 2001 and filed with the Securities and Exchange Commission on November 27, 2001, and incorporated herein by reference).
4.12	Specimen Stock Certificate relating to the Series A Preferred Stock (filed as Exhibit 4 to the Registrant’s Form 8-A dated November 26, 2001 and filed with the Securities and Exchange Commission on November 27, 2001, and incorporated herein by reference).
4.13	Articles Supplementary Classifying and Designating 10,000 Preferred Shares as the Series B Preferred Stock (filed as Exhibit 3 to the Registrant’s Form 8-A dated August 12, 2003 and filed with the Securities and Exchange Commission on August 13, 2003, and incorporated herein by reference).
4.14	Specimen Stock Certificate relating to the Series B Preferred Stock (filed as Exhibit 4 to the Registrant’s Form 8-A dated August 12, 2003 and filed with the Securities and Exchange Commission on August 13, 2003, and incorporated herein by reference).
5.1	Opinion of Shaw Pittman LLP regarding the legality of the securities.**
8.1	Opinion of Dickinson Mackaman Tyler & Hagen P.C. regarding the qualification of the merger as a reorganization for federal income tax purposes.**
8.2	Opinion of Shaw Pittman LLP regarding the qualification of the merger as a reorganization for federal income tax purposes.**
8.3	Opinion of Shaw Pittman LLP regarding the qualification of the Registrant as a REIT for federal income tax purposes.**

Exhibit
Number	Exhibit

9.1	Shareholders’ Voting Agreement and Irrevocable Proxy, dated as of January 14, 2005, by and among the Registrant, Raymond Di Paglia, Nadine Di Paglia and The Di Paglia Family Trust (included as Annex B to the proxy statement-prospectus forming a part of this registration statement and filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated January 14, 2005 and incorporated herein by reference).
23.1	Consent of Northup, Haines, Kaduce, Schmid, Macklin, P.C.*
23.2	Consent of KPMG LLP.*
23.3	Consent of Dickinson Mackaman Tyler & Hagen P.C. (for Exhibit 8.1) (included in Exhibit 8.1).
23.4	Consent of Shaw Pittman LLP (for Exhibits 5.1, 8.2 and 8.3) (included in Exhibits 5.1, 8.2 and 8.3).
24.1	Power of Attorney**
99.1	Consent of Houlihan Lokey Howard & Zukin.**
99.2	Form of Proxy of National Properties Corporation.**

*	Included with this filing.

**	Previously filed.

(b)	Financial Statement Schedules

      All financial statement schedules of each of NNN and NAPE that are required to be included herein are included in the Annual Report on Form 10-K of each such entity for the fiscal year ended December 31, 2003, each of which is incorporated herein by reference.

(c)	Reports, Opinions and Appraisals

      The opinion of Houlihan Lokey Howard & Zukin is attached to this proxy statement-prospectus as Appendix C.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus: (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 6th day of April, 2005.

COMMERCIAL NET LEASE REALTY, INC.

By:	/s/ CRAIG MACNAB

Craig Macnab
Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 6, 2005.

Signature		Title	Date

* James M. Seneff, Jr.		Chairman of the Board	April 6, 2005

/s/ CRAIG MACNAB Craig Macnab		Chief Executive Officer and President (Principal Executive Officer) and Director	April 6, 2005

/s/ KEVIN B. HABICHT Kevin B. Habicht		Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (Principal Financial Officer) and Director	April 6, 2005

* Robert A. Bourne		Vice Chairman of the Board	April 6, 2005

* Clifford R. Hinkle		Director	April 6, 2005

* Richard B. Jennings		Director	April 6, 2005

* Ted B. Lanier		Director	April 6, 2005

* Robert C. Legler		Director	April 6, 2005

* Robert Martinez		Director	April 6, 2005

*By:	/s/ KEVIN B. HABICHT Kevin B. Habicht Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of January 14, 2005, by and among the Registrant, National Properties Corporation, NAPE Acquisition, Inc. and Raymond Di Paglia (included as Annex A to the proxy statement-prospectus forming a part of this registration statement and filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated January 14, 2005 and incorporated herein by reference).
3.1	First Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
3.2	Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock (9% Series A Non-Voting Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) (filed as Exhibit 3 to the Registrant’s Form 8-A dated November 26, 2001 and filed with the Securities and Exchange Commission on November 27, 2001, and incorporated herein by reference).
3.3	Articles Supplementary Classifying and Designating 10,000 Preferred Shares as the Series B Preferred Stock (filed as Exhibit 3 to the Registrant’s Form 8-A dated August 12, 2003 and filed with the Securities and Exchange Commission on August 13, 2003, and incorporated herein by reference).
3.4	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.5 filed to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference).
4.1	Specimen Certificate of Common Stock, par value $0.01 per share, of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement No. 1-11290 on Form 8-B and incorporated herein by reference).
4.2	Form of Indenture dated March 25, 1998, by and among Registrant and First Union National Bank, Trustee, relating to $100,000,000 of 7.125% Notes due 2008 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 20, 1998, and incorporated herein by reference).
4.3	Form of Supplemental Indenture No. 1 dated as of March 25, 1998, by and among Registrant and First Union National Bank, Trustee, relating to $100,000,000 of 7.125% Notes due 2008 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated March 20, 1998, and incorporated herein by reference).
4.4	Form of 7.125% Note due 2008 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated March 20, 1998, and incorporated herein by reference).
4.5	Form of Supplemental Indenture No. 3 dated as of September 20, 2000, by and among Registrant and First Union National Bank, Trustee, relating to $20,000,000 of 8.5% Notes due 2010 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated September 20, 2000, and incorporated herein by reference).
4.6	Form of 8.5% Notes due 2010 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated September 20, 2000, and incorporated herein by reference).
4.7	Form of Supplemental Indenture No. 4 dated as of May 30, 2002, by and among Registrant and Wachovia Bank, National Association, Trustee, relating to $50,000,000 of 7.75% Notes due 2012 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 4, 2002, and incorporated herein by reference).
4.8	Form of 7.75% Notes due 2012 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated June 4, 2002, and incorporated herein by reference).
4.9	Form of Supplemental Indenture No. 5 dated as of June 18, 2004, by and among Registrant and Wachovia Bank, National Association, Trustee, relating to $150,000,000 of 6.25% Notes due 2014 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 15, 2004, and incorporated herein by reference).
4.10	Form of 6.25% Notes due 2014 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 15, 2004, and incorporated herein by reference).

Exhibit
Number	Exhibit

4.11	Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock (the Series A Preferred Stock) (filed as Exhibit 3 to the Registrant’s Form 8-A dated November 26, 2001 and filed with the Securities and Exchange Commission on November 27, 2001, and incorporated herein by reference).
4.12	Specimen Stock Certificate relating to the Series A Preferred Stock (filed as Exhibit 4 to the Registrant’s Form 8-A dated November 26, 2001 and filed with the Securities and Exchange Commission on November 27, 2001, and incorporated herein by reference).
4.13	Articles Supplementary Classifying and Designating 10,000 Preferred Shares as the Series B Preferred Stock (filed as Exhibit 3 to the Registrant’s Form 8-A dated August 12, 2003 and filed with the Securities and Exchange Commission on August 13, 2003, and incorporated herein by reference).
4.14	Specimen Stock Certificate relating to the Series B Preferred Stock (filed as Exhibit 4 to the Registrant’s Form 8-A dated August 12, 2003 and filed with the Securities and Exchange Commission on August 13, 2003, and incorporated herein by reference).
5.1	Opinion of Shaw Pittman LLP regarding the legality of the securities.**
8.1	Opinion of Dickinson Mackaman Tyler & Hagen P.C. regarding the qualification of the merger as a reorganization for federal income tax purposes.**
8.2	Opinion of Shaw Pittman LLP regarding the qualification of the merger as a reorganization for federal income tax purposes.**
8.3	Opinion of Shaw Pittman LLP regarding the qualification of the Registrant as a REIT for federal income tax purposes.**
9.1	Shareholders’ Voting Agreement and Irrevocable Proxy, dated as of January 14, 2005, by and among the Registrant, Raymond Di Paglia, Nadine Di Paglia and The Di Paglia Family Trust (included as Annex B to the proxy statement-prospectus forming a part of this registration statement and filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated January 14, 2005 and incorporated herein by reference).
23.1	Consent of Northup, Haines, Kaduce, Schmid, Macklin, P.C.*
23.2	Consent of KPMG LLP.*
23.3	Consent of Dickinson Mackaman Tyler & Hagen P.C. (for Exhibit 8.1) (included in Exhibit 8.1).
23.4	Consent of Shaw Pittman LLP (for Exhibits 5.1, 8.2 and 8.3) (included in Exhibits 5.1, 8.2 and 8.3).
24.1	Power of Attorney.**
99.1	Consent of Houlihan Lokey Howard & Zukin.**
99.2	Form of Proxy of National Properties Corporation.**

*	Included with this filing.

**	Previously filed.